As filed with the Securities and Exchange Commission on December 15, 1997
                           Registration No. 333-1304

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       WEST COAST REALTY INVESTORS, INC.
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENTS)

                   5933 West Century Boulevard - Ninth Floor
                        Los Angeles,  California  90045

                             Philip N. Gainsborough
                   5933 West Century Boulevard - Ninth Floor
                        Los Angeles,  California  90045
                   (NAME AND ADDRESS OF AGRENT FOR SERVICES)

                                   Copies to:
                            PETER R. PANCIONE, ESQ.
                           Gipson Hoffman & Pancione
                      1901 Avenue of the Stars, Suite 1100
                        Los Angeles,  California  90067

                       WEST COAST REALTY INVESTORS, INC.

                  Cross Reference Sheet Pursuant to Item 1(a)
                 (By reference to Regulation S-K Item 501 (b))


     Item Number and Caption              Location in Prospectus

1.    Forepart of Registration            Cover Page
      Statement and Outside
      Front Cover Page of
      Prospectus


2.    Inside Front and Outside            Cover Page; Back Cover
      Back Cover Pages of
      Prospectus

3.    Summary Information, Risk           Prospectus Summary;
      Factors and Ratio of                The Company; Risk Factors
      Earnings to Fixed Charges

4.    Determination of Offering Price     Plan of Distribution

5.    Dilution                            Not Applicable

6.    Selling Security Holders            Management's Discussion
                                          of Financial Condition

7.    Plan of Distribution                Cover Page; Description
                                          of Common Stock; Plan of
                                          Distribution

8.    Use of Proceeds                     Compensation of Advisor
                                          and Affiliates; Estimated
                                          Use of Proceeds; Investment
                                          Objectives and Policies

9.    Selected Financial Data             Selected Financial Data

10.   Management's Discussion and         Management's Discussion and
      Analysis of Financial               Analysis of Financial
      Condition and Results of            Condition and Results of
      Operations                          Operations

11.   General Information as              Cover Page; The Company;
      to Registrant                       Management; Summary of
                                          Organization Documents

12.   Policy with Respect                 Investment Objectives and
      to Certain Activities               Policies; Summary of
                                          Organization Documents;
                                          Description of Common Stock

13.  Investment Policies                  Investment Objectives and
     of Registrant                        Policies; Summary of
                                          Organization Documents

14.  Description of Real Estate           Real Property Investments

15.  Operating Data                       Selected Financial Data

16.  Tax Treatment of Registrant          Prospectus Summary;
     and its Security Holders             Tax Consequences

17.  Market Price of                      Not Applicable
     and Dividends on the
     Registrant's Common
     Equity and Related
     Stockholder Matters

18.  Description of Registrant's          Cover Page; Description
     Securities                           of Common Stock

19.  Legal Proceedings                    Not Applicable

20.  Security Ownership of                Description of Common Stock
     Certain Beneficial Owners

21.  Directors and Executive              Management
     Officers

22.  Executive Compensation               Compensation of Advisor and
                                          Affiliates; Management

23.  Certain Relationships and            Compensation of Advisor
     Related Transactions                 and Affiliates;
                                          Conflicts of Interest;
                                          Management

24.  Selection, Management and            Investment Objectives and
     Custody of Registrant's              and Policies; Conflicts
     Investments                          of Interest; Management
                                          Services Provided
                                          by the Advisor; Summary of
                                          Organization Documents

25.  Policies with Respect to             Conflicts of Interest;
     Certain Transactions                 Investment Objectives and
                                          Policies; Summary of
                                          Organization Documents

26.  Limitations of Liability             Risk Factors; Summary of
                                          Organization Documents

27.  Financial Statements                 Financial Statements
     and Information

28.  Interests of Named Experts           Legal Matters; Experts

29.  Disclosure of Commission             Summary of Organization
     Position on Indemnification          Documents
     for Securities Act Liabilities

                                    PART II
                          INFORMATION NOT REQUIRED IN PROSPECTUS
Item 30.    Other Expenses of Issuance and Distribution.
The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission
Registration Fee....................................$   5,517
NASD Filing Fee.......................................  2,100
Accounting Fees and Expenses.........................  95,000
Blue Sky Fees and Expenses...........................  35,000
Legal Fees and Expenses...............................100,000
Investor/Dealer Printed Materials.................... 100,000
Prospectus Printing...................................100,000
Mailgrams, Western Union,
   Postage and Miscellaneous.......................... 62,383

      Total .....................................  ..$500,000

Item 31.     Sales to Special Parties.

      Not Applicable.

Item 32.     Recent Sales of Unregistered Securities.

      On October 30, 1989, 1,000 shares of Registrant's Common Stock were sold for cash (without commissions) to Registrant's Advisor, West Coast Realty Advisors, Inc., pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 33.     Indemnification of Directors and Officers.

      The Registrant has the power to indemnify its directors, officers, employees, and certain other persons against liability for certain acts pursuant to Section 145 of the Delaware Corporations Code. Indemnification of the directors, officers, employees and agents is provided for in the Certificate of Incorporation and the Bylaws of the Registrant and is incorporated herein by reference to Exhibits 3.1, 3.1.1, 3.2, 3.2.1 and
3.2.2 filed herewith.

Item 34.     Treatment of Proceeds from Stock Being Returned.

      Not applicable.

Item 35.     Financial Statements and Exhibits.

      (a)   Financial Statements:

Supplement No. 7 to prospectus dated May 1, 1997.

This supplement ("Supplement") to the Prospectus ("Prospectus") updates the Prospectus of West Coast Realty Investors, Inc. (the "Company") dated May 1, 1997. This Supplement is part of and must accompany the Prospectus. The date of this supplement is December 15, 1997.

This Supplement amends and supersedes the corresponding sections of the Prospectus, and Supplements 1, 2, 3, 4, 5 and 6 to such prospectus; however, subject to the qualification above, the Prospectus continues to control the terms of the offering, and all provisions thereof not supplemented or amended hereby remain pertinent to the offering and are incorporated herein by reference. Accordingly, current subscribers and prospective investors should read both the Prospectus and this Supplement No. 7 very carefully. All capitalized items used in this Supplement have the same meaning ascribed to them in the Prospectus unless otherwise indicated herein.

 The following supplements the Cover Page and pages 1, 4, 8 ("Prior Experience in Raising Funds"), and 68 ("Plan of Distribution") of the Prospectus

As of December 15, 1997, the Company has sold 698,688 Shares ($6,972,874) in this offering.

 The following supplement page 21 of the Prospectus ("Use of Initial Capital").

The Company intends to use the net proceeds of this offering, which will be not less than a minimum $6,136,000 as of December 15, 1997, and a maximum $13,300,000 for the purchase of Properties, for the payment of Acquisition Fees, and for the establishment of appropriate reserves. See "Estimated Use of Proceeds."

  The following supplements page 23("Dividends") and page 45 ("Liquidity and Capital Resources") of the Prospectus.

The Company waived a portion of its Advisory Fees from January 1, 1997 to September 30, 1997. The amount waived was $88,742. The effect of this was to increase Dividends approximately $.03 per Share for the nine months ended September 30, 1997.

 The following supplements the "Dividends" portion of INVESTMENT OBJECTIVES AND POLICIES section of the Prospectus, beginning on page 23, and continuing to page 24.

Dividends totaling $325,906  were paid on April 15, 1997, for shareholders of
record on January 1, February 1, and March 1, 1997.   Dividends totaling
$362,441 were paid on July 15, 1997 for shareholders of record on April 1, May 1, and June 1, 1997. Dividends totaling $383,474 were paid on October 15, 1997 for shareholders of record on July 1, August 1, and September 1, 1997.

Approximately 37% of these dividends constituted a return of capital. The dividend payments are summarized below:

Record            Date              Per            Outstanding        Total
Date              Paid             Share             Shares          Divdend
------        --------           -------         -------------    ----------
01/01/97          4/15/97     $0.0666           1,550,607           $ 103,270
02/01/97          4/15/97      0.0666           1,671,442             111,318
03/01/97          4/15/97      0.0666           1,671,442             111,318
04/01/97          7/15/97      0.0666           1,810,916             120,607
05/01/97          7/15/97      0.0666           1,815,579             120,917
06/01/97          7/15/97      0.0666           1,815,579             120,917
07/01/97         10/15/97      0.0666           1,815,579             120,917
08/01/97         10/15/97      0.0666           1,974,144             131,478
09/01/97         10/15/97      0.0666           1,968,144             131,078

The following supplements or amends the "REAL PROPERTY INVESTMENTS " Section of the Prospectus, beginning on page 29.

OPTO-22 Property

The existing lease on the OPTO-22 building expired on April 30, 1997. OPTO-22, the tenant, and Claremont School, the sub-tenant, both vacated the premises on September 10, 1997. West Coast Realty Investors, Inc. has settled with OPTO-22 for the amounts owed by OPTO-22 to West Coast Realty Investors, Inc. for rent and for deferred maintenance. OPTO-22 has paid the amounts owed to West Coast Realty Investors, Inc. in accordance with the terms and conditions of a Settlement Agreement dated October 31, 1997 and the parties have released one another from any further claims as provided in said agreement.


The following supplements or amends the "REAL PROPERTY INVESTMENTS " Section of the Prospectus, beginning on page 31.

North Palm Street Property

On October 31, 1997, the Company ("Seller") sold the North Palm Street Property to a unrelated buyer. The sale was unsolicited and was partially contingent on the Seller utilizing the Internal Revenue Service Code Section S1031 to facilitate a tax free exchange. The total sales price was $2,515,860 in cash. The Seller must pay off the existing lender of the first deed of trust which as of October 31, 1997 totaled $971,305. Additionally, the Buyer has agreed to contribute an additional $15,000 to prepay the mortgage loan.

The following supplements or amends the "REAL PROPERTY INVESTMENTS " Section of the Prospectus, beginning on page 40.

Tycom Property

The Company negotiated the refinancing of an existing short term promissory note on the Tycom Property loan which was scheduled to mature on February 1, 1998. The terms of the new first deed of trust loan are as follows:

Lender:   Union Bank of California, N.A.
Loan Amount:   $2,312,500
Interest Rate: Variable Rate - margin is 1.9% over the 3 month LIBOR with right to convert after the first year. The conversion margin would be 1.9% over selected Treasury Rate for the selected loan term.
Loan Term:     Ten year term
Amortization:  Twenty-five years
Monthly Debt Service:  $17,469
Other:    Recourse is only to West Coast Realty Investors, Inc.;  The Company must maintain a minimum net worth of $5,000,000; loan fees and a majority of the administrative expenses are being paid by the former owner from whom the Company purchased the property.

Roseville Property

          On November 26, 1997, the Company acquired the investment described below (the "Roseville Property" or the "Property"). The funds to acquire the Roseville resulted from the Section S1031 tax free exchange of the Brea property (as described above), plus additional proceeds resulting from the sale of the Company's Shares in the current offering. No debt financing was used in connection with the Roseville acquisition.

     Description. The Property is located at the corner of Stanford Ranch Road and Fairway Drive in Roseville, California. Roseville is a city of 59,700 residents (1997 Sacramento Area Council of Governments estimate) located in the Sacramento region of Northern California.

     The property is located on a lot size of .87 acres (approximately 37,900 square feet). This site is part of a larger shopping center which includes well-known retailers such as Costco, Toys 'R Us, Shell Gasoline, Ross Dress For Less, and McDonald's Restaurants. The total lot size is approximately 8.66 acres (378,000 square feet). There are 61 parking spaces assigned to this site, with the property also enjoying the use of hundreds of other parking spaces located within the larger shopping center. The building size totals 5,133 square feet.

     The sole tenant of the Property is Applebee's Restaurant. Applebee's is a well-known, national franchise of sit-down casual restaurants. This particular Applebee's is being developed by, and acquired from, Christian Knox (an individual and unrelated third party), and the restaurant franchise will be owned and operated by him in a sale-leaseback arrangement. Mr. Knox has seven Applebees and nine Burger King franchises, as evidence of his experience in this industry.

     The lease on the property commenced upon the concurrent issuance of the Certificate of Occupancy in September 1997. The lease is a 20 year triple net lease, including provisions for collection of common area charges that will be assessed by the shopping center owner. Lease payments are initially $14,333.33 per month ($172,000 per year) with rental increases scheduled every five years at the rate of 12 /%. The lease payments to the Company, on a calendar year basis are noted below:

          1997                                  $  14,333
          1998-2001                               172,000
          2002                                    179,167
          2003-2006                               193,500
          2007                                    201,563
          2008-2011                               217,688
          2012                                    226,758
          2013-2016                               244,898
          2017 (through September 1)              163,266

     Mr. Knox has personally guaranteed the lease and has provided documentation demonstrating a personal net worth in excess of $10 million.

     Property Operations. The Roseville Property is managed by West Coast Realty Management, Inc. ("WCRM"), an affiliate of the Company. WCRM charges the Company 3% of the gross rents collected as a management fee for managing the Property, as allowed by the Property Management Agreement. Although the tenant is obligated to pay property taxes, property tax in the first full year of operations is estimated to be $20,000 (approximately 1% of the sales price).

     Terms of Purchase. Total consideration paid by the Company for the Roseville property is $2,067,000. This cost includes the $1,950,000 sales price payable to the Seller/Operator, $12,500 in legal, appraisal, and closing costs, and a $110,000 Acquisition Fee paid to the Advisor. In addition, $14,333 was received from the Seller/Operator as a security deposit. The sale was paid for from approximately $1,500,000 received from the disposition of the Brea property (as described above), with the balance (approximately $567,000) from the proceeds resulting from the sale of the Company's shares in the current offering.

     The purchase price was arrived at through arms-length negotiations with the Seller/Operator.

     General.   The computation of depreciation for the Roseville Property is based on the cost of the property, including Acquisition Fees and Expenses. The allocation of the cost of the Property to various asset categories is estimated, based on allocations in the appraisal report. Depreciation will be computed on a straight-line basis over the component useful life of the assets.

 The following supplements or amends the "MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" Section of the Prospectus, beginning on page 41.

As of December 15, 1997, the Company has raised $14,462,708 in capital from prior offerings and $6,972,874 from the current offering. An additional $1,809,286 has been raised in the current offering for sales between September 24, 1997 and December 15, 1997; these funds are expected to be released from escrow in January, 1998.

Results of Operations - Nine Months Ended September 30, 1997 compared to Nine Months Ended September 30, 1996

Operations for the nine months ended September 30, 1997 represented a full nine months of rental operations for all properties except Tycom which was owned for eight and one-half months.

The net income for the nine months ended September 30, 1997 continued to be significantly larger than the prior nine months amount due to the raising of additional funds and investment of such funds in additional income producing properties. The Company did not have any adverse events that significantly impacted net income during the nine months ended September 30, 1997, and all properties that have been purchased by the Company have operated at levels equal to current expectations.

Rental revenue increased $410,407 (23.2%) due to a full nine months ownership of the Java City property and eight and one-half months of the Tycom property (as compared to no ownership of these properties during the nine months ended September 30, 1996).

Operating expenses increased $27,711 (33%) primarily due to a increase in property liability insurance, utilities and common area maintenance during the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. Interest expense increased $163,220 (25.5%) as a reflection of the additional debt taken on in connection with additional property acquisition and refinancing activities. Despite the large debt amounts, the
Company is still below the maximum 50% debt maximum that is allowed by the Company's by-laws (debt was 46% of property cost (as defined in the by-laws) at September 30, 1997). General and administrative costs increased $106,202 (75%), much of this increase is due to $133,742 that the Advisor was paid during the nine months ended September 30, 1997 due to the revised provisions of the Advisor agreement. In contrast, the Advisor was paid $35,912 during the nine months ended September 30, 1996 for Advisory fees in accordance to the revised Advisor Agreement. Depreciation and amortization expense increased $163,219 (26%) as the result of the ownership of additional properties during 1997 as compared to 1996. Net income of $567,017 for the nine months ended September 30, 1997 was $10,210 (2%) higher than the nine months ended September 30, 1996.

The average number of shares outstanding during 1997 was 1,764,404 vs. 1,430,333 in 1996. Partly because of the greater number of shares outstanding, the net income per share decreased from $.39 in 1996 to $.32 in 1997. If this figure is analyzed using flow of funds - that is net income plus depreciation expense, plus adding advisory fee expense with was incurred in 1997 and not 1996 - then the amount in 1997 was $.60 per share vs. $.62 per share in 1996.

During the nine months ended September 30, 1997, the Company declared dividends totaling $1,071,820, compared to dividends of $825,059 declared for the nine months ended September 30, 1996. Cash basis income for the nine months ended September 30, 1997 was $925,901. This was derived by adding depreciation and amortization expense to net income. Thus, cash distributions during the nine months ended September 30, 1997 were $145,919 greater than cash basis net income. In comparison, distributions in the first nine months of 1996 were $19,985 less than cash basis income of $845,044. In either event, the Company is expected to qualify as a REIT in 1997, and liquidity of the Company continues to be strong.

In summary then, the operating performance of the Company continued to improve as additional funds were raised, additional property was acquired, and all properties were operated profitably

The following supplements the "Liquidity and Capital Resources" section on Page 45.

Fees paid to the Advisor and the Property Manager for the nine months ended September 30, 1997 are as follows:

Advisor--$770,691
Property Manager --$83,384

The following supplements or amends the "ERISA CONSIDERATIONS" and "DESCRIPTION OF COMMON STOCK" sections on pages 62 and 63 of the Prospectus.

As of December 15, 1997, there are 2,147,524 Shares of the Company outstanding, held by approximately 1,000 Shareholders. In addition, $1,809,286 in gross proceeds has been raised from the sale of 181,509 shares in the current offering to seventy investors between September 24 and December 15, 1997; these funds have been deposited into an escrow account, and shares are expected to be issued in January 1998.

The following amends the Index to Financial Statements on p. 78.

West Coast Realty Investors
   Unaudited Financial Statements
      Balance Sheet as of December 31, 1996 and September 30, 1997 .......F-33
      Statements of Income for the three and nine months ended September 30,
               1997 and 1996 .............................................F-34
  Statements of Stockholders' Equity for the nine months ended September 30,
               1997 and 1996 .............................................F-35
  Statement of Cash Flows for the nine months ended September 30, 1997 and
               1996 ......................................................F-36
      Summary of Accounting Policies......................................F-37
      Notes to Financial Statements.......................................F-39

West Coast Realty Investors, Inc.
      Pro Forma Statement of Income for the nine months ended September 30,
               1997.......................................................F-48
      Notes to Pro Forma Financial Statement for the nine months ended
               September 30, 1997 ........................................F-49
      Pro Forma Statement of Income for the nine months ended September 30,
               1997.......................................................F-50
      Notes to Pro Forma Financial Statement for the nine months ended
               September 30, 1997 ........................................F-51
      Pro Forma Statement of Income for the year ended December 31,
               1996 ......................................................F-52
      Notes to Pro Forma Financial Statement for the year ended
               December 31, 1996..........................................F-53
      Pro Forma Balance Sheet for the nine months ended September 30, 1997.F-54 Notes to Pro Forma Financial Statement for the nine months ended
               September 30, 1997 ........................................F-55

                       WEST COAST REALTY INVESTORS, INC.

                                 BALANCE SHEETS
              September 30, 1997 (Unaudited) and December 31, 1996

                                                September     December
                                                 30, 1997     31, 1996
Assets
Rental real estate, less accumulated
   depreciation (Note 2)                      $25,676,713  $21,118,203
Cash and cash equivalents                       2,882,215    2,017,194
Accounts receivable                               404,203      247,948
Loan origination fees, net of accumulated
amortization of $49,872 and $40,248               122,335      102,622
Other assets                                       44,869       85,871

Total assets                                  $29,130,335  $23,571,838

Liabilities and Stockholders' Equity
Liabilities
   Accounts payable                               $11,322      $13,922
   Due to related party (Note 5(e))                80,557       46,285
   Dividends payable (Note 8)                     383,236      302,760
   Security deposits and prepaid rent             137,392      124,734
   Other liabilities                              137,484      100,453
   Notes payable (Note 6)                      12,228,139   10,078,793

Total liabilities                              12,978,130   10,666,947
Commitments
Stockholders' equity
Common stock, $.01 par-shares authorized,
5,000,000 shares issued, 1,968,144 and
1,550,607 outstanding in 1997 and 1996             19,681       15,506
Additional paid-in capital                     17,609,705   13,861,763
Retained earnings                             (1,477,181)    (972,378)

Total stockholders' equity                     16,152,205   12,904,891

Total liabilities and stockholders' equity    $29,130,335  $23,571,838

[FN]
                See accompanying notes to financial statements.

                       WEST COAST REALTY INVESTORS, INC.

                              STATEMENTS OF INCOME
            Three and Nine Months Ended September 30, 1997 and 1996
                                  (Unaudited)
                                Three     Three      Nine        Nine
                               Months    Months     Months      Months
                                Ended     Ended     Ended       Ended
                             September  September  September   September
                                 30,       30,    30, 1997    30, 1996
                                 1997     1996
Revenues:
  Rental                       $735,057 $618,081  $2,182,869  $1,772,462
  Interest                       37,605   19,974      70,558      70,564

                                772,662  638,055   2,253,427   1,843,026

Costs and Expenses:
  Operating                      43,076   40,405     110,772      83,061
  Property taxes                 27,722   18,528      83,167      55,927
  Property management fees
    -related party (Note 5 (d))  27,581   27,015      83,384      78,213
  Interest                      282,835  220,188     802,547     639,327
  General and administrative     86,767   61,476     247,656     141,454
 Depreciation and amortization  119,954   98,764     358,884     288,237

                                587,935  466,376   1,686,410   1,286,219

Net Income                     $184,727 $171,679    $567,017    $556,807

Net Income Per Share (Note 8)      $.10     $.12        $.32        $.39

[FN]
                See accompanying notes to financial statements.

                       WEST COAST REALTY INVESTORS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      Nine Months Ended September 30, 1997
                                  (Unaudited)
                              Common    Stock   Additional Paid-in
                              Shares    Amount        Capital      Deficit
Balance at December 31,      1,550,607 $15,506  $13,861,763    $(972,378)
1996

Issuance of stock, net         417,537   4,175    3,659,200           ---

Equity contribution by
Affiliates through expense         ---     ---       88,742           ---
reimbursements

Net income                         ---     ---          ---       567,017

Dividends declared (Note8)         ---     ---          ---   (1,071,820)


Balance at September 30,     1,968,144 $19,681  $17,609,705  $(1,477,181)
1997

                      Nine Months Ended September 30, 1996
                                  (Unaudited)
                                  Common    Stock   Additional Paid-in
                                  Shares   Amount         Capital      Deficit
Balance at December 31, 1995    1,322,404  $13,224  $11,771,030 $(549,417)

Issuance of stock, net            178,342    1,783    1,584,406        ---

Equity contribution by
Affiliates through expense            ---      ---       20,912        ---
reimbursements

Net income                            ---      ---          ---    556,807

Dividends declared (Note 8)           ---      ---          ---  (825,059)

Balance at September 30, 1996   1,500,746  $15,007  $13,376,348 $(817,669)

[FN]
                See accompanying notes to financial statements.
                                      F-35

                       WEST COAST REALTY INVESTORS, INC.

                            STATEMENTS OF CASH FLOWS
           Nine Months Ended September 30, 1997 and 1996 (Unaudited)
                                       Nine Months  Nine Months
                                          Ended        Ended
Increase (Decrease) in Cash and Cash    September    September
Equivalents                              30, 1997    30, 1996
Cash flows from operating activities
Net income                                $567,017     $556,807
Adjustments to reconcile net income to
net cash provided by operating activities:
    Depreciation and amortization          349,260      288,237
    Interest expense on amortization
          of loan origination fees           9,624          ---
Increase (decrease) from changes in:
     Accounts receivable                 (156,255)    (109,016)
     Other assets                           41,002          119
     Accounts payable                      (2,600)     (78,462)
     Due to related party                   34,272          ---
     Security deposits and prepaid rent     12,658     (16,443)
     Other liabilities                      37,031          ---

Net cash provided by operating             892,009      641,242
activities

Cash flows from investing activities
  Additions to rental real estate      (4,907,441)  (1,828,500)
Net cash (used in) investing           (4,907,441)  (1,828,500)
activities

Cash flows from financing activities
Proceeds from issuance of common         3,544,372    1,579,005
stock, net

Equity contribution by Affiliates
through expense reimbursements              88,742       20,912
Dividends declared and paid              (931,344)    (773,302)
Proceeds from notes payable              2,312,500      724,465
Payments on notes payable                (163,154)    (133,910)
Increase in loan origination fees           29,337         ---

Net cash provided by financing           4,880,453    1,417,170
activities

Net increase in cash and cash              865,021      229,912
equivalents

Cash and cash equivalents, beginning     2,017,194    1,450,022
of period

Cash and cash equivalents,  end of      $2,882,215   $1,679,934
period

[FN]

                    See accompanying notes to financial statements.
                                      F-36

                       WEST COAST REALTY INVESTORS, INC.

                         SUMMARY OF ACCOUNTING POLICIES
      Three and Nine Months Ended September 30, 1997 and 1996 (unaudited)
                              and December 31, 1996

BASIS OF PRESENTATION
The accompanying balance sheet as of September 30, 1997, the income statements and statements of cash flow for the nine months periods ended September 30, 1997, and 1996 are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of operations for the nine month period ended September 30, 1997, are not necessarily indicative of results to be expected for the year ended December 31, 1997.


BUSINESS
West Coast Realty Investors, Inc. (the "Company"), is a corporation formed on October 26, 1989 under the laws of the State of Delaware. The Company exists as a Real Estate Investment Trust ("REIT") under Sections 856 to 860 of the Internal Revenue Code. The Company has complied with all requirements imposed on REIT's for 1996 and 1995 tax years; however, qualification as a REIT for future years is dependent upon future operations of the Company. The Company was organized to acquire interests in income-producing residential, industrial, retail or commercial properties located primarily in California and the west coast of the United States. The Company intends to acquire property for cash on a moderately leveraged basis with aggregate mortgage indebtedness not to exceed fifty percent of the purchase price of all properties on a combined basis, or eighty percent individually and intends to own and operate such properties for investment over an anticipated holding period of five to ten years.


RENTAL  PROPERTIES AND DEPRECIATION
Assets are stated at lower of cost or net realizable value. Depreciation is computed using the straight-line method over their estimated useful lives of
31.5 to 39 years for financial and income tax reporting purposes.

In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the carrying amount to determine if a write-down to market value is required.

LOAN ORIGINATION FEES
Loan origination fees are capitalized and amortized over the life of the loan.
                                      F-37

                       WEST COAST REALTY INVESTORS, INC.

                         SUMMARY OF ACCOUNTING POLICIES
                                  (Continued)

RENTAL INCOME
Rental income is recognized on a straight-line basis to the extent that rental income is deemed collectable. Where there is uncertainty of collecting higher scheduled rental amounts, due to the tendency of tenants to renegotiate their leases for lower amounts, rental income is recognized as the amounts are collected.

CASH AND CASH EQUIVALENTS
The Company considers cash in the bank, liquid money market funds, and all highly liquid certificates of deposits, with original maturities of three months or less, to be cash and cash equivalents.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS
For comparative purposes, certain prior year amounts have been reclassified to conform to the current year presentation.

NEW ACCOUNTING PRONOUCEMENTS
Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No.
125) issued by the Financial Accounting Standards Board (FASB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

                       WEST COAST REALTY INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
      Three and Nine Months Ended September 30, 1997 and 1996 (Unaudited)
                              and December 31, 1996

Note 1 - General
On October 30, 1989, West Coast Realty Advisors, Inc. (the "Advisor"), purchased 1,000 shares of the Company's common stock for $10,000. On August 30, 1990, the Company reached its minimum initial offering funding level of $1,000,000. As of September 30, 1997 the Company has raised $19,650,602 in capital.

Sales commissions and wholesaling fees, representing 8% of the gross proceeds from the sale of common shares, were paid to Associated Securities Corp. ("ASC"), a member of the National Association of Securities Dealers, Inc. ("NASD") and an affiliate of the Advisor.

Dividends are declared and accrued based approximately upon the previous quarter's income from operations before depreciation and amortization.

Note 2 - Rental Properties

The Company owns the following income-producing properties

                                                    Original
 Location (Property     Date Purchased            Acquisition
        Name)                                         Cost

Huntington Beach,
California (Blockbuster)  February 26, 1991         $ 1,676,210
Fresno, California           May 14, 1993             1,414,893
Huntington Beach,
California (OPTO-22)     September 15, 1993           2,500,001
Brea, California            March 4, 1994             2,248,343
Riverside, California      November 29, 1994          3,655,500
Tustin, California
(Safeguard)                  May 22, 1995             4,862,094
Fremont, California
(Technology Drive)        October 31, 1995            3,747,611
Sacramento,
California (Java City)     August 2, 1996             1,828,500
Irvine, California        January 17, 1997            4,907,441
(Tycom)

                       WEST COAST REALTY INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
      Three and Nine Months Ended September 30, 1997 and 1996 (Unaudited)
                       and December 31, 1996 (Continued)

Note 2 - Rental Properties (continued)

The major categories of property are:


                         September 30,    December 31, 1996
                             1997

Land                        $  8,971,126        $  7,401,126
Buildings and                 17,869,466          14,532,025
improvements
                              26,840,592          21,933,151
Less accumulated               1,163,879             814,948
depreciation

Net rental properties      $  25,676,713       $  21,118,203


A significant portion of the Company's rental revenue was earned from tenants whose individual rents represented more than 10% of total rental revenue.
Specifically:

     Five tenants accounted for 28%, 22%, 20%, 19% and 10% in 1997; Five tenants accounted for 23%, 19%, 18%, 12% and 10% in 1996; Four tenants accounted for 24%, 20%, 15% and 10% in 1995;


Note 3 - Other Assets

     Other assets consists of the following:

                                  September 30, 1997    December 31, 1996

Deposits and prepaid expenses            $44,869       $85,871
Organization costs                        14,330        14,330

                                          59,199       100,201
Less accumulated amortization             14,330        14,330

Net other assets                         $44,869       $85,871

                       WEST COAST REALTY INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
      Three and Nine Months Ended September 30, 1997 and 1996 (Unaudited)
                        and December 31, 1996 (Continued)

Note 4 - Future Minimum Rental Income

As of September 30, 1997 and December 31, 1996, future minimum rental income under the existing leases that have remaining noncancelable terms in excess of one year are as follows:

                                      September 30, 1997    December 31,1996

     1997 ............................$   763,725           $2,123,959
     1998 ............................  1,839,402            2,037,591
     1999 ............................  1,845,801            1,976,664
     2000 ............................  1,863,450            1,864,724
     2001 ............................  1,751,311            1,771,212
     Thereafter ...................... 15,193,805           15,255,711

     Total                            $23,257,494          $25,029,861

Future minimum rental income does not include lease renewals or new leases that may result after a noncancelable-lease expires.

Note 5 - Related Party Transactions

The Advisor has an agreement with the Company to provide advice on investments and to administer the day-to-day operations of the Company. Property management services for the Company's properties are provided by West Coast Realty Management, Inc. ("WCRM"), an affiliate of the Advisor.

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS
      Three and Nine Months Ended September 30, 1997, and 1996 (Unaudited)
                        and December 31, 1996 (Continued)

During the periods presented, the Company had the following related party transactions:

     (a) In accordance with the advisory agreement, compensation earned by, or services reimbursed or reimbursable to the advisor, consisted of the following:

                               Nine Months    For the Year
                                  Ended           Ended
                             September 30,    December 31,
                                  1997            1996

  Syndication fees                $482,307         $82,864
  Acquisition fees                 270,384          78,177
  Overhead expenses                 18,000          12,000

                                  $770,691        $173,041

     (b) At September 30, 1997 and December 31, 1996, the Advisor owned 22,505 shares of the issued and outstanding shares of the Company.

     (c) Sales commissions paid in accordance with the selling agreement to ASC totaled $310,421 for the nine months ended September 30, 1997 and $119,083 for the nine months ended September 30, 1996.

     (d) Property management fees earned by WCRM totaled $27,581 and $27,015 for the three months ended September 30, 1997 and 1996, respectively. For the nine months ended September 30, 1997 and 1996, WCRM earned $83,384 and $78,213, respectively in property management fees.

     (e)  The Corporation had related party accounts payable as follows:

                               September 30,      December 31,
                                    1997              1996

Associated Securities Corp.         $  4,156         $     396
West Coast Realty Management          19,249            24,839
West Coast Realty Advisors            57,152            21,050

                                     $80,557           $46,285

     (f) A financing fee of $23,125 was paid in August 1997 in connection with the refinancing of the note payable on the Tycom property (Note 6).

                       WEST COAST REALTY INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
      Three and Nine Months Ended September 30, 1997, and 1996 (Unaudited)
                        and December 31, 1996 (Continued)


Note 6 - Notes Payable

Notes payable are made up of the following:
                                                  September 30,   December 31,
                                                    1997                1996

8.25% promissory note secured by a Deed of Trust
on the Fresno Property, monthly principal and interest
payments are $5,244 due August 1, 2003 ...............$ 619,366      $ 628,471

Variable rate promissory note secured by a Deed
of Trust on the OPTO-22 property, interest rate
adjustments are monthly and are based on the 11th
District cost of funds rate plus 3% (7.835% at
September 30, 1997), and may never go below 6.5%
or above 11.0%, monthly principal and interest
payments are $12,723, due October 1, 2003 ...........1,693,720       1,708,362

8.25% promissory note secured by a Deed of Trust on
the Blockbuster property, interest rate adjusts
to the 5-year Treasury rate plus 350 basis points
on February 1, 1999, monthly principal and interest
payments are $4,934, due February 1, 2004 ...........  559,684         569,132

9.25% promissory note secured by a Deed of Trust
on the Riverside property, monthly principal and
interest payments are $9,988, due November 8, 2004 ..1,169,786       1,177,055

Variable rate promissory note secured by a Deed of Trust
on the Brea property, interest rate is 9.5% until March 1,
2000 (and each succeeding March 1st) when interest rate
adjusts to the Moody's corporate bond index daily rate
plus 0.125%, monthly principal and interest payments
vary depending upon interest rates and are currently
$8,737, due March 1, 2020 .......................      972,345         981,338
                                        F-43

                       WEST COAST REALTY INVESTORS, INC.
                         NOTES TO FINANCIAL STATEMENTS
      Three and Nine Months Ended September 30, 1997, and 1996 (Unaudited)
                       and December 31, 1996 (Continued)

Note 6 - Notes Payable (cont.)

                                                    September 30, December 31,
                                                        1997          1996

9.625% promissory note secured by a Deed of Trust
on the Safeguard property, monthly principal and
interest payments are $24,191, due February 1,
2005 ..............................................  $2,091,431     $2,155,575

8.24% promissory note secured by a Deed of Trust
on the Fremont property, interest rate equaled the 20-year
Treasury rate plus 1.65% at loan closing, monthly principal
and interest payments are currently $18,898, due
August 1, 2015 ....................................   2,103,427      2,140,311

10% promissory note secured by a Deed of Trust on the
Java City property, monthly principal and interest payments
are $3,413, due November 1, 2001....................    330,971        336,272

8% promissory note secured by a Deed of Trust on the
Java City property, monthly principal and interest payments
are $3,126, due June 1, 2018........................    377,482        382,277

Variable rate promissory note secured by a Deed of Trust
on the Tycom Property, interest rate is 1.90% over the
3 month LIBOR with right to convert after first year;  The
conversion margin would be 1.90% over selected Treasury
Rate for the 10 year loan term, monthly principal and interest payments vary depending upon interest rates and are
currently $17,469 due July 31, 2007.................. 2,309,927           ---

                                                    $12,228,139   $10,078,793

The above carrying amounts, with the exception of the note on the Fresno property, are reasonable estimates of fair values of notes payable based on current lending rates in the industry for mortgage loans with similar terms and maturities. The fair value of the Fresno note is approximately $580,000 calculated by discounting the expected future cash outflows on the note to the present based on a current lending rate of 10%, which is the approximate industry lending rate on properties of this type in this location.
                                      F-44

                       WEST COAST REALTY INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
      Three and Nine Months Ended September 30, 1997, and 1996 (Unaudited)
                       and December 31, 1996 (Continued)

The aggregate annual future maturities at September 30, 1997 and December 31, 1996 are as follows:

Year Ending             September 30, 1997      December 31, 1997
1997                              $60,032               $210,322
1998                              239,183                228,391
1999                              259,579                248,287
2000                              281,228                269,435
2001                              594,384                582,090
Thereafter                     10,793,733              8,540,268

Total                          $12,228,139            $10,078,793


Note 7 - Dividend Reinvestment Plan

The Company has established a Dividend Reinvestment Plan (the "Plan") whereby cash dividends will, upon election of the shareholders, be used to purchase additional shares of the Company. The shareholders' participation in the Plan may be terminated at any time.

Note 8 - Net Income and Dividends Per Share

Net Income Per Share for the nine months ended September 30, 1997 and 1996 was computed using the weighted average number of outstanding shares of 1,764,404 and 1,430,333, respectively.

Dividends declared during the first nine months 1997 and 1996 were as follows:

                   Outstanding       Amount         Total
Record Date          Shares         Per Unit       Dividend

January 1, 1997     1,550,607       $ 0.0666      $103,270
February 1, 1997    1,671,442         0.0666       111,318
March 1, 1997       1,671,442         0.0666       111,318
April 1, 1997       1,810,916         0.0666       120,607
May 1, 1997         1,815,579         0.0666       120,917
June 1, 1997        1,815,579         0.0666       120,917
July 1, 1997        1,815,579         0.0666       120,917
August 1, 1997      1,974,144         0.0666       131,478
September 1, 1997   1,968,144         0.0666       131,078

Total                                           $1,071,820

                       WEST COAST REALTY INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
     Three  and Nine months Ended September 30, 1997, and 1996 (Unaudited)
                        and December 31, 1996 (Continued)

Note 8 - Net Income and Dividends Per Share (cont.)

                    Outstanding       Amount         Total
Record Date            Shares        Per Unit      Dividend

January 1, 1996      1,325,404        0.0600       $79,524
February 1, 1996     1,371,794        0.0600        82,308
March  1, 1996       1,401,664        0.0600        84,100
April 1, 1996        1,413,736        0.0666        94,155
May 1, 1996          1,445,236        0.0666        96,253
June 1, 1996         1,448,836        0.0666        96,492
July 1, 1996         1,448,836        0.0666        96,492
August 1, 1996       1,448,836        0.0666        96,492
September 1, 1996    1,498,246        0.0666        99,783

Total                                             $825,599


Note 9 - New Accounting Pronouncements

Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No.
125) issued by the Financial Accounting Standards Board (FASB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

Note 10 - Subsequent Events

(a) In October 1997, the Company paid dividends totaling $383,474 ($0.0666 per share per period), payable to shareholders of record on July 1, August 1, and September 1, 1997, respectively (Note 8).

(b) On October 3, and October 10, 1997, a total of $1,775,984 in proceeds from the sale of shares in the Company's current offering was released from an escrow account, and 178,105 shares were issued to investors.

                       WEST COAST REALTY INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
     Three  and Nine Months Ended September 30, 1997, and 1996 (Unaudited)
                        and December 31, 1996 (Continued)

Note 10 - Subsequent Events (cont.)

(c) On October 31, 1997, the Company ("Seller") sold the North Palm Street Property to a unrelated buyer. The offer to purchase the property was unsolicited and was partially contingent on the Seller utilizing the Internal Revenue Service Code Section S1031 to facilitate a tax free exchange. The total sales price is $2,515,860 in cash. The Seller paid off the existing lender of the first deed of trust which as of September 30, 1997 totaled $975,309. Additionally, the Buyer agreed to contribute an additional $15,000 to prepay the mortgage loan.

(d) In early November 1997, the Company intends on acquiring an investment known as the Roseville Property. The funds to acquire the Roseville will result from the Section S1031 tax free exchange of the Brea property (as described above), plus additional proceeds resulting from the sale of the Company's Shares in the current offering. No debt financing will be used in connection with the
Roseville acquisition.   The Roseville Property has been constructed, and the
Company will be taking ownership of the Property two to three weeks after the occupancy permit is issued. The property's tenant intends on using the property as a sit-down, casual restaurant. Roseville is a city located in the Sacramento region of Northern California.

                       WEST COAST REALTY INVESTORS, INC.
                         PRO FORMA STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

INTRODUCTION

     The following unaudited pro forma financial statement is presented to illustrate the acquisition of the Roseville Property and the disposition of the Brea Property as described in this offering, on the results of operations of the Company.

     The unaudited pro forma statement of income has been prepared as if all the aforementioned properties had been occupied by their respective tenants or sold by the Company on January 1, 1997. The unaudited pro forma financial statements are not necessarily indicative of the Company's future operations and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                           Disposition       Acquisition
               HISTORICAL     BREA          ROSEVILLE        PRO FORMA
                SEPTEMBER   PROPERTY         PROPERTY        CONDENSED
                30, 1997                                     SEPTEMBER
                                                             30, 1997
REVENUE:
  Rental        $2,182,869  $(195,033) (a)   $129,000  (a)   $2,116,836
  Gain on sale         ---     325,791 (f)                      325,791
       of property
  Interest          70,558      75,000 (b)   (62,000)  (b)       83,558

                 2,253,427     205,758         67,000         2,526,185

EXPENSES:
Operating          277,323    (59,093) (c)      9,000  (c)      227,230
Interest           802,547    (69,569) (d)                      732,978
Depreciation
and amortization   358,884    (27,695) (e)     25,460  (e)      356,649
General and
administrative     247,656         ---            ---           247,656

                 1,686,410   (156,357)         34,460         1,564,513

Net income        $567,017    $362,115        $32,540          $961,672


Net income per share $.32                                         $.55

Weighted Average Shares Used           Weighted Average Shares Used for Pro
for Historical Calculation 1,764,404   Forma Calculation      1,764,404


                       WEST COAST REALTY INVESTORS, INC.
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                  For the Nine Months Ended September 30, 1997

                                  (Unaudited)

1.   BASIS OF PRESENTATION

The pro forma statements of income reflect operations for the Company assuming that the Roseville Property was acquired, and the Brea Property, was sold on January 1, 1997. This statement contains certain adjustments which are expected to be incurred in those properties' first year of operations, with a full nine month's worth of operations reflected in the Statement of Income for the nine months ended September 30, 1997.

There can be no assurance that the foregoing results will be obtained.

2.   PRO FORMA ADJUSTMENTS

The adjustments to the pro forma statement of income are as follows:


(a) To reflect additional rental income for the Roseville Property, and the reduction of rental income for the Brea Property so that a full nine months are recognized.

(b) To eliminate interest income due to funds used for the acquisition of the Roseville Property and the addition to interest income to reflect funds provided by the sale of the Brea Property.

(c) To reflect additional property management fees for nine months based on the first year of the lease on the Roseville Property and the reflection of operating costs savings from the sale of the Brea Property.

(d) To reflect interest expense savings for the nine months on the Brea property.

(e) To reflect depreciation expense on the Roseville and Brea Properties from January 1, to September 30, 1997.

(f)  To reflect the gain on the sale of the Brea Property.

                       WEST COAST REALTY INVESTORS, INC.
                         PRO FORMA STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

INTRODUCTION

     The following unaudited pro forma financial statement is presented to illustrate the acquisition of the Roseville and Tycom Properties and the disposition of the Brea Property, as described in this offering, on the results of operations of the Company.

     The unaudited pro forma statement of income has been prepared as if all the aforementioned properties had been occupied by their respective tenants, and the Brea property was sold, on January 1, 1997. The unaudited pro forma financial statements are not necessarily indicative of the Company's future operations and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                            Disposition               Acquisitions
               HISTORICAL       BREA            ROSEVILLE       TYCOM              PRO FORMA
                SEPTEMBER     PROPERTY          PROPERTY       PROPERTY            CONDENSED
                30, 1997                                                          SEPTEMBER 30,
                                                                                      1997
REVENUE:
  Rental        $2,182,869     $(195,033)  (a)  $129,000  (a)   $25,754  (a)        $2,142,590
  Gain on sale         ---        325,791  (f)                                         325,791
      of property
  Interest          70,558         75,000  (b)  (62,000)  (b)   (7,400)  (b)            76,158

                 2,253,427        205,758         67,000         18,354              2,544,539

EXPENSES:
Operating          277,323       (59,093)  (c)     9,000  (c)       773  (c)           228,003
Interest           802,547       (69,569)  (d)                   12,240  (d)           745,218
Depreciation
and amortization   358,884       (27,695)  (e)    25,460  (e)                          356,649
General and
administrative     247,656            ---            ---            ---                247,656

                 1,686,410      (156,357)         34,460         13,013              1,577,526

Net income        $567,017       $362,115        $32,540         $5,341               $967,013

Net income per share $.32                                                                $.55

Weighted Average Shares Used                 Weighted Average Shares Used for Pro
for Historical Calculation    1,764,404      Forma Calculation          1,764,404

                                      F-50

                       WEST COAST REALTY INVESTORS, INC.
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                  For the Nine Months Ended September 30, 1997

                                  (Unaudited)

1.   BASIS OF PRESENTATION

The pro forma statements of income reflect operations for the Company assuming that the Roseville and Tycom Properties were acquired, and the Brea Property was sold, on January 1, 1997. This statement contains certain adjustments which are expected to be incurred in those properties' first year of operations, with a full nine month's worth of operations reflected in the Statement of Income for the nine months ended September 30, 1997.

There can be no assurance that the foregoing results will be obtained.

2.   PRO FORMA ADJUSTMENTS

The adjustments to the pro forma statement of income are as follows:


(a) To reflect additional rental income for the Roseville and Tycom Properties from January 1, 1997 to the date of acquisition or September 30, 1997 (whichever is first), and the reduction of rental income due to the assumed sale of the Brea Property on January 1, 1997.

(b) To eliminate interest income to reflect funds used for the acquisition of Roseville and Tycom Properties and the addition to interest income to reflect funds provided by the sale of the Brea Property.

(c) To reflect additional property management fees for nine months based on the first year of the lease on the Roseville and Tycom Properties and the reflection of operating costs savings from the sale of the Brea Property.

(d) To reflect interest expense savings for the six months on the Brea property and to reflect added interest expense for nine months for the Tycom Property based on the first year of payments under the projected amortization schedule for the Tycom Property loan.

(e) To reflect depreciation expense on the Roseville and Brea Properties from January 1, to September 30, 1997.

(f)  To reflect the gain on the sale of the Brea Property.

                       WEST COAST REALTY INVESTORS, INC.
                         PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

INTRODUCTION

     The following unaudited pro forma financial statement is presented to illustrate the acquisition of the Roseville, Tycom and Java City Properties and the disposition of the Brea Property as described in this offering, on the results of operations of the Company.

     The unaudited pro forma statement of income has been prepared as if all the aforementioned properties had been occupied by their respective tenants on January 1, 1996 or in the case of the Brea Property, disposed of on that date.
The unaudited pro forma financial statements are not necessarily indicative of the Company's future operations and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                        Disposition           1997 Acquisitions     1996 Acquisition
           HISTORICAL      BREA          ROSEVILLE        TYCOM          JAVA          PRO FORMA
            DECEMBER     PROPERTY        PROPERTY        PROPERTY        CITY          CONDENSED
            31, 1996                                                   PROPERTY        DECEMBER
                                                                                       31, 1996
REVENUE:
  Rental    $2,377,530  $(285,019)  (a)  $172,000  (a)  $459,348  (a)  $135,340  (a)  $2,859,199
  Gain on sale
     of property   ---     390,400  (f)                                                  390,400
  Interest      97,097      89,950  (b)       ---            ---       (30,475)  (b)     156,572

             2,474,627     195,331        172,000        459,348        104,865        3,406,171

EXPENSES:
Operating      302,858    (80,696)  (c)    10,500  (c)    14,040  (c)    17,980  (c)     264,682
Interest       880,978    (93,717)  (d)                  184,042  (d)    37,900  (d)   1,009,203
Depreciation
and            360,901    (36,924)  (e)    33,950  (e)    88,540  (e)    15,160  (e)     461,627
amortization
General and
administrative 224,254         ---            ---            ---            ---          224,254

             1,768,991   (211,337)         44,450        286,622         71,040        1,959,766

Net income    $705,636    $406,668       $127,550       $172,726        $33,825       $1,446,405

Net income        $.49                                                                     $.73
per share

Weighted Average Shares Used                Weighted Average Shares Used for Pro
for Historical Calculation  1,447,366       Forma Calculation (Note 3)     1,960,521

                                      F-52

                       WEST COAST REALTY INVESTORS, INC.
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                For the Year Ended December 31, 1996 (Unaudited)

1.   BASIS OF PRESENTATION
The pro forma statements of income reflect operations for the Company assuming that the Roseville, Tycom and Java City Properties were acquired and the Brea Property was sold on January 1, 1996. This statement contains certain adjustments which are expected to be incurred in those properties' first year of operations, with a full year of operations reflected in the Statement of Income for the year ended December 31, 1996.

There can be no assurance that the foregoing results will be obtained.

2.   PRO FORMA ADJUSTMENTS

The adjustments to the pro forma statement of income are as follows:

(a) To reflect additional rental income for the Roseville, Tycom and Java City Properties, and a reduction of rental income for the Brea Property.

(b) To eliminate interest income to reflect funds used for the acquisition of Java City Property and the addition to interest income to reflect funds provided by the sale of the Brea Property.

(c) To reflect additional property management fees for year ended December 31, 1996 on the lease of the Roseville, Tycom and Java City Properties and the reflection of operating costs savings from the sale of the Brea Property.

(d) To reflect interest expense savings for the year ended December 31, 1996 on the Brea property and to reflect added interest expense for year for the Roseville, Tycom and Java City Properties based on the first year of payments under the projected amortization schedules.

(e) To reflect depreciation expense on the Roseville, Tycom, Java City and Brea Properties for the year ended December 31, 1996.

(f)  To reflect the gain on the sale of the Brea Property.

3.   PER SHARE AMOUNTS
The pro forma income statement assumes that the Roseville Property, Tycom Property and the Java City Property were owned and the Brea Property was sold as of January 1, 1996. The Company used approximately $5.4 million in cash to acquire these properties, offset by approximately $2.5 million provided by the sale to the Brea property. However, as of January 1, 1996, the Company had approximately $2.0 million available for the acquisition of additional properties. The properties were acquired primarily using funds raised subsequent to January 1, 1996. Therefore, the weighted average shares outstanding as of December 31, 1996, was calculated assuming that an additional $5.7 million in shares (570,000 shares) were outstanding as of January 1, 1996, and that no additional shares were issued throughout the year. This is assumed to be the minimum number of shares that would be sold given the offering expenses and reserves that are allocated against shares sold.

                       WEST COAST REALTY INVESTORS, INC.
                            PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1997
                                            Historical  Pro Forma        Pro Forma
                                            September   Adjustments      Condensed
                                             30, 1997                    September
                                                                          30, 1997
ASSETS:
   Rental Real Estate                      $25,676,713  2,067,000  (1)   $25,627,682
                                                       (2,116,031) (2)
   Cash & Cash Equivalents                   2,882,215  1,472,003  (2)     2,287,218
                                                       (2,067,000) (1)
   Accounts Receivable                         404,203                       404,203

   Loan Origination fees, net of
   accumulated amortization of $49,872 and     122,335   (29,467)  (2)        92,868
   $40,248

   Other Assets                                 44,869                        44,869

TOTAL ASSETS                               $29,130,335                   $28,456,840

LIABILITIES AND STOCKHOLDERS EQUITY
   Accounts Payable                            $11,322                       $11,322
   Due to Related Party                         80,557                        80,557
   Dividends Payable                           383,236                       383,236
   Security Deposits and Prepaid Rents         137,392   (12,245)  (2)       125,147
   Other Liabilities                           137,484                       137,484
   Notes Payable                            12,228,139  (972,345)  (2)    11,255,794

TOTAL LIABILITIES                           12,978,130                    11,993,540

COMMITMENTS AND CONTENGENCIES

Common Stock and Additional Paid-in Capital 17,629,386                    17,629,386
Distributions in Excess of Earnings        (1,477,181)    311,095  (2)   (1,166,086)

TOTAL STOCKHOLDERS EQUITY                   16,152,205                    16,463,300

TOTAL LIABILITIES & STOCKHOLDERS EQUITY    $29,130,335                   $28,456,840


                       West Coast Realty Investors, Inc.
                        Notes to Pro Forma Balance Sheet
                               September 30, 1997

  The pro forma Balance Sheet assumes that the Roseville Property was acquired and the Brea Property was sold on September 30, 1997. This statement reflects certain changes to the balance sheet that would be reflected if the properties were acquired and sold on that date.

Note 1 - Acquisition of Tycom Property

  These adjustments reflect the effect of acquiring the Roseville Property, including an increase in rental real estate and a net decrease in cash and cash equivalents. A significant amount of the proceeds for the purchase of the Roseville Property will be provided by the sale of the Brea Property (see Note
2).


Note 2 - Sale of the Brea Property

  These adjustments reflect the effect of the sale of the Brea Property, including a decrease in rental real estate, security deposits and notes payable, a net increase in cash and cash equivalents, and a gain on the sale of the property.

                       (b)   Exhibits:

1.1  Amended Form of Selling Agreement.(1)

1.2  Amended Form of Selected Dealer Agreement.(1)

3.1 Certificate of Incorporation (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

3.1.1 Amendment to Certificate of Incorporation (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-45802).(1)

3.2 Bylaws (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

3.2.1 Amendment to Bylaws (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-45802).(1)

3.2.2 Amended and Restated Bylaws (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-45802).(1)

3.2.3   Amended and Restated Bylaws.(1)

4 Form of Share Certificate (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

5    Opinion re: legality (including consent).(1)

8    Opinion re: tax matters (including consent).(1)

10.1 Executed copy of Advisory Agreement (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

10.1.1 Executed Copy of Amendment to Advisory Agreement (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-45802).(1)

10.1.2 Amended and Restated Advisory Agreement (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-45802).(1)

10.1.3 Second Amended and Restated Advisory Agreement (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-75260).(1)

10.1.4 Third Amended and Restated Advisory Agreement (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-75260).(1)

10.2     Executed Copy of Escrow Instructions.(1)

10.3 Form of Dividend Reinvestment Plan (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-3246).(1)

10.4 Form of Property Management Agreement for Property Manager (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

10.4.1 Amended and Restated Property Management Agreement (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-45802).(1)

10.4.2   Second Amended and Restated Property Management Agreement.(1)

10.5 Form of Sure Pay Agreement for Automatic Reinvestment Plan (incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

10.6 Agreement to Purchase Property (6491 Edinger Avenue, Huntington Beach, California) incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

10.7 Lease Re: Property (6491 Edinger Avenue, Huntington Beach, California) incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

10.8 Internal Revenue Service Ruling (6491 Edinger Avenue, Huntington Beach, California) incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-32466).(1)

10.9 Agreement of Purchase and Sale and Joint Escrow Instructions By and Between Shaw-Nelson San Clemente No. 7 ("Seller") and Associated Planners Realty Investors, Inc. ("Buyer") (incorporated by reference to the Company's Current Report on Form 8-K dated January 17, 1992).(1)

10.10 Standard Form Lease Between Shaw/Nelson San Clemente No. 7, a California Limited Partnership and Societe Endo Technic, a California Corporation, dba Endo Technic Corporation (incorporated by reference to the Company's Current Report on Form 8-K dated January 17, 1992).(1)

10.11.1 Lease and Assignment thereof regarding the OPTO-22 Property. (Incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-45802).(1)

10.12 Agreement of Purchase and Sale and Escrow Instructions between IBG Palm Associates, a California General Partnership and the Company dated January 6, 1994 re: the North Palm Street Property. (Incorporated by reference to the Company's Registration Statement on Form S-11, File No. 33-45802).(1)

10.12.1  Leases and Assignment thereof regarding the North Palm Street
         Property.    (Incorporated by  reference to  the  Company's
         Registration Statement on Form S-11, File No. 33-45802).(1)

10.13 Real Estate Purchase Agreement between K & I Associates and West Coast Realty Investors, Inc. dated March 1, 1993. (Incorporated by reference to Exhibit 10.13 to Registrant's Current Report on
         Form 8-K dated  May 5, 1994).(1)

10.13.1  Leases re: Fresno Property.  (Incorporated by reference to Exhibit
         10.13.1 to Registrant's Current  Report on Form 8-K dated May  5,
         1994).(1)

10.13.2  First Amendment to lease re The Wherehouse.(1)

10.14 Agreement of Purchase and Sale of Real Property and Escrow Instructions Between Birtcher Riverside Market Place Properties, Ltd. and West Coast Realty Investors, Inc. (Incorporated by reference to Exhibit 10.14 to Registrant's Current Report on Form 8-K dated November 29, 1994).(1)

10.14.1 Riverside Market Place Lease and Assignment thereof (Incorporated by reference to Exhibit 10.14.1 to Registrant's Current Report on Form 8-K dated November 29, 1994).(1)

10.14.2 Exhibits to Agreement of Purchase and Sale of Real Property and Escrow Instructions Between Birtcher Riverside Market Place Properties and West Coast Realty Investors, Inc. (Incorporated by reference to Exhibit 10.14.2 to Registrant's Current Report on Form 8-K dated November 29, 1994, as amended).(1)

10.14.3 Appraisal for Riverside Market Place Property. (Incorporated by reference to Exhibit 10.14.2 to Registrant's Current Report on Form 8-K dated November 29, 1994, as amended).(1)

10.15 Purchase and Sale Contract between BRS-Tustin Safeguard Associates and West Coast Realty Investors, Inc. (Incorporated by reference to
         Exhibit 10.15 to  Registrant's Current Report on  Form 8-K dated
         May  22, 1995).(1)

10.15.1 Standard Industrial Lease - Net between BRS-Tustin Safeguard Associates and Safeguard Business Systems, Inc. (Incorporated by reference to Exhibit 10.15.1 to Registrant's Current Report on Form 8-K dated May 22, 1995).(1)


10.15.2 Loan Assignment and Assumption Agreement between BRS-Tustin Safeguard Associates, West Coast Realty Investors, Inc. and Businessmen's Assurance Company of America (Incorporated by reference to Exhibit 10.15.2 to Registrant's Current Report on Form 8-K dated
         May 22, 1995).(1)

10.15.3 Appraisal of Safeguard Business Systems Property (Incorporated by reference to Exhibit 10.15.3 to Registrant's Current Report on Form 8-K dated May 22, 1995).(1)

10.16 Purchase and Sale Agreement Dated August 28, 1995 between 26 Technology Partnership, L.P. (co-owner), Jack M. Langston (President of the General Partner of 26 Technology Partnership, L.P. and co-owner), and West Coast Realty Investors, Inc. (Incorporated by reference to Exhibit 1 to Registrant's Current Report on Form 8-K dated September 21, 1995). (1)

10.16.1 Appraisal Report for An Industrial Building 4400-4415 Technology Drive, Fremont, California. (Incorporated by reference to Exhibit 2 to Registrant's Current Report on Form 8-K dated September 21,
         1995).(1)

10.16.2 Standard Industrial Lease between CMS Welding & Machining and 26 Technology Partnership, L.P. dated November 2, 1993. (Incorporated by reference to Exhibit 3 to Registrant's Current Report on Form 8-K dated September 21, 1995).(1)

10.16.3 Promissory note secured by deed of trust dated July 1, 1995, including assignment of leases, environmental indemnity agreement, and other supporting documents. (Incorporated by reference to Exhibit 4 to Registrant's Current Report on Form 8-K dated September 21, 1995).(1)

10.16.4 Environmental Site Assessment for 4415 and 4425 Technology Drive dated February 24, 1995. (Incorporated by reference to Registrant's Current Report on Form 8-K dated September 21,
         1995).(1)

10.17 Agreement of Purchase and Sale and Joint Escrow Instructions for 717 and 721 West Del Paso Road (with exhibits). (1)

10.17.1 Standard Industrial Lease-Net dated April 10, 1989 (as amended) on 717 West Del Paso Road.(1)

10.17.2   Guarantee of a portion of the Rent on 717 West Del Paso Road. (1)

10.17.3 An Appraisal of An Office/Industrial Facility at 717 and 721 West Del Paso Road, Sacramento, California, dated June 5, 1996. (1)

10.17.4 Amendment No. 1 to Form S-11 Registration Statement dated April 16, 1996 (1)

10.18 Agreement of Purchase and Sale and Joint Escrow Instructions for Applebee's Restaurant Facility, 6700 Stanford Ranch Road (with exhibits) (2)

10.18.1   Guarantee of Lease on the Applebee's Restaurant Facility. (2)

10.18.2 Standard Trilpe-Net Lease dated November 26, 1997 on the Applebee's Restaurant Facility. (2)

10.18.3 An Appraisal of an Applebee's Restaurant Facility, 6700 Stanford Ranch Road, Roseville, California, dated August 12, 1997 (2)

24.1      Consent of BDO Seidman, LLP.(1)

24.2      Consent of Gipson Hoffman & Pancione.(1)

24.3      Consent of Hunnicutt Okamoto & Associates.(1)

           (1) Previously filed.

           (2) Filed herewith.

Item 36.     Undertakings.


A. Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

B.    The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2. To remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

C. The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a Post-Effective Amendment filed at least once every three months with the information contained in such Amendment provided simultaneously to the existing shareholders of the Registrant. Each sticker supplement will disclose all compensation and fees received by the Advisor or its Affiliates in connection with any such acquisition. The Post-Effective Amendment will include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

D. The Registrant also undertakes to file after the end of the distribution period a current report on Form 8-K, containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Registrant's shareholders at least once each quarter after the distribution period of the offering has ended.

E. The Registrant hereby undertakes to provide to the principal underwriter, at the closing specified in the Selling Agent Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

F.  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each Post-Effective Amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That all Post-Effective Amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such Post-Effective Amendments are filed.

G. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 33 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the said Act and will be governed by the final adjudication of such issue.

H. The undersigned Registrant hereby undertakes that it will provide its Shareholders the financial statements required by Form 10K and Form 10Q promulgated under the Securities Exchange Act of 1934.

I. The Registrant undertakes to send to each Shareholder on an annual basis a detailed statement of any transaction with the Advisor or its Affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Advisor or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

                                   SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on December 15, 1997.

                                       WEST COAST REALTY INVESTORS, INC.
                                       a Delaware corporation

                                       By:*/s/Philip N. Gainsborough

                                          Philip N. Gainsborough
                                          Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                           TITLE                   DATE


*/s/Philip N. Gainsborough         Director and             December 15, 1997
Philip N. Gainsborough        Chief Executive Officer


*/s/W. Thomas Maudlin, Jr.          Director and            December 15, 1997
W. Thomas Maudlin, Jr.              President


*/s/Michael G. Clark               Vice President,          December 15, 1997
Michael G. Clark                 Treasurer and Chief
                                  Financial Officer

*/s/George Young                      Director              December 15, 1997
George Young

*/s/Steve Bridges                     Director              December 15, 1997
Steve Bridges


*/s/James W. Coulter                  Director              December 15, 1997
James W. Coulter

*/s/Michael G. Clark                                        December 15, 1997
Michael G. Clark
(Attorney-in-fact Pursuant to
Power of Attorney previously filed)

NOTICE OF ASSIGNMENT

OF RIGHTS UNDER PURCHASE AND SALE AGREEMENT


WEST COAST REALTY INVESTORS, INC.
ASSIGNOR CHRISTIAN. KNOX
ASSIGNEE: ASSET PRESERVATION, INK
PROPERTY ADDRESS: SEE ATTACHED EXHIBIT "A., ROSEVILLE, CALIFORNIA,

YOU ARE HEREBY NOTIFIED THAT CHRISTIAN J. KNOX, "ASSIGNOR" HAS ASSIGNED HIS/HER/THEIR/ITS RIGHTS UNDER THE PURCHASE AND SALE AGREEMENT DATED , TO ASSET PRESERVATION, INC., "ASSIGNEE", AS HIS/HER/THEIR/ITS QUALIFIED INTERMEDIARY FOR THE PURPOSE OF A 1031 TAX DEFERRED EXCHANGE

ASSIGNOR:

BY:
CHRISTIAN J. KNOX
DATED


PURCHASER : WEST COAST REALTY INVESTORS, INC.


ASSIGNEE ASSET PRESERVATION, INC.
A CALIFORNIA CORPORATION


WEST COAST REALTY INVESTORS, INC.

BY:
WEST COAST REALTY INVESTORS, INC.

                                   EXHIBIT A

City of Roseville

Order     No.  90014143

Parcel 2, as shown on Parce1 Map of Stanford Crossing recorded on March 28, 1997 in Book 28 of Parcel Maps at page 160, Placer County Records .

EXCEPTING THERE:FROM all oil, gas, minerals, hydrocarbon and kindred substance lying below a depth of 500 feet as reserved in that certain Deed recorded May 5, 1982 in Book 2491, page 696, and that certain Deed recorded July 24, 1972 in Book 1432 at page 305, Placer County Records.

                         AGREEMENT OF PURCHASE AND SALE
                         AND JOINT ESCROW INSTRUCTIONS

                                 By and Between

                                 CHRISTIAN KNOX

                                  ('"Seller")

                                      and

                       WEST COAST REALTY INVESTORS, INC.

                                   ("Buyer")

                          Effective Date: July 8, l997

                                    Project:
                             Applebee's Restaurant
                            6700 Stanford Ranch Road
                          Roseville, California 95678

                         AGREEMENT OF PURCHASE AND SALE
                         AND JOINT ESCROW INSTRUCTIONS


THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of the Effective Date by and between Seller and Buyer. The terms of this Agreement and the Escrow Holder's instructions are as follows:
                                   ARTICLE 1

CERTAIN DEFINITIONS AND FUNDAMENTAL PROVISIONS
Set forth below are certain definitions and fundamental provisions for the purposes of this Agreement.

1.1 "Agreement" means this Agreement of Purchase and Sale and Joint Escrow Instructions.

1.2 "Building" means the improvements required to be constructed pursuant to the terms of the Tenant Lease in accordance with the Building Plans.

1.3 "Building Plans" means the plans and specifications for the construction of the Building to be constructed in accordance with the terms of the Tenant Lease.

1.4 "Buyer's Address" means the following:

West Coast Investors Realty, Inc.
5933 West Century Boulevard, Suite 900
Los Angeles, California 90045-5454
Attn: W. Thomas Maudlin, Jr.
Facsimile No.: (310) 337-9895
Telephone No.: (310) 337-9700

With a copy to:

Allen, Matkins, Leck Gamble & Mallory LLP
515 South Figueroa Street, Seventh Floor
Los Angeles, California 90071-3398
Attn: Michael L. Matkins, Esq.
Facsimile No.: (213) 620-8816
Telephone No.: (213) 622-5555

1.5 "Closing Date" means the date which is not less than ten (10) days nor more than thirty (30) days after the occurrence of both (a) the Completion of the Building and (b) the occupancy of the Building by the Tenant pursuant to the terms of the Tenant Lease. The Closing Date shall be determined by Buyer giving written notice thereof to Seller upon Buyer's receipt of written notice from Seller that the Completion of the Building has occurred and that the Tenant is occupying the Building pursuant to the terms of the Tenant Lease.

1.6 "Completion of the Building" means the date that the architect who prepared the Building Plans certifies that the Building has been completed in strict conformance with the Building Plans and the Tenant has certified in writing that it accepts the Building as having been constructed and completed in accordance with the terms of the Tenant Lease.

1.7  "Deposit" means Twenty Five Thousand Dollars ($25,000).

1.8 "Effective Date" means the Effective Date set forth on the facing page of this Agreement.

1.9 "Escrow Holder" means Commerce Escrow whose address is:

1545 Wilshire Boulevard, Suite 600
Los Angeles, California 90017
Attn: Phil Graf
Facsimile: (213) 484-0417
Telephone: (213) 484-0855

1.10 "Guaranty" means that certain Guaranty of Lease executed by Christian Knox which Guaranty guarantees payment and performance by the Tenant under the Tenant Lease.

1.11 "Improvements" means all buildings, fixtures, structures, parking areas, landscaping and other improvements constructed and located on the Land, including, but not limited to, the Building, together with all machinery and mechanical, electrical, HVAC and plumbing systems (other than Personal Property) used in the operation thereof, but excluding any such items owned by Tenant or public or private utilities or contractors under contract.

1.12 "Inspection Period" means the period commencing on the Effective Date and ending at 5:00 p.m. P.S.T. on the thirtieth (30th) day following Buyer's receipt of the Due Diligence Materials described in Paragraph 5.5.

1.13 "Land" means that certain real property located in the City of Roseville, County of Placer, State of California, and more particularly described in
Exhibit 1.13 attached hereto and incorporated herein by this reference, together with all right, title and interest of the Seller in and to all streets, alleys, easements and rights-of-way in, on, across, in front of, abutting or adjoining said real property.

1.14 "Project" means, collectively, the Land and Improvements and is commonly known as set forth on the facing page of this Agreement.

1.15 "Property" means, collectively, all of Seller's right, title and interest in the Land, the Improvements, the Personal Property, the Tenant Lease, the Tenant Deposit, the Licenses and Permits, the Plans and Records and the Service Contracts.

1.16 "Purchase Price" means One Million Nine Hundred Fifty Thousand Dollars ($1,950,000).

1.17 "Seller's Address" means the following:

633 East Victor Road, Suite E
Lodi, California 95240
Attn: Christian Knox
Facsimile No.: (209) 367-5401
Telephone No.: (209) 367-7517

1.18 "Survival Period" means the period commencing on the Closing and ending 5:00 p.m. P.S.T. on the second (2nd) anniversary of the Closing.

1.19 "Tenant" means Christian Knox.

1.20 "Tenant Lease" means that certain Tenant Lease entered into or to be entered into between Seller and Tenant which Tenant Lease shall contain the following terms which will otherwise be acceptable to Buyer: .

Term:          20 years
Base Rent:     $172,000 per annum, payable in equal monthly installments

Rent Increases:     12.5% every 60 months
Other:              Triple Net

1.21 "Title Company" means First American Title Company whose address is:

First American Title Company
11855 Edgewood Road
Auburn, California 95604-5046
Attn:
Facsimile No.: (916) 888-8035
Telephone No.: (916) 885-2464


In addition to those terms defined above, capitalized terms used in this Agreement shall have the meanings following the use of such terms or, if no definition is so set forth, such capitalized terms shall have the meanings set forth in the Glossary of Terms included in this Agreement.

                                   ARTICLE 2

                               PURCHASE AND SALE

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

                                   ARTICLE 3
                                 PURCHASE PRICE

The Purchase Price for the sale and conveyance of the Property is specified in
Article 1.

                                   ARTICLE 4
                           PAYMENT OF PURCHASE PRICE

The Purchase Price shall be payable as follows:

4.1 Deposit. Upon the Opening of Escrow, Buyer shall deposit with Escrow Holder the Deposit specified in Article 1 in cash or Cash Equivalent.

The Deposit shall be invested by Escrow Holder in an interest-bearing money market account maintained at a federally-insured state or national bank located in the State in which the Project is situated. All interest earned shall be reported to the Internal Revenue Service as income of Buyer and such interest shall increase and become part of the Deposit. Buyer shall promptly execute all forms reasonably requested by Escrow Holder in connection with depositing the Deposit in such interest-bearing account.

If this Agreement is terminated by either Seller or Buyer as provided in this Agreement, Escrow Holder shall deliver the portion of the Deposit then held by Escrow Holder to the party entitled thereto pursuant to the applicable terms of this Agreement.

If the purchase and sale transaction contemplated by this Agreement is consummated in accordance with the terms of this Agreement, the Deposit shall be applied and credited toward payment of the Purchase Price at Closing.

4.2 Cash Balance. On or before the Closing, Buyer shall deposit into Escrow cash or Cash Equivalent in the amount of the balance of the Purchase Price. If the purchase and sale contemplated by this Agreement is consummated in accordance with the terms of this Agreement, such amount shall be applied toward payment of the Purchase Price at the Closing.

                                   ARTICLE 5

                       ENTRY, INSPECTIONS AND EXAMINATION

5.1 Inspections. Tests and Studies. Seller shall permit Buyer and its authorized agents and representatives to enter upon the Project at all reasonable times prior to line Closing during normal business hours to inspect and conduct necessary tests and studies of the Project, as determined by Buyer. Buyer shall notify Seller in writing of its intention or the intention of its agents or representatives to enter upon the Project at least: forty-eight (48) hours prior to such intended entry. Buyer shall bear the cost of all such inspections, tests and studies. In conducting any inspections, tests or studies, Buyer and its authorized agents and representatives shall (a) comply with all terms of the Tenant Lease regarding entry rights and obligations of Seller to Tenant, (b) not disturb the Tenant or interfere with its use of the Project pursuant to the Tenant Lease, (c) not interfere with the operation, use and maintenance of the Project, (d) not damage any part of the Project or any personal property owned or held by Tenant or any third party, (e) not injure or otherwise cause bodily harm to Seller or any of its respective agents, contractors and employees or Tenant or other third party, (f`) promptly pay when due the cost of all inspections, tests or studies, (g) not permit any liens to attach to the Project by reason of the exercise of their rights under this Paragraph, and (h) fully restore the Project to the condition in which the same was found before any such inspections, tests or studies were undertaken.

5.2 Seller's Books and Records. Seller shall permit Buyer and its authorized agents and representatives to inspect and examine all books, records and files of Seller relating to the Property ("Seller's Books and Records") at all reasonable times prior to the Closing during normal business hours. Buyer shall notify Seller in writing of its intention or the intention of its agents or representatives to inspect and examine Seller's Books and Records at least forty-eight (48) hours prior to such intended inspection and examination. Buyer shall be entitled to communicate directly with the Authorities and Tenant in connection with the proposed purchase and sale transaction contemplated by this Agreement. Buyer shall bear the cost of all inspections and examinations of Seller's Books and Records and of all communications with the Authorities or any Tenant.

5.3 Buyer's Indemnity. Buyer hereby agrees to indemnify, defend, protect and hold Seller and its agents, employees and contractors harmless from and against any and all liens, claims, losses, liabilities, damages, costs, expenses, causes of action (including reasonable attorneys' fees and court costs) arising out of
(a) Buyer's inspections, tests and studies, and (b) Buyer's examination and inspection of Seller's Books and Records.

5.4 Review of Due Diligence Materials. Within ten (10) days after the Opening of Escrow, Seller shall deliver to Buyer for Buyer's review and approval the documents and materials ("Due Diligence Materials") respecting the Property set forth below.

5.4. 1 Title. A standard preliminary title report and an "extended coverage" supplemental title report (each as of a date not earlier than thirty (30) days prior to the Opening of Escrow) issued by the Title Company with respect to the Project together with an A.L.T.A. survey ("Surveys) of the Project accompanied by a certificate from a licensed surveyor, together with legible copies of all documents, whether recorded or unrecorded, referred to in the preliminary title report, supplemental title report and Survey.

5.4.2 Personal Propertv Inventorv. A detailed list ("Inventory") describing all of the Personal Property as of a date not earlier than thirty (30) days prior to the Opening of Escrow.

5.4.3 Tenant Lease. A copy of the Tenant Lease and Guaranty.

5.4.4 Service Contracts. A list ("Service Contract List") and legible copies of all Service Contracts identifying the names of the parties thereto and the date of such Service Contracts (including all amendments, modifications and supplements).

5.4.5 Plans and Reports. A list ("Plans and Reports List") and copies of all Plans and Reports in Seller's possession or reasonably available to Seller, including a Level 1 Toxic Waste Report respecting the Project prepared within one hundred eighty (180) days of the Effective Date.

5.4.6 Licenses and Permits. A list ("License List") and conies of all Licenses and Permits.

5.4.7 Insurance Policies. A list ("Insurance List") and copies of all Insurance Policies.

5.4.8 Property Tax Bills. Copies of the bills issued for the three (3) most recent years for all real property taxes and assessments and personal property taxes and copies of all notices or documents for any assessments or bonds relating to the Property.

5.4.9 UCC Searches. Current searches ("WCC Searches") of all Uniform Commercial Code Statements filed with respect to the Property.

5.4.10 Other Information. All other information and legible copies of any additional documents in Seller's possession which, in the Seller's good faith judgment, may materially affect the economic or physical condition of the Property.

5.5 No Negation of Representations and Warranties. The exercise or undertaking by Buyer of an inspection, examination, test or study or the review by Buyer of Seller's Books and Records on the Due Diligence Materials or any other act by Buyer shall not negate any representation, warranty or covenant of Seller or modify any of Buyer's rights or Seller's obligations in the event of any breach by Seller of its representations, warranties or covenants in this Agreement.


                                   ARTICLE 6

                                     ESCROW

6.1 Opening of Escrow. Buyer and Seller shall promptly cause the Opening of Escrow to occur by delivering a fully executed copy of this Agreement to Escrow Holder. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transaction contemplated hereby. Buyer and Seller also agree to execute, if necessary, Escrow Holder's standard or pre-printed Escrow Instructions but only to the extent the same are consistent with this Agreement; provided, however, any such additional, supplementary and/or preprinted standard Escrow Instructions shall not supersede or conflict with this Agreement and any such conflict shall be governed by the terms of this Agreement.

6.2 Indemnification and Non-Liability of Escrow Holder.

6.2.1 Indemnification of Escrow Holder. If this Agreement or any matter relating to this Agreement shall become the subject of any litigation or controversy, Buyer and Seller agree, jointly and severally, to hold Escrow Holder free and harmless from any loss or expense, including attorneys' fees, that may be suffered by it by reason thereof. In the event conflicting demands are made or notices served upon Escrow Holder with respect to this Agreement, the Buyer and Seller expressly agree that Escrow Holder shall be entitled to file a suit in interpleader and obtain an order from the court requiring Buyer and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader, Escrow Holder shall be fully released and discharged from any obligations imposed upon it by this Agreement.

6.2.2 Nonliability of Escrow Holder. Escrow Holder shall not be liable for the sufficiency or correctness as to form, manner, execution or validity of any instrument deposited with it, nor as to the identity, authority or rights of any person executing such instrument, nor for failure to comply with any of the provisions of any agreement, contract or other instrument filed with Escrow Holder or referred to herein. Escrow Holder's duties hereunder shall be limited to the safekeeping of such money, instruments or other documents received by it as Escrow Holder, and for their disposition in accordance with the terms of this Agreement. Notwithstanding the foregoing, if Escrow Holder is also acting as the Title Company under the terms of this Agreement, nothing in this Paragraph 6.2.2 shall limit the liability of Escrow Holder under the Title Policy.

6.3 Closing Date. The Closing shall occur through Escrow on the Closing Date.

6.4 Seller's Deliveries. Seller hereby covenants and agrees to deliver or caused to be delivered to Escrow Holder at least one (1) day prior to the Closing Date the following instruments and documents:

6.4.1 Grant Deed. A Grant Deed ("Grant Deed"), duly executed and acknowledged in recordable form by Seller, conveying the Project to Buyer. -The Grant Deed shall be in the form of, and upon the terms contained in, Exhibit 6.4.1 attached hereto.

6.4.2 Bill of Sale. Two (~2) counterpart originals of a bill of sale ("Bill of Sale") duly executed and acknowledged by Seller in favor of Buyer, assigning and conveying to Buyer all of Seller's right, title and interest in and to the Personal Property. The Bill of Sale shall be in the form of, and upon the terms contained in, Exhibit 6.4.2 attached hereto. If any of the Personal Property is licensed or registered motor vehicles, Seller shall also deliver to Buyer assignments of title to all such vehicles together with the original certificates of title thereto.

6.4.3 Assignment of Tenant Lease. Two (2) counterpart originals of an Assignment of Tenant Lease ("Tenant Lease Assignment") duly executed and acknowledged by Seller assigning to Buyer all of Seller's right, title and interest in and to the Tenant Lease. The Tenant Lease Assignment shall be in form, and upon the terms contained in, Exhibit 6.4.3 attached hereto.


6.4.4 General Assignment. Two) counterpart originals of an assignment ("General Assignment"), duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to the Licenses and Permits, Plans and Reports and Service Contracts. The General Assignment shall be in the form of, and upon the terms contained in, Exhibit 6.4.4 attached hereto.

6.4.5 Non-Foreign Certification. A certification duly executed by Seller under penalty of perjury in the form of, and upon the terms set forth in, the Non-Foreign Certificate Transferor's Certification of Non-Foreign Status attached hereto as Exhibit 6.4.5 ("Non-Foreign Certificate')..

6.4.6 Tenant Notification Letter. A letter to the Tenant ("Tenant Notification Letter"), duly executed by Seller and dated as of the Close of Escrow, notifying each Tenant that: (a) the Project has been sold to Buyer; (b) all of Seller's right, title and interest in and to the Tenant Lease and Tenant Deposit have been assigned to Buyer; and (c) commencing immediately, all rent and other payments and any notices under the Tenant Lease are to be paid and sent to Buyer. The Tenant Notification Letter shall be in the form, and upon the terms contained in, Exhibit 6.4.6.

6.4.7 Change of Address. Written notices executed by Seller to the taxing Authorities having jurisdiction over the Project, changing the address for service of notice and delivery of statements and bills.

6.4.8 Proof of Authority. Such proof of Seller's authority and authorization to enter into this Agreement and consummate the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company and/or Buyer.

6.4.9 Lien Affidavits. Any lien affidavits or mechanic's lien indemnifications as may be reasonably requested by the Title Company in order to issue the Title Policy.

6.5 Buyer's Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or at least one (1) business day prior to the Closing the following:

6.5.1 Purchase Price. The balance of the Purchase Price, net of all prorations, closing costs and other funds required to be paid or provided by Buyer under this Agreement.

6.5.2 Tenant Lease Assignment. Two (2) counterpart originals of the Tenant Lease Assignment duly executed and acknowledged by Buyer.

6.5.3 General Assignment. Two (2) counterpart originals of the General Assignment duly executed by Buyer.

6.6 Prorations.


6.6.1 General. All items to be prorated shall be prorated as of 11:59 P.M. on the day preceding the Closing. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. All proration items pertaining to the month in which the Closing occurs shall be prorated based upon the actual number of days in such month.

6.6.2 Revenues. Revenues shall be prorated as of the Close of Escrow. "Revenues" includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, operating cost pass throughs, reimbursements, income and other revenues and charges payable by Tenants under the Tenant Leases.

6.6.3 Tenant Deposit. Buyer shall be credited and Seller shall be debited with an amount equal to all Tenant Deposit (and any interest accrued thereon for the benefit of a Tenant) being held by Seller or any other person under the Tenant Lease. Seller shall retain the Tenant Deposit.

6.6.4 Prepaid Rentals. Rentals received by Seller attributable to periods after the Close of Escrow and the amount of any other credits due Tenants shall be credited to Buyer and debited to Seller at the Closing. Seller shall retain all such prepaid rentals.

6.6.5 Taxes and Assessments. All non-delinquent real estate taxes on the Property shall be prorated based on the actual current tax bill, but if such tax bill has not yet been received by Seller by the Closing then current year's taxes shall be deemed to be one hundred two percent (102%) of the amount of the previous year's tax bill. All delinquent taxes and all assessments, if any, on the Project shall be paid at the Closing from funds accruing to Seller.

6.6.6 Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes (other than real estate taxes) such as rental taxes, other expenses incurred in operating the Project that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Project shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing and shall pay all such expenses accruing on the Closing and thereafter. To the extent possible, Seller and Buyer shall obtain billings and meter readings as of the Closing to aid in such prorations.

6.6.7 Commissions. Seller shall pay in full all leasing commissions with respect to the Tenant Lease entered into as of or prior to the Closing without contribution or proration from Buyer.

6.6.8 Capital Expenditures. All capital and other improvements (including labor and materials) which are performed or contracted for by Seller at or prior to the Closing will be paid by the Seller, without contribution or proration from Buyer.

6.6.9 Service Contracts. Amounts payable under Service Contracts shall be prorated on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the Closing and Buyer shall pay all amounts accruing on the Closing and thereafter.

6.6.10 Method of Proration. All prorations shall be made in accordance with customary practice in the County, except as expressly provided herein. Buyer and Seller agree to cause their accountants to prepare a schedule of tentative prorations prior to the Closing. Such prorations, if and to the extent known and agreed upon as of the Closing, shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer) by increasing or reducing the cash to be paid by Buyer at the Closing. Any such prorations not determined or not agreed upon as of the Closing shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing. A copy of the schedule of prorations as agreed upon by Buyer and Seller shall be delivered to Escrow Holder at least three (3) business days prior to the Closing Date.

6.7 Disbursements and Other Actions by Escrow Holder. Upon the Closing, Escrow Holder shall promptly undertake all of the following in the manner hereinbelow indicated:
                                      -10-

6.7.1 Funds. Disburse all funds deposited with Escrow Holder as follows:

6.7.1.1 Closing Costs. Pay all closing costs which are to be paid through Escrow (e.g., recording costs, documentary transfer taxes, Title Policy premium and escrow fees and costs).

6.7.1.2 To Seller. After deducting therefrom the amounts expended by Escrow Holder in accordance with Paragraph 6.7.1.1 which are chargeable to the account of Seller (as provided in Paragraph 6.7.4 below) and deducting therefrom or adding thereto (as appropriate) the net amount of the prorations pursuant to Paragraph 6.6 above, disburse the Purchase Price to Seller in accordance with separate wiring instructions to be delivered to Escrow Holder by Seller.

6.7.1.3 To Buyer. Disburse any remaining funds to Buyer in accordance with separate instructions to be delivered to Escrow Holder by Buyer.

6.7.2 Recordation. Cause to be recorded in the Official Records the Deed (with documentary transfer tax, if any, to be shown by a separate unrecorded affidavit) and any other documents which Seller and Buyer hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

6.7.3 Delivery of Documents. Escrow Holder shall:

6.7.3.1 Direct the Title Company to issue the Title Policy to Buyer.

6.7.3.2 Combine into two separate fully executed originals and deliver one each to Buyer and Seller each of the two (2) original counterparts of the Tenant Lease Assignment and General Assignment executed by Seller and Buyer.

6.7.3.3 Deliver to Buyer the Non-Foreign Certificate and the Bill of Sale executed by Seller.

6.7.3.4 Deliver the Tenant Notice to Buyer or, if requested by Buyer under separate written instructions to Escrow Holder, to the applicable Tenant by certified mail, return receipt requested. All return receipts received by the Escrow Holder or Buyer shall be delivered to Seller.

6.7.4 Closing Costs. Seller shall pay (a) the premium for the Title Policy, (b) all City and County documentary transfer taxes assessed on recordation of the Deed, (c) one-half (1/2) of all escrow fees and costs and (d) all sales and gross receipts taxes. Buyer shall pay (x) any document recording charges and (y) one-half (1/2) of all escrow fees and costs. Buyer and Seller shall each pay all legal and professional fees and
                                      -11-
fees of other consultants incurred by Buyer and Seller, respectively. AU other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice in the County.

6.8 Seller's Deliveries to Buyer Upon Closing. Seller shall deliver to Buyer, on or prior to the Closing, the following:

6.8.1 Project. Possession of the Project.

6.8.2 Tenant Lease. Original of the Tenant Lease or, to the extent an original Tenant Lease is unavailable, a duplicate original thereof with a certificate executed by Seller warranting the authenticity of such duplicate original.

6.8.3 Service Contracts. Originals of all Service Contracts or, to the extent an original Service Contract is unavailable, a duplicate original thereof with a certificate executed by Seller warranting the authenticity of such duplicate original.

6.8.4 Licenses and Permits. Originals of all Licenses and Permits or, to the extent an original of a License or Permit is unavailable, a duplicate original thereof with a certificate executed by Seller warranting the authenticity of such duplicate original.

6.8.5 Plans and Records. Originals of the Plans and Records.

6.8.6 Keys. Keys to all entrance doors to the Improvements and keys to all Personal Property, which keys shall be properly tagged for identification.

6.8.7 Personal Property. Possession of the Personal Property.


                                   ARTICLE 7

                             CONDITIONS TO CLOSING

7.1 Conditions Precedent to Buyer's Obligations. The Closing and Buyer's obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction, not later than the Closing (unless otherwise provided), of the following conditions:

7.1.1 Inspections and Studies. As of the expiration of the Inspection Period, Buyer shall have approved in Buyer's sole and absolute discretion, every aspect of the Property, including any item examined or inspected by Buyer pursuant to
Article 5.

7.1.2 Representations. Warranties and Covenants of Seller. Seller shall have duly performed each and every covenant to be performed by Seller under this Agreement and Seller's representations and warranties set forth in this Agreement shall be true and correct as of the Closing in all material respects.

7.1.3 Title Insurance. As of the Closing, the Title Company shall nave Issued or shall have committed to issue to Buyer, upon payment of a normal premium, an A.L.T.A. 1970 Form B Owner's Policy of Title Insurance with any title endorsements reasonably requested by Buyer showing fee title to the Project vested in Buyer, subject only to the Permitted Exceptions ("Title Policy"). For purposes of this Agreement, (a) title endorsements shall be deemed reasonably requested by Buyer if Buyer shall have requested the issuance of such title endorsement by the Title Company prior to the expiration of the Inspection Period and the Title Company shall have agreed in writing to issue such endorsements as part of the Title Policy, and (b) "Permitted Exceptions" shall mean all matters shown on the standard preliminary title report, supplemental title report and Survey delivered by Buyer to Seller which have not been objected to in writing by Buyer prior to the expiration of the Inspection Period, or, if so objected to by Buyer, the Title Company has agreed in writing not to exclude such matters from the Title Policy. The Title Policy shall be issued with liability in an amount equal to the Purchase Price. Buyer shall have the right to require the Title Company to obtain coinsurance or facultative reinsurance (together with agreements in a form and content satisfactory to Buyer providing Buyer with the right of "direct access" against the reinsurance) with respect to the Title Policy in such amount and with such title companies as Buyer determines in Buyer's reasonable discretion.

7.1.4 Tenant Estoppel Certificate. Buyer shall have received an estoppel certificate ("Tenant Estoppel Certificate") duly executed by the Tenant which Tenant Estoppel Certificate shall be dated after Completion of the Building and after occupancy of the Building by the Tenant pursuant to the terms of the Tenant Lease. The Tenant Estoppel Certificate shall be in the form of and upon the terms contained in Exhibit 7.1.4 attached hereto, with such modifications or additions thereto shall be reasonably requested by Buyer prior to the expiration of the Inspection Period. Seller shall deliver the original executed Tenant Estoppel Certificate to Buyer no later than three (3) business days prior to the Closing Date.

7.1.5 Appraisal. As of the expiration of the Inspection Period, Buyer shall have obtained, at its sole cost and expense, and approved an appraisal of the Project.

7.1.6 Advisory Committee. As of the expiration of the Inspection Period, the Advisory Committee of Buyer shall approved the acquisition of the Property pursuant to the terms of this Agreement.

7.1.7 No Material Changes. At the Closing, there shall have been no material adverse changes in the physical or financial condition of the Project.

7.1.8 Moratorium. At the Closing, there shall be no reassessment, reclassification, rezoning or other statute, law, judicial or administrative decision, proceeding, ordinance or regulation (including amendments and modifications of any of the foregoing) pending or proposed to be imposed by the Authorities or any public or private utility having jurisdiction over the Project which would adversely affect, in Buyer's reasonable judgment, the acquisition, development, use or sale of the Project.

The conditions set forth in this Paragraph 7.1 are solely for the benefit of Buyer and may be waived only by Buyer. Buyer shall at all times have the right to waive any condition. Such waiver or waivers shall be in writing to Seller. The waiver by Buyer of any condition shall not relieve Seller of any liability or obligation with respect to any representation, warranty, covenant or agreement of Seller contained in this Agreement. All approvals given by Buyer under this Paragraph 7.1 shall be in writing and the failure of Buyer to approve any matter requiring its approval under this Paragraph 7.1 by the time therefor shall be deemed disapproval thereof by Buyer. Neither Seller nor Buyer shall act or fail to act for the purpose of permitting or causing any condition to fail (except to the extent Buyer, in its own discretion, exercises its right to disapprove any items or matters pursuant to Paragraphs 7.1.1, 7.1.5 and 7.1.6.)

7.2 Conditions Precedent to Seller's. Obligations. The Closing and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to Buyer having performed each and every covenant to be performed by Buyer under this Agreement and Buyer's representations and warranties set forth in this Agreement being true and correct as of the Closing in all material respects.

7.3 Failure of Condition to Closing In the event any of the conditions set forth in Paragraph 7.1 or Paragraph 7.2 are not timely satisfied or waived, for a reason other than the default of Buyer or Seller under this Agreement:

7.3.1 Termination. This Agreement, the Escrow and the rights and obligations of Buyer and Seller shall terminate, except as otherwise provided herein; provided, however, no such termination shall occur until (a) Buyer has had the opportunity to waive any condition for Buyer's benefit within two(2)business days after receipt of written notice from Seller, and (b) Buyer does not elect to waive such condition; and

7.3.2 Return of Funds. Escrow Holder is hereby instructed to promptly return to Seller and Buyer all funds (including the Deposit) and documents deposited by them, respectively, into Escrow which are held by Escrow Holder on the date of said termination less, in the case of the party otherwise entitled to such funds, however, the amount of any cancellation charges required to be paid by such party under Paragraph 7.3.3.

7.3.3 Cancellation Fees and Expenses. In the event this Agreement and the Escrow terminates because of the nonsatisfaction of any condition for a reason other than the default of Buyer or Seller under this Agreement, the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne one-half (1/2) by Seller and one-half (lt2) by Buyer and all other charges shall be borne by the party incurring same.

                                   ARTICLE 8

                    SELLER'S REPRESENTATIONS AND WARRANTIES

In addition to any express agreements of Seller contained herein, the following constitute representations and warranties of Seller to Buyer.
8.1 Seller's Authority.


8.1.1 Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

8.1.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, Authority or other party is required.

8.1.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller and the partners, officers or trustees of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof

8.1.4 Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally.

8.1.5 No Conflict. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Seller is a party or affecting the Project.

8.2 Seller's Warranties.

8.2.1 Legal Actions. There are no pending, threatened or contemplated actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the Property or in which Seller is, or to the best of Seller's knowledge will be, a party by reason of Seller's ownership of the Property.

8.2.3 Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Seller.

8.2.4 Governmental Regulations. To the best of Seller's knowledge, there are no violations of Governmental Regulations relating to the Property. The Improvements will be, as of the Closing, permitted conforming structures under applicable zoning and building laws and ordinances and the present uses thereof are permitted conforming uses under applicable zoning and building laws and ordinances. The conveyance of the Property to Buyer will not violate any Governmental Regulations and will include all rights necessary to permit continued compliance by the Project with all Governmental Regulations.

8.2.5 Licenses and Permits. All licenses, approvals, permits and certificates from the Authorities or private parties necessary for the construction, development, alteration or rehabilitation of the Improvements and for the use and operation of the Property will be as of the Closing obtained and possessed by Seller, and the Project will, as of the Closing, have been constructed and completed in accordance with (a) all such approvals, licenses, permits and certificates, (b) all Governmental Regulations, (c) accepted standards of good materials and workmanship, (d) all covenants, conditions, restrictions, easements and agreements of any kind or nature affecting the Property, and (e) the plans therefor set forth on the Plans and Reports List, which plans will have been approved by all Authorities having jurisdiction thereof To the best of Seller's knowledge, any conditions to any licenses, approvals, permits and certificates for the construction, development, alteration or rehabilitation of the Improvements will have been satisfied.

8.2.6 Defects and Deficiencies. There will be as of the Closing, no physical or mechanical defects or deficiencies in the condition of the Project, including, but not limited to, the roofs, exterior walls or structural components of the Improvements and the heating, air conditioning, plumbing, ventilating, elevator, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located in the Project. The Project will be is free from infestation by termites or other pests, insects or animals. The Personal Property will be in good operating condition.

8.2.7 Hazardous Materials. There has been no production, disposal or storage at the Project of any Hazardous Materials or other toxic substance and there is no proceeding or inquiry by any Authority with respect thereto.

8.3 Tenant Lease and Service Contracts.

8.3.1 Complete Information. All instruments, documents, lists, schedules and items required to be delivered to Buyer hereunder will fairly present the information set forth in a manner that is not misleading and will be true, complete and correct in all respects on the date of delivery and upon the Closing, as they may be updated, modified or supplemented in accordance with this Agreement.
                                      -16-

8.3.2 Tenant Lease. There are no leases, subleases, occupancies or tenancies in effect pertaining to the Project, except the Tenant Lease and Seller has no knowledge of any oral agreements with anyone, including the Tenant, with respect to the occupancy of the Project. The Tenant Lease has been modified, amended or altered in writing or otherwise, and no concessions, abatements or adjustments have been granted to Tenant, except as set forth in the Tenant Lease. The Tenant Lease has been duly authorized and executed by the landlord thereunder, and, to the best of Seller's knowledge, by the Tenant thereunder. The Tenant Lease is in full force and effect strictly according to the terms set forth therein. To the best of Seller's knowledge, there are no uncured defaults under the Tenant Lease and the Tenant has not asserted, or has any defense to, offsets or claims against rent payable or obligations under the Tenant Lease. No guarantors of the Tenant Lease have been released or discharged, voluntarily or involuntarily, or by operation of law from any obligation related to the Tenant Lease.

8.3.3 Service Contracts. There are no service or maintenance contracts, warranties, guarantees or bonds (whether oral or written) which affect or will affect or which are or will be obligations of the Buyer or the Project, other than those set forth in the Service Contract List. There is no current default or breach under the terms and provisions of any Service Contract and no Service Contract has been, will be, amended or modified except as provided in this Agreement.

8.3.4 Licenses. There are no Licenses which affect or will affect, or which are or will be obligations of Buyer or the Project, other than those set forth on the License List. There is no current default or breach under the terms and provisions of any of the Licenses and the Licenses have not been, and will not be, amended or modified except as provided in this Agreement.

8.3.5 Plans and Reports. The Plans and Reports to be delivered to Buyer under the terms of this Agreement are all of such Plans which are within the possession of, under the control of, or reasonably available to, Seller.

8.3.6 Permitted Exceptions. To the best of Seller's knowledge, there is no current default or breach under the terms and provisions of any of the Permitted Exceptions. The Permitted Exceptions have not been, and will not be, amended or modified except as provided in this Agreement.

8.3.7 Employees. There are no employees of Seller who, by reason of any Governmental Regulations, contract or agreement with Seller or for any other reason whatsoever would become employees of Buyer as a result of the purchase of the Property by Buyer.

8.3.8 General Representation. To the best of Seller's knowledge, no representation, warranty or statement of Seller in this Agreement or in any document, certificate or schedule furnished or to be furnished to Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

Seller's representations and warranties made in this Article 8 shall be continuing and shall be true and correct as of the Close of Escrow with the same force and effect as if remade by Seller in a separate certificate at that time.

                                   ARTICLE 9

                             INTENTIONALLY OMITTED

                                   ARTICLE 10

                     BUYER'S REPRESENTATIONS AND WARRANTIES

In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer to Seller:


10.1 Power. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

10.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.

10.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof

10.4 Validity. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

10.5 No Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Buyer is a party.

10.6 General Representation. No representation, warranty or statement of Buyer in this Agreement or in any document, certificate or schedule furnished or to be finished to Seller pursuant hereto contains or will contain any untrue statement or a material fact, omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

Buyer's representations and warranties made in this Article 10 shall be continuing and shall be true and correct as of the Close of Escrow with the same force and effect as if remade by Buyer in a separate certificate at that time.

                                   ARTICLE 11

                         COVENANTS OF BUYER AND SELLER

11.1 Operation of the Project Through the Closing.

11.1. i Construction of Building. Seller hereby agrees to construct or cause the Building to be constructed and completed, and cause the completion of the Building to occur not later than August 15, 1997. Such construction shall be in a good and workmanlike manner, in conformance with all Governmental Regulations and in strict accordance with the Building Plans.

11.1.2 Operation. Seller hereby agrees, through and including the Closing and at the Seller's sole cost and expense, to (a) keep all existing insurance policies affecting the Project in full force and effect and (c) make all regular payments of interest and principal on the existing financing affecting the Property.

11.1.3 Tenant Lease. Seller hereby agrees that Seller will not hereafter modify, extend or otherwise change any of the terms, covenants or conditions of the Tenant Lease, or enter into new leases or any other obligations or agreements affecting the Project without the prior written consent of Buyer.

11.1.4 Service Contracts. Seller will not extend, renew, modify or replace any of the Service Contracts without the prior written consent of Buyer.

11.1.5 Payment of Bills. Seller has paid or will pay in full, prior to the Closing, all bills and invoices for labor, goods, materials and services of any kind relating to the Property and utility charges, relating to the period prior to the Closing. Any alterations, installations, decorations and other work required to be performed under the Tenant Leases will by the Closing be completed and paid for in full. Any brokerage fee or similar commission which is or will become due and payable in connection with any Tenant Lease has been or will be paid by Seller prior to the Closing.

11.1.6 Notice to Buyer. Seller shall promptly notify Buyer of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that the Seller's obligation to provide notice to Buyer shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

11.2 Broker. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any such claims for additional brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

11.3. Required Actions of Buyer and Seller. Buyer and Seller agrees to execute all such instruments and documents and to take all actions pursuant to the provisions of this Agreement in order to consummate the purchase and sale herein contemplated and shall use their best efforts to accomplish the Closing in accordance with the provisions of this Agreement.

                                   ARTICLE 12
                                    REMEDIES

12.1 Liquidated Damages: Seller's Remedies. IN THE EVENT THE CLOSING AND THE CONSUMMATION ( IF THE TRANSACTION HEREIN CONTEMPLATED DO NOT OCCUR AS PROVIDED IN THIS AGREEMENT BY REASON OF ANY BREACH OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER AS A RESULT THEREOF. THEREFORE, BUYER AND SELLER AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER BREACHES THIS AGREEMENT AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AND AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR SUCH BREACH, AN AMOUNT EQUAL TO THE DEPOSIT. UPON ANY SUCH BREACH BY BUYER, UNLESS OTHERWISE SPECIFIED, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM BUYER AND ESCROW HOLDER AND THE OBLIGATION OF BUYER TO DELIVER TO SELLER THE DELIVERY ITEMS PURSUANT TO PARAGRAPH 4.1; PROVIDED, HOWEVER, THAT THIS LIQUIDATED DAMAGES PROVISION SHALL NOT LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR OR RECOVER DAMAGES IN CONNECTION WITH BUYER'S INDEMNITY OF SELLER AND/OR BREACH OF BUYER'S OBLIGATIONS PURSUANT TO PARAGRAPH 5.3 AND/OR RECOVER ATTORNEYS' FEES AND COURT COSTS PURSUANT TO PARAGRAPH 12.3. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

SELLER'S INITIALS                                          BUYER'S INITIALS

12.2 Buyer's Remedies. In the event Seller fails to perform its obligations pursuant to this Agreement for any reason, then Buyer may elect either to: (a) terminate this Agreement by giving Seller timely written notice of such election prior to or upon the Closing Date, whereupon Buyer shall be entitled to recover from Escrow Holder the entire portion of the Deposit then held by Escrow Holder and pursue any other rights or remedies available to Buyer at law anchor (b) enforce specific performance of this Agreement and pursue any other rights or remedies available to Buyer in equity.

12.3 Attorneys' Fees. If any action or proceeding is commenced by either party to enforce its rights or remedies under this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover its reasonable attorneys' fees and court costs incurred therewith.

                                   ARTICLE 13

                          CONDEMNATION AND DESTRUCTION

13.1 Eminent Domain or Taking. If, prior to the Closing, any material portion of the Real Property is taken by eminent domain or otherwise (or is the subject of a pending, threatened or contemplated taking which has not been consummated), Seller shall immediately notify Buyer thereof In such event, Buyer shall have the option, in its sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than ten (10) days after receipt of Seller's notice. For purposes hereof, "material" shall be deemed to be any taking where access to the Improvements or available parking area for the Improvements is reduced or restricted or where any of the rentable square footage of the Improvements is taken. If Buyer does not exercise this option to terminate this Agreement, or if there has not been a material taking by eminent domain or otherwise to give rise to such option, neither party shall have the right to terminate this Agreement, but the Seller shall assign and turn over, and the Buyer shall be entitled to receive and keep, all awards for the taking by eminent domain which accrue to Seller and the Buyer and Seller shall proceed to the Closing pursuant to the terms of this Agreement, without modification of the terms of this Agreement and without any reduction in the Purchase Price. Unless or until this Agreement is terminated, Seller shall take no action with respect to any eminent domain proceeding without the prior written consent of Buyer.

13.2 Fire or Casualty. Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Paragraph 13.2. If, prior to the Closing, any part of the Improvements is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer thereof. If such damage or destruction is "material", Buyer shall have the option to terminate this Agreement upon written notice to the Seller given not later than ten (10) days after receipt of Seller's notice. For purposes hereof, "material" shall be deemed to be any uninsured damage or destruction to the Project or any insured damage or destruction (a) where the cost of repair or replacement is estimated to be Fifty Thousand Dollars ($50,000.00) or more or shall take more than ninety (90) days to repair, in Buyer's good faith judgment, or (b) which allows the Tenant to abate its rent or to terminate the Tenant Lease; provided, however, in the case of uninsured damage or destruction, Seller may, at Seller's option, elect to repair such damage and destruction and keep this Agreement in full force and effect so long as such repair can be and is completed by Seller prior to the Closing Date. If Buyer does not exercise this option to terminate this Agreement, or if the casualty is not material, neither party shall have the right to terminate this Agreement but Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all insurance proceeds payable to it with respect to such destruction (which shall then be repaired or not at Buyer's option and cost), plus Seller shall pay over to Buyer on the Closing an amount equal to the deductible amount with respect to the insurance and Buyer and Seller shall proceed to the Closing pursuant to the terms of this Agreement without modification of the terms of this Agreement and without any reduction in the Purchase Price. If Buyer does not elect to terminate this Agreement by reason of any casualty, Buyer shall have the right to participate in any adjustment of the insurance claim.

                                   ARTICLE 14

                                INDEMNIFICATION.

14.1 Claims Against Seller and Indemnification of Buyer. Seller hereby agrees to indemnify Buyer against, and to hold Buyer harmless from, all losses, damages, costs and expenses, including without limitation reasonable legal fees and disbursements, incurred by Buyer relating to the Property which arise or result from acts, occurrences or matters that took place prior to the Closing, and/or acts, occurrences or matters the existence or occurrence of which constitute a violation of one or more representations, warranties or covenants of Seller in this Agreement, and do not relate to obligations or liabilities expressly assumed by Buyer hereunder; provided, however, nothing contained herein shall obligate Seller with respect to, or negate or modify any liability of Buyer for breach of Buyer's representations, warranties and covenants in this Agreement. Buyer shall not be entitled to any such indemnification or hold harmless, and Seller shall have no liability for such indemnification or hold harmless, or any other liability hereunder, with respect to any representation, warranty, agreement or covenant made or arising hereunder, and Buyer hereby waives and releases all claims against Seller hereunder, unless claim with respect to such liability is made by Buyer to Seller within the Survival Period, such written notice to Seller to set forth the specific breach or basis of liability asserted.

14.2 Defense of Claims Against Buyer. With respect to any claim for which Buyer has requested indemnification under Paragraph 14.1, Seller will be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Buyer may at its election and expense, participate in such defense, and provided further that in the event of any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller's counsel will, after consultation with Buyer's counsel, determine the actual strategy, defense and counterclaim to be employed. At Seller's reasonable request, Buyer will cooperate with Seller in the preparation of any defense to any such claim, and Seller will reimburse Buyer for any reasonable expenses incurred in connection with such request. If Seller does not elect to assume the defense of any such matter,

Seller shall have the right, at its sole expense, to employ separate counsel acceptable to Buyer and participate in such defense, provided that in the event of any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer's counsel will, after consultation with Seller's counsel, determine the actual strategy, defense and/or counterclaim to be employed.

14.3 Indemnification of Seller. Buyer hereby agrees to indemnify Seller against, and to hold Seller harmless from, all losses, damages, costs and expenses, including without limitation legal fees and disbursements, incurred by Seller relating to the Property which (a) arise or result from acts, occurrences or matters that take place after the Closing, provided, however, nothing contained herein shall obligate Buyer with respect to, or negate or modify any liability of Seller for a breach of Seller's representations, warranties and covenants in this Agreement, or (b) arise or result from a breach by Buyer of its agreements, covenants, representations or warranties of this Agreement, or (c) arise after Closing with respect to obligations expressly assumed by Buyer.

14.4 Defense of Claims Against Seller. With respect to any claim for which Seller has requested indemnification under Paragraph 14.3 above, Buyer will be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Seller may at its election and expense, participate in such defense, and provided further that in the event of any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer's counsel will, after consultation with Seller's counsel, determine the actual strategy, defense and counterclaim to be employed. At Buyer's reasonable request, Seller will cooperate with Buyer in the preparation of any defense to any such claim, and Buyer will reimburse Seller for any reasonable expenses incurred in connection with such request. If Buyer does not elect to assume the defense of any such matter, Buyer shall have the right, at its sole expense, to employ separate counsel acceptable to Seller and participate in such defense, provided that in the event of any difference of opinion or strategy with respect to the defense of such action or the assertion of counter- claims to be brought with respect thereto, Seller's counsel will, after consultation with Buyer's counsel, determine the actual strategy, defense and/or counterclaim to be employed.

                                   ARTICLE 15

                            ARBITRATION OF DISPUTES

THE PARTIES HEREBY AGREE TO SUBMIT ALL CONE ROVERSIES,
CLAIMS AND MATTERS OF D1EPERENCE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY TO BINDING ARBITRATION IN THE COUNTY IN WHICH THE PROJECT IS SITUATED, IN ACCORDANCE WITH THE RULES AND PRACTICES OF THE AMERICAN ARBITRATION ASSOCIATION FROM TIME TO TIME IN EFFECT (THE "RULES"). THIS SUBMISSION AND AGREEMENT TO ARBITRATE SHALL BE MANDATORY, EXCLUSIVE AND SPECIFICALLY ENFORCEABLE. ALL REFERENCES IN THIS AGREEMENT TO LITIGATION BETWEEN BUYER AND SELLER, SHALL BE

GOVERNED BY THE PROVISION OF THIS ARTICLE IS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE FOLLOWING SHALL BE CONSIDERED CONTROVERSIES FOR THIS PURPOSE:

(A) ALL QUESTIONS RELATING TO THE BREACH OF ANY OBLIGATION, WARRANTY, REPRESENTATION, COVENANT OR AGREEMENT HEREUNDER OR UNDER ANY EXHIBIT HERETO AND ALL QUESTIONS RELATING TO THE CONSTRUCTION AND INTERPRETATION THEREOF;

(B) ALL QUESTIONS RELATING TO REPRESENTATIONS, NEGOTIATIONS AND OTHER PROCEEDINGS LEADING TO THE EXECUTION OF THIS AGREEMENT AND ALL MODIFICATIONS OF THIS AGREEMENT OF EVERY NATURE AND DESCRIPTION;

(C) FAILURE OF ANY PARTY TO DENY OR REJECT A CLAIM OR DEMAND OF ANOTHER PARTY;

(D) ALL QUESTIONS AS TO WHETHER THE RIGHT TO ARBITRATE ANY QUESTIONS EXISTS OR AS TO THE EXISTENCE OF ANY AGREEMENT TO ARBITRATE; AND

(E) ALL ISSUES RAISED BY ANY SUBSEQUENT ALLEGED AMENDMENT HERETO, WHETHER WRITTEN OR ORAL, UNLESS SUCH AMENDMENT EXPRESSLY CANCELS THIS ARBITRATION PROVISION IN WRITING SIGNED BY ALL AFFECTED PARTIES HERETO.

BUYER AND SELLER MAY AGREE ON A RETIRED JUDGE AS SOLE
ARBITRATOR. IN THE ABSENCE OF SUCH AGREEMENT, THERE SHALL BE THREE (3) ARBITRATORS, SELECTED IN ACCORDANCE WITH THE RULES: ONE (1) ATTORNEY AND/OR RETIRED JUDGE, ONE (1) EXPERT IN COMMERCIAL MORTGAGE AND REAL ESTATE TRANSACTIONS, AND ONE (1) CERT1FED PUBLIC ACCOUNTANT. A DECISION AGREED ON BY TWO (2) OF THE ARBITRATORS SHALL BE THE DECISION OF THE ARBITRATION PANEL; PROVIDED, HOWEVER, THAT IN THE CASE OF MONETARY DAMAGES, IF THERE IS NO AGREEMENT OF TWO ARBITRATORS AS TO THE AMOUNT OF THE AWARD, THEN THE FINAL AWARD OF THE ARBITRATION PANEL FOR THE PURPOSE OF THIS AGREEMENT SHALL BE THE AMOUNT LEFT AFTER EXCLUDING THE HIGHEST AND LOWEST AMOUNTS. THE PARTIES AGREE TO ABIDE BY ALL AWARDS RENDERED IN SUCH PROCEEDINGS. ANY AWARD SHALL INCLUDE COSTS AND REASONABLE ATTORNEYS' FEES TO THE SUCCESSFUL PARTY. SUCH AWARDS SHALL BE
FINAL AND BINDING ON ALL PARTIES. THERE SHALL BE NO APPEAL THEREFROM OTHER
THAN FOR FRAUD OR MISCONDUCT. ALL AWARDS MAY BE FILED WITH THE CLERK OF ONE
OR MORE COURTS, STATE OR FEDERAL, HAVING JURISDICTION OVER THE PARTY AGAINST WHOM SUCH AN AWARD IS RENDERED OR ITS PROPERTY AS A BASIS OF JUDGMENT AND OF
THE ISSUANCE OF AN ORDER AUTHORIZING EXECUTION FOR COLLECTION. NOTHING IN THIS

AGREEMENT AND/OR THE EXHIBITS HERETO SHALL BE DEEMED TO PREVENT THE ARBITRATION PANEL FROM EXERCISING AUTHORITY TO PERMIT EXERCISE BY A PARTY OF ITS LEGAL AND/OR EQUITABLE REMEDIES INCLUDING THE RIGHT OF OFFSET. IT IS UNDERSTOOD BY THE PARITIES THAT THERE IS NOT INTENDED IN THIS AGREEMENT OR ANY EXHIBIT HERETO THAT THERE BE A WAIVER OF A PARTY'S RIGHT TO ANY REMEDY WHICH MAY BE ENFORCED THROUGH ARBITRATION, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, THE RIGHT OF SETOFF AND INJUNCTIVE RELIEF.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY But COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.: YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATE DISPUTES" PROVISION TO NEUTRAL ARBITRATION.


BUYER'S INITIALS                                           SELLER'S INITIALS

                                   ARTICLE 16

                                    EXCHANGE

Rather than purchase the Project for the consideration herein provided, Buyer may prefer to exchange for the Project other real property and improvements of like kind ("Exchange Property") owned by Buyer in accordance with this Article 16 in order to defer recognition of income on the disposition of the Exchange Property. As an accommodation to Buyer, Seller agrees to cooperate with Buyer to accomplish such exchange, including the execution of documents therefor, provided the following terms and conditions are satisfied:

16.1 Notice. At least two (2) days prior to the Closing Date, Buyer shall notify Seller that Buyer has arranged such an exchange and the terms thereof As soon as reasonably possible thereafter, Seller and Buyer, and such other parties as may be necessary to effect the exchange, shall execute any and all documents satisfactory to the parties and their respective legal counsel which are necessary to effect the exchange.

16.2 Costs. Seller shall in no way be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to the Exchange Property and/or the exchange.

16.3 No Contingency. In no way shall the Closing be contingent or otherwise subject to the consummation of the exchange for the Exchange Property, and the Escrow shall timely close in accordance with the terms of this Agreement despite any failure, for any reason, of the parties to the exchange to effect same.

16.4 No Liability. Seller will not be required to acquire title to the Exchange Property or incur any personal liability whatsoever in connection with the exchange transaction contemplated by this Article 16.

16.5 Indemnification. Buyer indemnifies and agrees to hold Seller harmless from and against any and all causes, claims, demands, liabilities, costs and expenses, including reasonable attorneys' fees, as a result of or in connection with the Exchange Property and any such exchange.

                                   ARTICLE 17

                                 MISCELLANEOUS

17.1 Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. Buyer and Seller do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

17.2 Agreement Binding on Parties. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of Buyer and Seller. Buyer may assign its rights under this Agreement only upon the following conditions: (a) the assignee of Buyer must be an affiliate of Buyer or an entity which is directly owned or controlled by Buyer; (b) the Deposit must have been delivered in accordance with Paragraph 4.1; (c) the Inspection Period shall have expired; (d) Buyer shall remain primarily liable for the performance of Buyer's obligations under this Agreement and (e) the assignee must expressly assume in writing all of Buyer's obligations under this Agreement, and Buyer shall deliver to Seller a copy of the fully executed written assignment and assumption agreement between Buyer.

17.3 Notice. Any notice, communication, request, reply or advice (collectively, "Notice") provided for or permitted by this Agreement to be made or accepted by

Buyer or Seller must be in writing. Notice may, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified, and addressed to the party to be notified, with return receipt requested, (b) by delivering the same to such party, or an agent of such party, in person or by commercial courier, (c) by facsimile transmission, evidenced by confirmed receipt and concurrently followed by a "hard" copy of same delivered to the party by mail, personal delivery or overnight delivery pursuant to clauses (a), (b) or (d) hereof, or (d) by depositing the same into custody of a nationally recognized overnight delivery service such as Federal Express, Overnight Express, Airborne Express, Emery or Purolator. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 A.M. and 5:00 P.M. of any business day with delivery made after such hours to be deemed received the following business day. For the purposes of Notice, the addresses of Seller, Buyer, Escrow Holder and Title Company shall, until changed as hereinafter provided, be as set forth in Article
1. Buyer and Seller shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written Notice to the other party.

17.4 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

17.5 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto and any such recordation of this Agreement or memorandum hereto, by Buyer without the prior written consent of Seller shall constitute a default hereunder by Buyer, whereupon this Agreement shall, at the option of Seller, terminate and be of no further force and effect. Upon such termination, the Deposit shall be immediately delivered to Seller, whereupon the parties shall have no further duties or obligations, each to the other except as provided in Paragraph 5.3.

17.6 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

17.7 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

17.8 Survival of Representations. The covenants, agreements, representations and warranties made herein shall survive the Closing until the expiration of the Survival Period whereupon such covenants, agreements, representations and warranties shall be
                                      -27-
of no further force or effect; provided, however, that any claim for a breach of any such covenant, agreement, representation or warranty shall continue to survive after the Survival Period if, prior to the expiration of the Survival Period, any party claiming such breach delivers to the other party a written claim of such party specifying in reasonable detail the nature of such breach and a description of the facts supporting such breach; provided, further, that notwithstanding anything to the contrary contained herein, the covenants and agreements set forth in Paragraph 5.3 of this Agreement shall continue to survive notwithstanding the expiration of the Survival Period.

17.9 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

17.10 Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement. All exhibits referred to in this Agreement and the Glossary of Terms are attached and incorporated by this reference.

17.11 Business Day. If any date or any period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

17.12 Currency. All dollar amounts are expressed in United States currency.

17.13 Multiple Counterparts. This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes).

17.14 Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State in which the Project is situated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

"Buyer"                                           "Seller"
WEST COAST REALTY                       CHRISTIAN KNOX
INVESTORS,
INC., a Delaware corporation /
By:
W. Thomas Maudlin, Jr.
President

                            JOINDER BY ESCROW HOLDER

Commerce Escrow, referred to in this Agreement as the "Escrow Holder, " hereby acknowledges that it received this Agreement executed by Seller and Buyer on the day of July, 1997, and accepts the obligations of and instructions for the Escrow Holder as set forth herein. It further acknowledges that it received the Deposit on the day of July, 1997. The Escrow Holder hereby agrees to hold and distribute the Deposit in accordance with the terms and provisions of this Agreement.

DATE: July  , 1997

                                   COMMERCE ESCROW

                                   By:
                                   Name:
                                   Title: Escrow Officer

                              Address   1545 Wilshire Boulevard, Suite 600
                                        Los Angeles, California 90017

                               GLOSSARY OF TERMS


( ) "Authorities" means any governmental or quasi-governmental body or agency having jurisdiction over the Project and/or Seller including, without limitation, the State, the City and the County in which the Project is situated.

( ) "Bill of Sale" is defined in Paragraph 6.4.2.

( ) "Cash Equivalent" means a wire transfer of funds or a certified or bank cashier's check dragon on a reputable bank licensed to do business in the State in which the Project is situated.

( ) "Closing" means the date the Deed is recorded in the Official Records.

( ) "Due Diligence Materials" is defined in Paragraph 5.4.

( ) "Escrow" means the above-referenced escrow opened with Escrow Holder for the consummation of the transaction described in this Agreement.

( ) "General Assignment" is defined in Paragraph 6.4.4.

( ) "Governmental Regulations" means any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction, and building and fire codes) of the Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Project.

"Grant Deed" is defined in Paragraph 6.4.1.

( ) "Hazardous Materials" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Sections 25115,25117 or 25122.7, or listed pursuant to Section 251.40, or the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law),
(ii) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a "hazardous material," "hazardous substance," or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Plans and Inventory), (iv) defined as a "hazardous substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) listed under
Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4,

                                      -I-

Chapter 20, (vi) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 81317), (vii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. S 6901 et seq. (42 U.S.C. 8 6903), as amended ("RCRA"), or (viii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. S 9601 et seq. (42 U.S.C. 89601), as amended ("CERCLA") or.(ix) any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or (x) any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves.

( ) "Insurance List" is defined in Paragraph 5.4.7.

( ) "Insurance Policies" means all hazard, rent loss, liability, workers' compensation and other insurance policies currently in effect with respect to the Project and copies of all claims and settlements made within the three most recent years of $50,000 or more.

( ) "Inventory" is described in Paragraph 5.4.2.

( ) "License List" is described in Paragraph 5.4.6.

( ) "Licenses and Permits" means (A) all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by Authorities or otherwise in connection with the Project;
(B) all right, title and interest of Seller in and to the use of the name of the Project set forth in the facing page of this Agreement and any and all other trade names and logos used by Seller in the operation and identification of the Project; (C) any and all development rights and other intangible rights, titles, interests, privileges and appurtenances owned by Seller and in any way related to or used in connection with the Project and its operation; and (D) all licenses, consents, easements, rights of way and approvals required from private parties to make use of utilities and to insure vehicular and pedestrian ingress and egress to the Project.

( )"Non-Foreign Certificate" is defined in Paragraph 7(a).

( ) "Notice" is described in Paragraph 15.3.

( ) "Official Records" means the Official Records of the County in which the Project is situated.

( ) "Opening of Escrow" means the date on which a fully executed copy of this Agreement is delivered to Escrow Holder by Buyer and Seller.

( ) "Permitted Exceptions" is defined in Paragraph 7.1.3.

( ) "Personal Property" means all equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by Seller and attached to, appurtenant to, located in or used in connection with the operation of the Project including, without limitation, all attachments, appliances, fittings, gas and oil burners, automatic stokers, lighting fixtures, doors, cabinets, partitions, mantles, elevators, electric motors, pumps, screens, flag poles, waste disposal or storage equipment, all sprinklers, plumbing, heating, air conditioning, electrical, ventilating, lighting, incinerating, vacuum cleaning, refrigerating and cooling systems, each with its respective furnaces, boilers, engines, motors, dynamos, radiators, pipe, wiring and other apparatus, vaults, safes, fire prevention and extinguishing equipment, carpets, floor covering, kitchen appliances and antenna.

( ) "Plans and Reports" means (A) all preliminary, final and proposed building plans and specifications (including "as-built" drawings) respecting the Improvements, and (B) all structural reviews, architectural drawings and engineering, soils, seismic, geologic and architectural reports, studies and certificates and other documents pertaining to the Project which are within the possession of, under the control of, or reasonably available to Seller.

( ) "Plans and Reports List" is defined in Paragraph 5.4.5.

( ) "Property" means, collectively, the Real Property, the Improvements, and all of Seller's interest in the Personal Property, Plans and Reports, Licenses and Permits Tenant Leases, Tenant Deposits and Service Contracts.

( )"Revenues" is defined in Paragraph 6.6.2.

( ) "Rules" is defined in Article 15.

( ) "Seller's Books and Records" is defined in Paragraph 5.2.

( ) "Service Contracts" means any and all service agreements, maintenance contracts, warranties, guarantees, bonds and like contracts and agreements relating to the Project, together with all supplements, amendments and modifications thereto, relating to the Property.

( )"Service Contract List" is defined in Paragraph 5.4.4.

( ) "Survey" is defined in Paragraph 5.4.1.

( ) "Tenant Deposit" means all security deposits, prepaid rentals, cleaning fees and other deposits, plus any interest accrued thereon, paid by Tenant to Seller or any other person relative to the Project.

( )"Tenant Estoppel Certificate" is defined in Paragraph 7.1.4.
( )"Tenant Lease Assignment" is defined in Paragraph 6.4.3.
( )"Tenant Notification Letter" is defined in Paragraph 6.4.6.
( )"Title Policy" is defined in Paragraph 7.1.3.
( )"UCC Searches" is defined in Paragraph 5.4.9.

                               LEGAL DESCRIPTION

                            [To be attached prior to
                          execution of the Agreement]


                                 EXEIIB1T 1.13

RECORDING REQUESTED BY AND WHEN RECORDED MAIL THIS GRANT DEED TO:

Allen, Matkins, Leck Gamble & Mallory LLP 515 South Figueroa Street, Seventh Floor Los Angeles, California 90071-3398 Attn: Michael L. Matkins, Esq.

                          SEND ALL TAX STATEMENTS TO:

West Coast Realty Investors, Inc.
5933 West Century Boulevard, Suite 900 Los Angeles, California 90045-5454
Attn: Mr. W. Thomas Maudlin, Jr.

                     (Above Space For Recorder's Use Only)

                                   GRANT DEED


The undersigned grantor declares:

Documentary Transfer Tax is shown by an unrecorded separate affidavit pursuant to Section 11932 of the Revenue and Taxation Code.

( ) computed on full value of property conveyed, or
( ) computed on full value, less value of liens and encumbrances remaining at time of sale.


City of

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, hereby GRANTS to WEST COAST REALTY INVESTORS, INC., a Delaware corporation, the following described real property ("Property") located in the City of
County of                         , State of

See Exhibit "A" attached hereto and incorporated herein by this reference.


                                  SUBJECT TO:
1.    Taxes and assessments.
                                 Exhibit 6.4.1


2. All other covenants, conditions, restrictions, reservations, rights, rights of way, easements, encumbrances, liens and title matters whether or not of record or visible from an inspection of the Property and all matters which an accurate survey of the Property would disclose.
DATED:


                                 EXHIBIIT 6.4.1

                               LEGAL DESCRIPTION

                            [To be attached prior to
                          execution of the Agreement]

                                   EXHIBIT A

                                TO EXHIBIT 6.4.1

STATE OF

COUNTY OF

On 199 before me, the undersigned, a Notary Public in and for said State, personally appeared and , personally known to me (or proved to me on the basis of satisfactory evidence) to be persons who executed the within instrument as the and respectively, of , the corporation that executed the within Instrument, known to me to be the persons who executed the within Instrument on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.

WITNESS my hand and official seal.

Notary Public in and for said State

                                  BILL OF SALE

THIS BILL OF SALE ("Bill of Sale") is made this day of            , 19  by
('"Seller"), in favor of WEST COAST REALTY INVESTORS, INC., a Delaware corporation ("Buyer").

                                  WITNESSETH:

Seller and Buyer entered into that certain Agreement of Purchase and Sale and
Joint Escrow Instructions dated as of            199  ("Agreement") respecting
the sale of certain "Property" (as defined in the Agreement).
Under the Agreement, Seller is obligated to transfer to Buyer any and all of its right, title and interest in and to all equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by Seller and attached to, appurtenant to, located in or used in connection with the operation of the improvements ("Improvements") commonly known as and located on the real property described in Exhibit "A" attached hereto, including, without limitation, all attachments, appliances, fittings, gas and oil burners, automatic stokers, lighting fixtures, doors, cabinets, partitions, mantles, elevators, electric motors, pumps, screens, flag poles, waste disposal or storage equipment, all sprinklers, plumbing, heating, air conditioning, electrical, ventilating, lighting, incinerating, vacuum cleaning, refrigerating and cooling systems, each with its respective furnaces, boilers, engines, motors, dynamos, radiators, pipe, wiring and other apparatus, vaults, safes, fire prevention and extinguishing equipment, carpets, floor covering, kitchen appliances and antenna, including those items described on the Inventory attached hereto (collectively, "Personal Property").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Buyer all of the Personal Property.

Seller hereby covenants that Seller will, at any time and from time to time upon written request therefor, execute and deliver to Buyer, Buyer's successors, nominees or assigns, such documents as Buyer or they may reasonably request in order to frilly assign and transfer to and vest in Buyer or Buyer's successors, nominees and assigns, and protect Buyer's or their right, title and interest in and to all of the Personal Property and rights of Seller intended to be transferred and assigned hereby, or to enable Buyer, Buyer's successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

Seller hereby represents and warrants to Buyer that: (i) to the best of Seller's knowledge, the Personal Property has been paid for and is not subject to any liens, encumbrances or claims of any kind; (ii) all taxes of any nature whatsoever on the Personal Property have been

                                 EXHIBIT 6.4.2
paid by Seller; (iii) the consideration paid to Seller herewith is the frill and complete consideration for the Personal Property; (iv) any sales or other taxes which may be payable with respect to this transfer shall be the sole responsibility of Seller; and (v) the transfer of the Personal Property to Buyer does not require the consent of third parties except as otherwise disclosed in writing by Seller to Buyer. Such warranties and representations shall survive the execution and delivery of this Bill of Sale and Buyer's subsequent transfer of any of the Personal Property.

Seller warrants, and hereby covenants, at Seller's sole cost and expense, to defend Buyer's title to the Personal Property against all lawful claims and demands of all persons or entities whomsoever which may now exist or which may have accrued as of the date of this Bill of Sale. Seller hereby agrees to indemnify and hold Buyer free and harmless from all liabilities, obligations, damages, causes of action, judgments, costs and expenses (including reasonable attorneys' fees) which Buyer may incur or suffer in connection with any breach by Seller of the preceding warranty and covenant.

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Buyer and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of
this day of                  1997.


                                 EXHIBIT 6.4.2

                            TENANT LEASE ASSIGNMENT


THIS TENANT LEASE ASSIGNMENT ("Assignment") is made this day of 199 by and between , a ("Assignor"), and WEST COAST REALTY INVESTORS, INC., a Delaware corporation ("Assignee").

                                  WITNESSETH:
Assignor and West Coast Realty Investors, Inc. entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of ("Agreement") respecting the sale of certain "Property" (as defined in the Agreement).

Under the Agreement, Assignor is obligated to assign to Assignee any and all of its right, title and interest in and to all leases, licenses, rental agreements and occupancy agreements, and all amendments and supplements thereto relative to the real property ("Real Property") described in Exhibit "A" attached hereto, together with all rents, issues and profits thereunder (collectively, "Tenant Leases") and all security deposits, prepaid rentals, cleaning fees and other deposits, plus any interest accrued thereon, paid by tenants of the Property to Assignor or any other person ("Tenant Deposits"), which Tenant Leases and Tenant Deposits are set forth on Exhibit "B" attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor's estate, right, title and interest in and to the Tenant Leases and Tenant Deposits and Assignee hereby accepts such assignment.

The representations and warranties made by Assignor to Assignee in the Agreement with respect to the Tenant Leases and Tenant Deposits are incorporated herein by this reference.

Such representations and warranties shall survive the execution and delivery of this Assignment for the period and to the extent provided in the Agreement.

Assignor hereby covenants that Assignor will, at any time and from time to time upon written request therefor, execute and deliver to Assignee, Assignee's successors, nominees or assigns, such documents as Assignee or they may reasonably request in order to frilly assign and transfer to and vest in Assignee or Assignee's successors, nominees and assigns, and protect Assignee's or their right, title and interest in and to the Tenant Leases and the Tenant Deposits and the rights of Assignor intended to be transferred and assigned hereby, or to enable Assignee, Assignee's successors, nominees and assigns to realize upon or otherwise enjoy such rights in and to the Tenant Leases and the Tenant Deposits.

                                 EXHIBIT 6.4.3

Assignee hereby assumes the performance of all of the terms, covenants and conditions imposed upon Assignor as landlord under the Tenant Leases accruing or arising on or after the date of delivery of this Assignment.

Assignee hereby agrees to indemnify and hold harmless Assignor, Assignor's agents and Assignor's and their successors and assigns from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignor by reason of any breach by Assignee from and after the date hereof of any of Assignee's obligations under the Tenant Leases or with respect to the Tenant Deposits for the period and to the extent provided in the Agreement.

Assignor hereby agrees to indemnify and hold harmless Assignee, Assignee's agents and Assignee's and their successors and assigns from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignee by reason of any breach by Assignor prior to the date hereof, of any of Assignor's obligations under the Tenant Leases or with respect to the Tenant Deposits for the period and to the extent provided in the Agreement.

In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including reasonable attorneys' fees.

This Assignment may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of

                                 EXHIBIT 6.4.3

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first written above.

WEST COAST REALTY INVESTORS. INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

By:

W. Thomas Maudlin, Jr. President

"Assignor"                    "Assignee"

                                 EXHIBIT 6.4.3

STATE OF

COUNTY OF

On             , 1997 before me, the undersigned, a Notary Public in and for said State, personally appeared , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that executed the same.

WITNESS my hand and official seal.


Notary Public in and for said State


STATE OF

COUNTY OF

On        , 1997 before me, the undersigned, a Notary Public in and for said
State, personally appeared , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that executed the same.

WITNESS my hand and official seal.


Notary Public in and for said State

                                 EXHIBIT 6.4.3

                               GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT ("Assignment") is made this day of , 19 by and between . a ("Assignor"), and WEST COAST REALTY INVESTORS, INC., a Delaware corporation ("Assignee").

                                  WITNESSETH:

Assignor and West Coast Realty Investors, Inc. entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of 19 ("Agreement") respecting the sale of certain "Property", including the "Real Property" described in Exhibit "A" and the "Improvements" located thereon (ad as defined in the Agreement).

Under the Agreement, Assignor is obligated to assign to Assignee any and all of its right, title and interest in and to:

(a) certain service contracts, agreements, maintenance contracts, warranties, guarantees, bonds and like contracts and agreements, together with ad supplements, amendments and modifications thereto, relating to the Property, ("Service Contracts"). A list of the Service Contracts is attached hereto as Exhibit "B".

(b) all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by "Authorities" (as defined in the Agreement) or otherwise in connection with the Property; all
right, title and interest of Seller in and to the use of the name "            "
and any other trade names, trademarks, and logos used by Assignor in the operation and identification of the Improvements and/or the Real Property; any and all development rights and other intangible rights, titles, interests, privileges and appurtenances owned by Assignor and in any way related to or used in connection with the Property and its operation; and all licenses, consents, easements, rights of way and approvals required from private parties to make use of utilities and to insure vehicular and pedestrian ingress and egress to the Real Property and the Improvements ("Licenses and Permits"). A list of the Licenses and Permits is attached hereto as Exhibit "C".

(c) all financial and other books and records maintained in connection with the operation of the Property, all preliminary, final and proposed building plans and specifications (including "as-built" drawings) respecting the Improvements, and all structural reviews, architectural drawings and engineering, soils, seismic, geologic and architectural reports, studies and certificates and other documents pertaining to the Property which are within the possession of, under the control of or reasonably available to Assignor ("Plans and Reports"). A list of the Plans is attached hereto as Exhibit "D".

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, sells, transfers, sets over

                                 EXHIBIT 6.4.4
and delivers unto Assignee all of Assignor's estate, right, title and interest in and to the Service Contracts, Licenses and Permits and Records and Plans and Reports and Assignee hereby accepts such assignment.

The representations and warranties made by Assignor to Assignee in the Agreement are incorporated herein by this reference.

Such representations and warranties shall survive the execution and delivery of this Assignment for the period and to the extent provided in the Agreement.

Assignor hereby covenants that Assignor will, at any time and from time to time, upon written request therefor, execute and deliver to Assignee, Assignee's successors, nominees and assigns, any new or confirmatory instruments which Assignee, Assignee's successors, nominees and assigns may reasonably request in order to frilly assign and transfer to and vest in Assignee, or Assignee's successors, nominees and assigns, and to protect Assignee's or Assignee's successors, nominees and assigns right, title and interest in and to the Service Contracts, Licenses and Permits, and Plans or to otherwise realize upon or enjoy such rights in and to the Service Contracts, Licenses and Permits, and Plans.

Assignee hereby assumes the performance of all of the terms, covenants and conditions imposed upon Assignor under the Service Contracts, Licenses and Permits, and Plans and Reports accruing or arising on or after the date of this Agreement.

Assignee hereby agrees to indemnify and hold harmless Assignor, Assignor's agents and Assignor's and their successors and assigns from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignor by reason of any breach by Assignee from and after the date hereof of any of Assignee's obligations under the Service Contracts, Licenses and Permits or Plans and Reports for the period and to the extent provided in the Agreement.

Assignor hereby agrees to indemnify and hold harmless Assignee, Assignee's agents and Assignee's and their successors and assigns from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignee by reason of any breach by Assignor prior to the date hereof of any of Assignor's obligations under the Service Contracts, Licenses and Permits or Plans and Reports for the period and to the extent provided in the Agreement.

In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including reasonable attorneys' fees.

This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

                                 EXHIBIT 6.4.4

This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.


By:
Name:
Title:

By: Name:
Title:

"Assignor"

WEST COAST REALTY INVESTORS, INC., a Delaware corporation

W. Thomas Maudlin, Jr. President
"Assignee"

                                 EXlIIB1T 6.4.4

                            NON-FOREIGN CERTIFICATE

                TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS
                           A. Federal Certification.


To inform WEST COAST REALTY INVESTORS,. ("Transferee") that withholding of tax under Section 1445 of the Internal Revenue Code of 1954, as amended ("Code") will not be required upon the transfer of certain real property to the Transferee by the undersigned ("Transferor"). Transferor hereby certifies to
Transferee:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder).

2. Transferor's U.S. employer identification/social security number is

3. The Transferor's office/personal residence address is

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor understands that the Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

                         B. California Certification.

Resident/Non-Resident Affidavit

Sections 18805 and 26131 of the Revenue and Taxation Code provide that a buyer or real property may be required to withhold 3 1/3% of the sales price of California real property sold by a non-resident Seller, unless the sales price of the real property is less than $100,000.00.

Transferor hereby certifies that Transferor is a [partnership as determined in accordance with Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code] or [California resident and not subject to the above mentioned withholding and that its California residence address is

Transferor understands that this Certification may be disclosed to the Franchise Tax Board of California by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

                                 EXHIBIT 6.4.5

C. General.

Transferor hereby agrees to indemnify, defend and hold the Transferee harmless from and against any and all obligations, liabilities, claims, losses, actions, causes of action, rights, demands, damages, costs and expenses of every kind, nature or character whatsoever (including, without limitation, actual attorneys' fees and court costs) incurred by the Transferee as a result of any false or misleading statement contained herein.

Under penalty of perjury, Transferor declares that Transferor has examined this Certification and to the best of Transferor's knowledge and belief, it is true, correct and complete, and Transferor further declares that it has authority to sign this document on behalf of the Transferor.

Date:
, 199

,199
                           TENANT NOTIFICATION LETTER

Re: Your lease (the "Lease") of space in the building known as " " located in , California (the "Building)

Ladies and Gentlemen:

You are hereby notified that , (the "Owner"), as owner of the Building and the current owner of the landlord's interest under the Lease, has sold the Building to WEST COAST REALTY INVESTORS, INC. ("Buyer"), and in connection with such sale the Owner has assigned and transferred its interest in the Lease and any and all security deposits thereunder or relating thereto to Buyer, and Buyer has assumed and agreed to perform all of the landlord's obligations under the Lease (including any obligations set forth in the Lease to repay or account for any security deposits thereunder) from and after the date of this Tenant Notification Letter. Accordingly, (a) all of your obligations under the Lease from and after the date of this Tenant Notification Letter (including your obligations to pay rent and fulfill your insurance requirements) shall be performable to and for the benefit of Buyer, its successors and assigns and (b) all of the obligations of the landlord under the Lease (including any obligations to repay or account for any security deposits thereunder) from and after the date of this Tenant Notification Letter shall be the binding obligations of Buyer and its successors and assigns.

The address of Buyer for all purposes under the Lease (including the payment of rentals, the recoupment of and security deposits and the giving of any notices provided for in the Lease) is:

Very truly yours,
By:


Name
Title
                                 EXIIIB1T 6.4.6

TENANT:
DATE OF LEASE:
AMENDED:
PREMISES:
ESTOPPEL CERTIFICATE

To:
Re:

The undersigned hereby certifies to WEST COAST REALTY INVESTORS INC. ("Buyer") as follows:

1. The undersigned is the "Tenant" under the above referenced lease ("Lease") covering the above-referenced Premises ("Premises"). A true, correct and complete copy of the Lease (including all addendums, riders, amendments, modifications and supplements thereto) is attached as Exhibit "A".

2. The Lease constitutes the entire agreement between landlord under the Lease ("Landlord") and Tenant with respect to the Property and the Lease has not been modified, changed, altered or amended in any respect except as set forth above.

3. The term of the Lease commenced on , 19 and, including any presently exercised option or renewal term, will expire on , 19 Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated Tenant's leasehold interest. All improvements to be constructed on the Property by Landlord have been completed and accepted by Tenant and any tenant construction allowances have been paid in frill.

4. As of the date of this Estoppel Certificate, there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either Tenant or Landlord. To the best of Tenant's knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Landlord.

5. Tenant is currently obligated to pay annual rental in monthly installments of per month and monthly installments of annual rental have been paid through 19 . In addition, the Lease requires rent adjustments based on increases in the consumer price index. No other rent has been paid in advance and Tenant has no claim or defense against Land- lord under the Lease and is asserting no offsets or credits against either the rent or Landlord. Tenant has no claim against Landlord for any security or other deposits except $ which was paid pursuant to the Lease.

                                 EXHIBIT 7.1.4

6. Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Property other than as Tenant under the Lease. Tenant has no right to renew or extend the terms of the Lease except

7. Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession except as expressly set forth in the Lease.

8. There has not been filed by or against Tenant a petition in bankruptcy, . voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

9. All insurance required of Tenant by the Lease has been provided by Tenant and all premiums paid.

10. The Property contains square feet of rentable/usable area.

This Certificate is made to Buyer in connection with the prospective purchase by Buyer, or Buyer's assignee, of the building containing the Premises. This Certificate may be relied on by Buyer and any other party who acquires an interest in the Premises in connection with such purchase or any person or entity which may finance such purchase.

Dated this 11  day of July 1997

                                 EXHIBIT 7.1.4

                               GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this "Guaranty") is made as of November, 1997, by CHRISTIAN J. KNOX, a married man (the "Guarantor"), in favor of WEST COAST REALTY INVESTORS, INC., a Delaware corporation ("Landlord").

WHEREAS, Landlord and CHRISTIAN J. KNOX & ASSOCIATES, INC., a California corporation doing business as Applebee's Neighborhood Grill & Bar, desire to enter into that certain Lease Agreement dated Novembers, 1997 (the "Lease") concerning the premises in the building located at 6700 Stanford Ranch Road, City of Roseville, State of California;

WHEREAS, Guarantor has a financial interest in the Tenant; and

WHEREAS, Landlord would not execute the Lease if Guarantor did not execute and deliver to Landlord this Guaranty.

NOW, THEREFORE, for and in consideration of the execution of the foregoing Lease by Landlord and as a material inducement to Landlord to execute said Lease, Guarantor hereby absolutely, presently, continually, unconditionally and irrevocably guaranties the prompt payment by Tenant of all rentals and other sums payable by Tenant under said Lease and the faithful and prompt performance by Tenant of each and every one of the terms, conditions and covenants of said Lease to be kept and performed by Tenant, and further agrees as follows:

1. It is specifically agreed and understood that the terms, covenants and conditions of the Lease may be altered, affected, modified, amended, compromised, released or otherwise changed by agreement between Landlord and Tenant, or by course of conduct and Guarantor does guaranty and promise to perform all of the obligations of Tenant under the Lease as so altered, affected, modified, amended, compromised, released or changed and the Lease may be assigned by or with the consent of Landlord or any assignee of Landlord without consent or notice to Guarantor and that this Guaranty shall thereupon and thereafter guaranty the performance of said Lease as so changed, modified, amended, compromised, released, altered or assigned.

2. This Guaranty shall not be released, modified or affected by failure or delay on the part of Landlord to perforce any of the rights or remedies of Landlord under the Lease, whether pursuant to the terms thereof or at law or in equity, or by any release of any person liable under the terms of the Lease (including, without limitation, Tenant) or any other guarantor from any liability with respect to Guarantor's obligations hereunder.

3. Guarantor's liability under this Guaranty shall continue until all rents due under the Lease have been paid in full in cash and until all other obligations to Landlord have been satisfied, and shall not be reduced by virtue of any payment by Tenant of any amount due under the Lease. If all or any portion of Tenant's obligations under the Lease is paid or performed by Tenant, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise.

4. Guarantor warrants and represents to Landlord that Guarantor now has and will continue to have full and complete access to any and all information concerning the Lease, the value of the assets owned or to be acquired by Tenant, Tenant's financial status and its ability to pay and perform the obligations owed to Landlord under the Lease. Guarantor further warrants and represents that Guarantor has reviewed and approved copies of the Lease and is fully informed of the remedies Landlord may pursue, with or without notice to Tenant, in the event of default under the Lease. So long as any of the Guarantor's obligations hereunder remains unsatisfied or owing to Landlord, Guarantor shall keep fully informed as to all aspects of Tenant's financial condition and the performance of said obligations.

5. Guarantor hereby covenants and agrees with Landlord that if a default shall at any time occur in the payment of any sums due under the Lease by Tenant or in the performance of any other obligation of Tenant under the Lease, Guarantor shall and will forthwith upon demand pay such sums and any arrears thereof, to Landlord in legal currency of the United States of America for payment of public and private debts, and take all other actions necessary to cure such default and perform such obligations of Tenant.

6. The liability of Guarantor under this Guaranty is a guaranty of payment and performance and not of collectibility, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Lease or the pursuit by Landlord of any remedies which it now has or may hereafter have with respect thereto, at law, in equity or otherwise.

7. Guarantor hereby waives and agrees not to assert or take advantage of to the extent permitted by law: (i) all notices to Guarantor, to Tenant, or to any other person, including, but not limited to, notices of the acceptance of this Guaranty or the creation, renewal, extension, assignment, modification or accrual of any of the obligations owed to Landlord under the Lease and, except to the extent set forth in Paragraph 9 hereof, enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto;
(ii) notice of acceptance of this Guaranty; (iii) demand of payment, presentation and protest; (iv) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease; (v) any statute of limitations affecting Guarantor's liability hereunder or the enforcement thereof; (vi) any right or defense that may arise by reason of the incapability, lack of authority, death or disability of Tenant or any other person; and (vii) all principles or provisions of law which conflict with the terms of this Guaranty. Guarantor further agrees that Landlord may enforce this Guaranty upon the occurrence of a default under the Lease, notwithstanding any dispute between Landlord and Tenant with respect to the existence of said default or performance of the obligations under the Lease or any counterclaim, set-off or other claim which Tenant may allege against Landlord with respect thereto. Moreover, Guarantor agrees that Guarantor's obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

8. Guarantor agrees that Landlord may enforce this Guaranty without the necessity of proceeding against Tenant or any other guarantor. Guarantor hereby waives the right to require Landlord to proceed against Tenant, to proceed against any other guarantor, to exercise any right or remedy under the Lease or to pursue any other remedy or to enforce any other right.

9. (a) Guarantor agrees that nothing contained herein shall prevent Landlord from suing on the Lease or from exercising any rights available to it thereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits under California Civil Code S S 2809, 2810, 2.819, 2845, 2847, 2848, 2845 and 2850.

(b) Guarantor agrees that Guarantor shall have no right of subrogation against Tenant unless and until all amounts due under the Lease have been paid in full and all other obligations under the Lease have been satisfied. Guarantor further agrees that, to the extent the waiver of Guarantor's right of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Tenant shall be junior and subordinate to any rights Landlord may have against Tenant.

(c) To the extent any dispute exists at any time as to any Guarantor's right to subrogation or otherwise, Guarantor agrees to indemnify, defend and hold Landlord harmless from and against any loss, damage, claim, demand, cost or any other liability (including without limitation, reasonable attorneys' fees and costs) Landlord may suffer as a result of such dispute.

(d) The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant or any defense which Tenant may have by reason of order, decree or decision of any court or administrative body resulting from any such case. Landlord shall have the sole right to accept or reject any plan on behalf of Guarantor proposed in such case and to take any other action which Guarantor would be entitled to take, including, without limitation, the decision to file or not file a claim. Guarantor acknowledges and agrees that any payment which accrues with respect to Tenant's obligations under the Lease (including, without limitation, the payment of rent) after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of such proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in Guarantor's obligations hereunder because it is the intention of the parties that said obligations should be determined without regard to any rule or law or order which may relieve Tenant of any of its obligations under the Lease. Guarantor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person to pay Landlord, or allow the claim of Landlord in respect of, any such payment accruing after the date on which such proceeding is commenced. Guarantor hereby assigns to Landlord Guarantor's right to receive any payments from any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person by way of dividend, adequate protection payment or otherwise.

10. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Guaranty or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Guaranty) and shall be deemed to have been properly given, rendered or made only if hand-delivered or sent by first-class mail, postage pre-paid, addressed to the other party at its respective address set forth below, and shall be deemed to have been given, rendered or made on the day it is hand-delivered or one day after it is mailed, unless it is mailed outside of Los Angeles County, California, in which case it shall be deemed to have been given, rendered or made on the third business day after the day it is mailed. By giving notice as provided above, either party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it.

To Guarantor:  Christian J. Knox
633 East Victor Road, Suite E
Lodi, California, 95240
Facsimile No.: (209) 367-5401
Telephone No.: (209)367-7517

To Landlord:   West Coast Realty Investors, Inc.
5933 West Century Boulevard, Suite 900
Los Angeles, California 90045-5454
Facsimile No.: (310) 337-9898
Telephone No.: (310) 337-9700
Attn: W. Thomas Maudlin, Jr.


With a copy to:
Allen, Matkins, Leck, Gamble & Mallory
515 South Figueroa Street, 8th Floor
Los Angeles, California 90071
Attn: Michael L. Matkins, Esq.

11.    Guarantor represents and warrants to Landlord as follows:

(a) No consent of any other person, including, without limitation, any creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder. This Guaranty has been duly executed and delivered by Guarantor, and constitutes the legally valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

(b) The execution delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of Guarantor's assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of Guarantor's property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract, or other agreement, instrument or undertaking.

12. The obligations of Tenant under the Lease to execute and deliver estoppel statements, as therein provided, shall be deemed to also require the Guarantor hereunder to do and provide the same relative to Guarantor.

13. This Guaranty shall be binding upon Guarantor, Guarantor's heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Landlord, its successors, endorsees and assigns. Any married person executing this Guaranty agrees that recourse may be had against community assets and against his separate property for the satisfaction of all obligations herein guaranteed. As used herein, the singular shall include the plural, and the masculine shall include the feminine and neuter and vice versa, if the context so requires.

14. The term "Landlord" whenever used herein refers to and means the Landlord specifically named in the Lease and also any assignee of said Landlord, whether by outright assignment or by assignment for security, and also any successor to the interest of said Landlord or of any assignee in the Lease or any part thereof, whether by assignment or otherwise. So long as the Landlord's interest in or to the demised premises (as that term is used in the Lease) or the rents, issues and profits therefrom, or in, to or under the Lease, are subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantor of the Landlord's interest in the demised premises or under the Lease shall affect the continuing obligations of Guarantor under this Guaranty, which obligations shall continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, or any purchaser at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser.

15. The term "Tenant" whenever used herein refers to and means the Tenant in the Lease specifically named and also any assignee or sublessee of said Lease and also any successor to the interests of said Tenant, assignee or sublessee of such Lease or any part thereof, whether by assignment, sublease or otherwise.

16. In the event of any dispute or litigation regarding the enforcement or validity of this Guaranty, Guarantor shall be obligated to pay all charges, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord, whether or not any action or proceeding is commenced regarding such dispute and whether or not such litigation is prosecuted to judgment.

17 This Guaranty shall be governed by and construed in accordance with the laws of the State of California, and in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the Courts of California.

18 . Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

19. This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guaranty with the same effect as if all parties had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and re-attached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

20. No failure or delay on the part of Landlord to exercise any power, right or privilege under this Guaranty shall impair any such power, right or privilege, or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

21. This Guaranty shall constitute the entire agreement between each Guarantor and the Landlord with respect to the subject matter hereof. No provision of this Guaranty or right of Landlord hereunder may be waived nor may Guarantor be released from any obligation hereunder except by a writing duly executed by an authorized officer, director or trustee of Landlord.

22. The liability of Guarantor and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and Guarantor relating to the Lease shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law.

IN WITNESS WHEREOF, Guarantor has executed this Guard day and year first above written


CHRISTIAN J. KNOX
Social Security No. ###-##-####

                                LEASE AGREEMENT

                                    BETWEEN

                       WEST COAST REALTY INVESTORS, INC.,
                             a Delaware corporation

                                      and

                     CHRISTIAN J. KNOX & ASSOCIATES, INC.,
                            a California corporation
                    dba Applebee's Neighborhood Grill & Bar

                             TABLE OF CONTENTS FOR
                                LEASE AGREEMENT

ARTICLE AND TITLE
I. ASSIGNMENT AND SUBLETTING ---------------------------- 2
II. USE ------------------------------------------------- 4
III. FIXED MINIMUM RENT; ADDITIONAL CHARGES-------------- 6
IV. CONDITION - TENANTS WARRANTIES----------------------- 8
V. UTILITIES--------------------------------------------  9
VI. SIGNS AND ADVERTISING------------------------------- 10
VII. CONSTRUCTION, ALTERATION, DAMAGE AND
DESTRUCTION, AND RESTORATION---------------------------- 10
VIII. MECHANICS' AND MATERIALMEN'S LIEN----------------- 11
IX. MAINTENANCE OF PREMISES----------------------------- 12
X. INSURANCE-------------------------------------------- 13
XI. EMINENT DOMAIN ------------------------------------- 16
XII. REAL ESTATE TAXES, SPECIAL ASSESSMENTS
AND USE TAXES------------------------------------------- 16
XIII. NET LEASE EXPENSES-------------------------------- 17
XIV. DEFAULT OR DESERTION BY TENANT--------------------- 18
XV. DEFAULT OF LANDLORD--------------------------------- 21
XVI. INSOLVENCY OF TENANT------------------------------- 21
XVII. NO OBSTRUCTION OF VISIBILITY --------------------- 21
XVIII. PROPERTY LEFT ON PREMISES------------------------ 22
XIX. TENANT'S PROPERTY---------------------------------- 22
XX. SURRENDER OF PREMISES------------------------------- 23
XXI. NOTICES-------------------------------------------  23

ARTICLE AND TITLE
XXII.  RENTAL CHECKS ----------------------------------- 24
XXIII. WAIVERS ----------------------------------------- 25
XXIV. RIGHTS AND REMEDIES------------------------------- 25
XXV. MONTH to MONTH------------------------------------- 25
XXVI. RIGHT OF ENTRY------------------------------------ 25
XXVII. SUBORDINATION TO MORTGAGE LIEN------------------- 25
XXVIII. TENANT'S AND LANDLORD'S REPRESENTATIONS
AND INDEMNITIES----------------------------------------- 26
XXIX. PARTIAL INVALIDITY-------------------------------- 30
XXX. GOVERNING LAW-------------------------------------- 30
XXXI. CONSTRUCTION OF LEASE----------------------------- 31
XXXII. NO PARTNERSHIP----------------------------------- 31
XXXIII. NO ACCORD AND SATISFACTION---------------------- 31
XXXIV. "AS IS"------------------------------------------ 31
XXXV. GUARANTY OF LEASE--------------------------------- 32
XXXVI. BROKERS------------------------------------------ 32
XXXVII. MEMORANDUM OF LEASE----------------------------- 32
XXXVIII. ATTORNEYS' FEES-------------------------------- 32
XXXIX. OPTION TO EXTEND--------------------------------- 33
XXXX. LEASEHOLD FINANCING------------------------------- 33
XXXXI. ESTOPPEL CERTIFICATE----------------------------- 38
XXXXII. FINANCIAL INFORMATION REQUIREMENTS ------------- 39

EXHIBITS
EXHIBIT A: LEGAL DESCRIPTION
EXHIBIT A-1: SITE PLAN OF THE CENTER
EXHIBIT B: PERMITTED EXCEPTIONS
EXHIBIT C: IMPROVEMENT PLANS
EXHIBIT D: COMMON AREA MAINTENANCE AGREEMENT
EXHIBIT E: MEMORANDUM OF LEASE

                                LEASE AGREEMENT

THIS LEASE AGREEMENT ("Lease"), made and entered as of November 26, 1997, by and between WEST COAST REALTY INVESTORS, INC., a Delaware corporation (hereinafter referred to as ("Landlord"), and CHRISTIAN J. KNOX & ASSOCIATES, INC., a California corporation, dba Applebee's Neighborhood Grill & Bar (hereinafter referred to as ("Tenant").

                                  WITNESSETH:

Landlord, by these presents, does demise, lease and let unto Tenant approximately 41,537 square feet of land and improvements located at 6700 Stanford Ranch Road, City of Roseville, County of Placer, State of California, the exact legal description of which is set forth on Exhibit A hereto and incorporated herein by reference, (hereinafter referred to as the "Demised Premises"), subject to the "Permitted Exceptions" as defined in Exhibit B attached hereto and incorporated herein by reference (hereinafter "Permitted Exceptions"). The Demised Premises and the adjoining land bounded by Five Star Boulevard to the South and Stanford Ranch Road to the East, as depicted on the site plan attached hereto as Exhibit A-1 and incorporated herein by reference, is hereinafter referred to as the "Center".

TO HAVE AND TO HOLD the Demised Premises unto Tenant for a term of twenty (20) years from and including the commencement date as hereinafter defined. The commencement date shall be the date which is not less than ten (10) days nor more than thirty (30) days after the occurrence of both (a) "Completion of the Building" and (b) occupancy of the "Building" by Tenant, as those terms are defined in the AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS dated July 8, 1997 between Tenant as "Seller" and Landlord as "Buyer", which terms as defined therein are incorporated herein by reference. This Lease shall be effective for all purposes, except the commencement of rent, as of the date first written above.

IN CONSIDERATION THEREOF, Landlord and Tenant covenant and agree as follows:

Initial by Landlord                                       Initial by Tenant

                     ARTICLE I. ASSIGNMENT AND SUBLETTING.

Tenant shall have no right to assign or sublet the Demised Premises without the prior written consent of Landlord, which consent may be withheld in Landlord's sole and reasonable discretion, and if granted may be subject to such conditions as Landlord in its sole and reasonable discretion may impose, including, without limitation, the requirement that such assignee or sublessee have a net worth of not less than the minimum net worth requirement of Tenant's franchiser, Applebee's International, Inc. On the date of this Lease or Three Million Dollars ($3,000,000.00), whichever is greater.

Consent by Landlord to any assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting, nor shall any such assignment or subletting relieve Tenant from liability for the payment of rentals or the performance of any condition or covenant of this Lease.

Notwithstanding the provisions of the foregoing paragraphs, Tenant shall have the right to assign this Lease or sublease the entire Demised Premises, without the consent of Landlord, so long as Tenant is in compliance with its obligations hereunder and has paid all rentals due to the date thereof, (i) to the parent corporation of Tenant, or (ii) to any wholly-owned subsidiary of Tenant or Tenant's parent corporation, or (iii) to any corporation succeeding to all of the assets of Tenant as a result of consolidation or merger, or (iv) to a corporation to which substantially all of the assets of Tenant are sold, or (v) to any person or entity controlled by, under common control with or controlling Tenant, or (vi) to any entity that will operate an Applebee's restaurant on the Demised Premises pursuant to a license or franchise from Applebee's International Inc.; provided that Landlord, in Landlord's reasonable discretion, has approved the business qualifications and financial capability of such successor. As used in this Paragraph, "control" means the right to exercise by contract or otherwise more than fifty percent (50%) of the voting interests of such entity.

Notwithstanding any other provision of this Lease to the contrary, Tenant may assign this Lease to its franchiser Applebee's International, Inc.(sometimes referred to as "Franchisor"), whether Tenant is in compliance with or in default under this Lease, provided that Tenant gives Landlord at least thirty (30) days' written notice of its intent to assign this Lease to its Franchisor. Franchisor shall become the Tenant hereunder upon its written acceptance Of said assignment and shall be responsible and

Initial by Landlord                                        Initial by Tenant
                                      -2-
obligated hereunder for any obligations and performance only from the date of said assignment to the end of the term (as the same may be extended hereunder) and not for any past-due rents or charges, or for any assignment fee or other expense related to the assignment. In addition, Franchisor may assign this Lease to a new franchisee, and thereafter said franchisee shall become the tenant hereunder, so long as said franchisee meets the qualifications of franchisees of Franchisor generally, including its standard financial qualifications. If in order to meet said financial qualifications, Franchisor has received the personal guaranty of the principal shareholders of said franchisee, Landlord shall approve the assignment to such new franchisee only so long as the same principal shareholders agree to guarantee the performance of the new franchisee as to the terms of this Lease. In the event of a default by Tenant under the terms of this Lease, Landlord shall give Franchisor not less than thirty (30) days' written notice thereof prior to initiating any action to foreclose upon or retake possession of said Lease Premises.

No assignment or sublease shall operate to release Tenant from its obligations hereunder, without the written consent of Landlord.

Tenant shall pay Landlord's costs and expenses, including attorneys' fees incurred in connection with any request by Tenant to assign or sublet.

In addition to the foregoing, Tenant may assign this Lease, without the consent of Landlord to any Leasehold Mortgagee, as defined in and subject to the provisions of Article XXXX, provided that no such assignment shall operate to create a lien or encumbrance on Landlord's interest and the rents therefrom, separate from Tenant's leasehold estate. Nothing in this Lease shall be construed to require Landlord to subordinate or otherwise subject its fee interest in the Demised Premises, or the rents therefrom, to the lien of any Leasehold Mortgagee. Tenant shall notify Landlord of any such collateral assignment.

In addition to the foregoing, Tenant may assign this Lease, without the consent of Landlord to any Limited Partnership of which Tenant is the General Partner or to any Limited Liability Company of which the Tenant is the Operating Manager.

Initial by Landlord                                         Initial by Tenant

                               ARTIICLE II. USE.

Tenant agrees that the Demised Premises shal1 be used as an Applebee's Neighborhood Grill & Bar Restaurant, open for lunch and dinner and serving food and wine and beer, or alcoholic beverages including wine and beer, and for no other use without the prior consent of Landlord, which consent may be given or withheld in Landlord's sole and absolute discretion. In the event that Tenant's Franchise Agreement with Franchisor is terminated by Franchisor, thus preventing the operation of an Applebee's restaurant at the Demised Premises, Tenant shall continue to operate the Demised Premises as a sit-down, non-fast food restaurant where food and alcohol are served from a menu which shall be comparable to an Applebee's restaurant as such restaurants are operated as of the date of this Lease, subject to Landlord's prior approval thereof, which shall not be unreasonably withheld or delayed ("Comparable Restaurant") such as, for example, TGIF Fridays, Chevy's, Chili's, Outback Steakhouse and Claim Jumper. The Demised Premises shall be used and occupied in a careful and proper manner, and no waste will be committed or permitted upon or damage done to the Demised Premises.

Tenant agrees that it will not conduct, nor permit to be conducted, on the Demised Premises any business or commitment or permit any act which is or may be contrary to or in violation of any law or any ordinance of the city, county and state in which the Demised Premises are located.

Tenant further agrees at its own expense to comply with all governmental laws, rules and regulations and all covenants, conditions, restrictions, easements, development agreements and other encumbrances including the Permitted Exceptions, now or hereafter affecting the Demised Premises, (collectively, "Encumbrances") and/or applicable to the use, development or operation of the Demised Premises, including, without limitation, all Environmental Laws, and including making all repairs, capital improvements, alterations and structural changes required by law and/or such Encumbrances and payment of all fees and assessments, and charges which may be imposed thereby. As used in this Lease, "Environmental Laws" means any federal, state, or local law, regulation, guideline, code or ordinance applicable to environmental quality or human health, or to the use, generation, handling, storage, treatment, transport, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any substance classified as toxic or hazardous or by similar terms, including, without limitation, petroleum products. Tenant agrees to indemnify, protect, defend and hold Landlord harmless from any claims arising out of the violation by Tenant or Tenant's agents,

Initial by Landlord                                        Initial by Tenant
employees, contractors or invitees of, any law, rule or regulation, including any Environmental Law, and/or any such Encumbrances with regard to the Demised Premises.

Tenant agrees to continuously and uninterruptedly operate one hundred percent (100%) of the Demised Premises during the "Minimum Hours," as defined below, as an Applebee's Restaurant (or a Comparable Restaurant, if applicable, as described above), during the entire term unless prevented from doing so because of fire, accident or act of God. Tenant shall conduct its business at all times in a first-class and reputable manner, maintaining at all times a full staff of employees and a full and complete stock of merchandise and adequate equipment, fixtures and personal property.

"Minimum Hours" means 11:00 a.m. to midnight Monday through Thursday, 11:00 a.m. to 2:00 a.m. Friday and Saturday, and 10:00 a.m. to midnight Sunday, or such comparable alternate hours as may be required by Franchisor.

No auction, liquidation, going-out-of-business, fire or bankruptcy sales may be conducted in the Demised Premises. Tenant agrees that it will conduct its business in the Demised Premises under the trade name "Applebee's Neighborhood Grill & Bar" (or under such other trade name for a Comparable Restaurant as shall be approved by Landlord, if applicable, as described above) in a lawful manner and in good faith, and will not do any act tending to injure the reputation of the Center as reasonably determined by Landlord. Notwithstanding any provision in this Lease requiring the continuous operation of Tenant's business by Tenant, Landlord hereby agrees that Tenant may close its business for the sole purpose or remodeling, repairing and enhancing the Demised Premises for a sixty (60) day period from time to time during the term of this Lease, and for any additional time periods that may be required by Franchisor pursuant to national, regional or California remodeling requirements, subject to the limitations in Article VII. Tenant shall tender to Landlord written notice of its intent to close its business at least sixty (60) days prior to the date of commencement of any such repair, remodeling or enhancement work.

During such period, rent, and all other monetary obligations shall not abate, and Tenant shall remain obligated to perform all other provisions of this Lease.

Tenant hereby represents and warrants to Landlord that Tenant is the assignee franchisee under that certain Franchise Agreement, dated August 18, 1997 (the "Franchise Agreement"), between Apple By The Bay, Inc. and Applebee's International, Inc., allowing the franchisee or assignee franchisee thereunder to use the tradenames, styles, methods of operation and so forth, and to provide the services and distribute the products described therein.

Initial by Landlord                                    Initial by Tenant

              ARTICLE III. FIXED MINIMUM RENT; ADDITIONAL CHARGES.

3.1 Tenant shall pay to Landlord during the term of this Lease the fixed minimum annual rental ("Fixed Minimum Rent") as set forth in the following schedule:

Commencement Date through September 30, 2002    $172,000
October 1, 2002 through September 30, 2007      $193,500
October 1, 2007 through September 30, 2012      $217,687
October 1, 2012 through September 30, 2017      $244,898

First Extension Term:
October 1, 2017 through September 30, 2022      $275,511

Second Extension Term:
October 1, 2022 through September 30, 2027      $309,950

Fixed Minimum Rent shall be payable by Tenant in equal consecutive monthly installments on or before the first day of each month, in advance, at the address specified for Landlord in Article XXI, or at such other place as Landlord shall designate, without any prior demand therefore and without any deduction or set off whatsoever. If the commencement date occurs on a day other than the first day of a calendar month, or the expiration date occurs on a day other than the last day of a calendar month, then the rental for such fractional month will be prorated on the basis of a thirty (30) day month.

3.2 Security Deposit. Tenant shall deposit with Landlord upon execution hereof a Security Deposit in the sum of $14,333.33 as security for Tenant's faithful performance of its obligations under this Lease. If Tenant fails to pay the Fixed Minimum Rent, or otherwise defaults under this Lease, Landlord may use, apply, or retain all or any portion of said Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, expense, loss or damage which Landlord may suffer or incur by reason thereof. If Landlord uses or applies all or any portion of said Security Deposit, Tenant shall within ten (10) days after written request therefor deposit moneys with Landlord sufficient to restore said Security Deposit to the full amount required by this Lease. If the fixed Minimum Rent increases during the term of this Lease, Tenant shall, upon written request from Landlord, deposit additional moneys with Landlord so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Fixed Minimum Rent as the initial Security Deposit bore to the initial Fixed Minimum Rent. Should the Lease be assigned or sub-let, Landlord shall have the right to increase the Security Deposit to the extent necessary, in

Initial by Landlord                                     Initial by Tenant

Landlord's reasonable judgment, to account for any increased risk that the Landlord may suffer as a result thereof, provided however, this provision for increasing the security deposit shall not be applicable to Applebee's International, Inc. if the Lease is assigned to Applebee's International, Inc. In other words, Franchisor shall not be required to pay a security deposit of any amount if this Lease is assigned to Franchisor. If a change in control of Tenant occurs during this Lease and following such change the financial condition of Tenant is, in Landlord's reasonable judgment, significantly reduced, Tenant shall deposit such additional moneys with Landlord as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on said change in financial condition. Landlord shall not be required to keep the Security Deposit separate from its general accounts. Within fourteen (14) days after the expiration or termination of this Lease, if Landlord elects to apply the Security Deposit only to unpaid Rent, and otherwise within thirty (30) days after the Premises have been vacated pursuant to ARTICLE
XX. SURRENDER OF PREMISES below, Landlord shall return that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any moneys to be paid by Tenant under this Lease.

3.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by any lender. Accordingly, if any rent shall not be received by Landlord within ten (10) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a one-time late charge equal to ten percent (10%) of each such overdue amount. The parties hereby agree that such amount represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default or breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event a late charge is payable hereunder, whether or not collected, for three
(3) consecutive installments of Fixed Minimum Rent, then notwithstanding any provision of this Lease to the contrary, the Fixed Minimum Rent shall at Landlord's option become due and payable quarterly in advance.


Initial by Landlord                                         Initial by Tenant

3.4 Tenant shall pay to Landlord all charges and other amounts required under this Lease as additional rent (herein called "additional rent"). All such additional rent will be payable to Landlord at the place where the Fixed Minimum Rent is payable. Landlord will have the same remedies for a default in the payment of any additional rent as for a default in the payment of rent.


                   ARTICLE IV. CONDITION - TENANTS WARRANTIES

4.1 Condition to Tenant's Obligations.

Tenant's obligations hereunder and the effectiveness of this Lease shall be expressly conditioned upon the approval of the terms of this Lease by Applebee's International, Inc., on or before December 1, 1997 (the "Contingency Period").

4.2 Tenant's Warranties.

Tenant represents, warrants, and covenants as follows:

A. Tenant shall erect and operate upon the Demised Premises, upon proper application to, and approvals from, Landlord and the appropriate governmental authorities, the improvements for the use hereinbefore provided as described in
Article VII, below. Said applications and approvals shall include, but shall not be limited to: (i) authority to construct an Applebee's restaurant upon the Demised Premises of the approximate size of five thousand five hundred (5,500) square feet, (ii) authority to construct, the aforesaid restaurant facility and any other improvements needed therefor or incident thereto with building or construction materials, in the design color and shape similarly used for other prototype freestanding Applebee's restaurants, (iii) authority to affix to the restaurant building such signage, awnings, exterior decor and television reception antenna and/or disc as it deems necessary for the operation of the restaurant, (iv) zoning and subdivision necessary to construct said restaurant as stated above, including the authority and zoning to construct parking, install landscaping and obtain the ingress and egress access to adjoining public thoroughfares, which in the opinion of Tenant is sufficient for its intended use, (v) authority to conduct Tenant's use in accordance with Tenant's standard operating procedures, and (vi) authority to place advertising signs in accordance with Article VI.

Initial by Landlord                                        Initial by Tenant
                                      -8-

B. Tenant shall, at its expense, obtain prior to opening for business, and maintain throughout the term of this Lease, a license/permit for the sale of beer, wine and alcoholic beverages at the restaurant to be located upon the Demised Premises.

C. Tenant shall, at its expense, cause all utilities, including without limitation, electric, water, gas and sewer, to be available to the Demised Premises in a size and capacity to serve the intended use of the Demised Premises.

D. Tenant shall, in conducting Tenant's use, not violate the terms of any easement, agreement or any covenants, conditions or restrictions affecting the Demised Premises.

E. Landlord has made no representation or warranty as to the compliance of the Demised Premises with the requirements of the Americans with Disabilities Act ("ADA") or any other applicable laws. Tenant shall be responsible for continuing compliance of the Demised Premises with ADA requirements or any other applicable laws, including (without limitation) any such compliance arising from the existence, construction, installation or modifications of additions, alterations, changes or improvements within the Demised Premises.

                             ARTICLE V. UTILITIES.

It is understood and agreed that at all times during the term of this Lease and any extensions thereof, if any, Tenant shall pay all service charges for water, telephone, electricity and heat, or any other utility charge that may accrue by reason of the occupancy of the Demised Premises by Tenant, and Tenant shall not at any time permit any lien or claim to be filed against said Demised Premises or any part thereof on account of any expenses or charges for said utilities. The parties agree that Tenant's obligations under this Article V, shall include the payment of all utility charges that are incurred during the period that Tenant is constructing or modifying improvements on the Demised Premises.

Initial by Landlord                                         Initial by Tenant

                       ARTICLE VI. SIGNS AND ADVERTISING.

Tenant is hereby granted the privilege of erecting signs in good taste on the Demised Premises, which conform with the provisions of all sign programs, if any, applicable to the Center and which otherwise comply with all applicable federal, state or local laws, rules, regulations or ordinances and CC & R's or other recorded instruments affecting the Demised Premises. Any and all signage installed by Tenant on the Demised Premises shall conform to and be consistent with the existing signage of the Center and must be approved in writing by Landlord prior to installation. All such signs shall advertise the Tenant's business, and no revenue producing signs shall be permitted on the Demised Premises. Tenant shall remove al' signs at the termination of this Lease and shall repair any damage to the Demised Premises caused by such signs at its sole cost and expense.

               ARTICLE VII. CONSTRUCTION, ALTERATION, DAMAGE AND
                         DESTRUCTION, AND RESTORATION.

Tenant represents and warrants to Landlord that Tenant has constructed upon the Demised Premises a standard Applebee's Neighborhood Grill & Bar restaurant building of approximately 5,500 square feet in accordance with Exhibit C attached hereto and incorporated herein by reference.

Landlord shall not have the right to make additions, alterations, changes and improvements in and to any building or other improvements constructed by Tenant on the Demised Premises without Tenant's prior written consent.

Tenant shall not have the right to make additions, alterations or changes to the Demised Premises, or improvements in and to any building or other improvements constructed by Tenant in or on the Demised Premises without Landlord's prior written consent, unless such additions, alterations, changes and improvements are non structural, do not affect the use of the Demised Premises required under
Article II of this Lease and are required by Applebee's International, Inc.

All work required or desired to be done by Tenant pursuant to this Article and
Article 4.2 shall be done at its sole cost and expense, including, without limitation, utility hook-up fees, sewer and water connections and building and all other permit fees, and in strict compliance with all building laws, ordinances and regulations applicable thereto. Landlord agrees to cooperate with Tenant, if necessary, for the purpose of securing such

Initial by Landlord                                       Initial by Tenant
building or other permits which may be required from time to time for any such work, but without expense to Landlord.

Tenant shall have the right, upon notice to Landlord given at least sixty (60) days in advance, to close the restaurant from time to time for a period of forty-five (45) to sixty (60) days for purposes of completing a major remodeling requited by Applebee's International, Inc. in connection with a National, Regional or California remodeling program.

In the event of any damage or destruction to the Demised Premises during the term of this Lease by fire or other casualty, Tenant shall have no right to terminate this Lease and shall continue to pay rent due under this Lease (Tenant waives its right under California Civil Code Section 1932(2) and 1933(4)) and will (i) rebuild such improvements in the same or a modified form and size, or
(ii) construct other improvements upon the Demised Premises consistent with the use of the Demised Premises permitted in this Lease and subject to Landlord's prior approval. Provided, however, that if for any reason Tenant fails to rebuild the improvements located on the Demised Premises within one year after the occurrence of such casualty, Landlord shall have the right, in addition to its other remedies, to terminate this Lease by notice in writing given to Tenant within thirty (30) days after the expiration of such one year period. Tenant shall promptly rebuild the restaurant improvements at Tenant's sole cost and expense whether or not there are available insurance proceeds.

               ARTICLE VIII . MECHANICS' AND MATERIALMEN' S LIEN.

Tenant shall not do or suffer anything to be done whereby the Demised Premises or any part thereof may be encumbered by any mechanics' or materialmens' statutory lien and if, whenever and as often as any mechanics' or materialmen's lien is filed against said Demised Premises, or any part thereof, purporting to be for or on account of any labor or materials or service furnished in connection with any work in, on, or about the Demised Premises done by, for, or under the authority of Tenant or anyone claiming by, through or under Tenant, Tenant shall promptly procure and record a satisfaction and release of the same. Prior to commencement of any repair or improvement to the Demised Premises, Tenant shall provide Landlord such items as payment and performance bonds binding Tenant's contractor or such other security as Landlord may approve.

Tenant shall have the right to contest any such mechanics' or materialmens' lien or other lien claim filed against the Demised Premises, or any part thereof, if Tenant (i) notifies

Initial by Landlord                                        Initial by Tenant

Landlord in writing of its intention so to do, (ii) diligently prosecutes any such contest, (iii) at all times effectively stays or prevents any judicial sale of the Demised Premises under execution or otherwise, (iv) posts with a court of competent jurisdiction for the county in which the Demised Premises are located, any applicable statutory bond , (v) pays or otherwise satisfies any final judgment adjudicating or enforcing such contested mechanics' materialmen's or other lien, and (vi) thereafter promptly procures and records a satisfaction and release thereof. Notwithstanding anything contained herein to the contrary, Tenant shall not have the right to bind Landlord with respect to any work done or materials supplied regarding the Demised Premises, and any lien filed or attempted to be filed shall apply solely against Tenant's right to lease the Demised Premises.

                      ARTICLE IX. MAINTENANCE OF PREMISES.

Landlord shall not have any responsibility for the maintenance or repair of the Demised Premises. Tenant shall, solely at Tenant's own expense, make all necessary repairs and replacements to the Demised Premises including, without limitation, all buildings and improvements thereon and all utilities servicing the Demised Premises (i.e., telephone, water, gas, steam heat, electric, sewers, storm and sanitary, and other utilities whatsoever). Such repairs and replacements to the Demised Premises and improvements thereon and utilities serving the Demised Premises, ordinary as well as extraordinary and structural as well as non-structural, shall be promptly made and shall be made in full and strict compliance with this Lease. All repairs and replacements shall be in quality and class at least equal to the original work. On default of the Tenant in making such repairs or replacements, or if Tenant is not maintaining the Premises in a first class manner Landlord may, but shall not be required to, make such repairs and replacements on, or maintain, Tenant's account and the expense thereof shall constitute and be collectible as additional rent. The Demised Premises shall otherwise be maintained in (i) a first-class condition and (ii) in a manner comparable to the condition in which business at the Center are being maintained as of the date of this Lease.

Tenant shall, at Tenant's sole cost and expense, promptly comply with all statutes, ordinances, rules, orders, regulations and requirements of all county, municipal, state, federal or other applicable governmental authorities now in force, or which may hereafter be in force, pertaining to the Demised Premises and its use. Tenant shall, at Tenant's sole cost and expense, also comply with all rules, orders and regulations of the Board of Fire Underwriters or any similar body in lieu thereof for the prevention

Initial by Landlord                -12-                   Initial by Tenant
of fire. Tenant shall be responsible for its pro rata share of all common area costs for the Center and all other costs and charges imposed upon the Demised Premises, pursuant to the terms of Article XIII of this Lease.

Notwithstanding the foregoing, if Landlord elects to make repairs and replacements as provided above in this ARTICLE IX. MAINTENANCE OF PREMISES, or if Tenant fails to comply with Tenant's obligations set forth in this ARTICLE X. INSURANCE, ARTICLE XII. REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND USE TAXES, or
ARTICLE XIII. NET LEASE EXPENSES, and Landlord becomes responsible for the payment of any costs for which Tenant is responsible as a result of Tenant's failure to perform such obligations, or if OPUS SOUTHWEST CORPORATION ("Opus") terminates the COMMON AREA MAINTENANCE AGREEMENT ("CAMA") and no one, including Tenant, performs the duties and obligations otherwise required to be performed by Opus and Landlord performs and/or pays for the performance of duties and obligations otherwise required by Opus in order to protect Landlord's interest in the Demised Premises, then Landlord shall be entitled to recover from Tenant, as additional rent, all such costs and expenses reasonably incurred by Landlord together with a sum equal to the ten percent (10%) of the payments made by Landlord as consideration for management, administrative and bookkeeping expenses expended by Landlord in connection with such payments made by Landlord.

                             ARTICLE X. INSURANCE.

Tenant shall, solely at Tenant's expense, obtain and keep in force during the term of this Lease a policy of commercial general liability insurance insuring Tenant, Landlord and any mortgagee of Landlord, against any liability arising out of the ownership, use, occupancy or maintenance of the Demised Premises and all areas appurtenant thereto. Such insurance shall be in the amount of not less than Two Million Dollars ($2,000,000) for injury or death of one person in any one accident or occurrence and in the amount of not less than Five Million Dollars ($5,000,000) for injury or death of more than one person in any one accident or occurrence. Such insurance shall further insure Tenant, Landlord and any mortgagee of Landlord against liability for property damage of at least Two Hundred Fifty Thousand Dollars ($250,000). The limit of any such insurance shall not, however, limit the liability of Tenant hereunder. Tenant may provide this insurance under a blanket policy, provided that said insurance shall have a protective liability endorsement for Landlord and its mortgagee, if any, attached thereto and provided that coverage for Tenant's obligations is available to the same extent and in the same amounts required hereunder. If Tenant shall fail to procure and maintain

Initial by Landlord                                        Initial by Tenant
                                   -13-
said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant. The insurance required hereunder shall be in companies rated A:XII or better in "Best's Key Rating Guide." Tenant shall deliver to Landlord, prior to its right of entry, copies of policies of liability insurance required herein or certificates evidencing the existence and amounts of such insurance with loss payable clauses satisfactory to Landlord. No policy shall be canceled or subject to reduction of coverage. All such policies shall be written as primary policies not contributing with and not in excess of coverage which Landlord may carry. Landlord shall have the right to require Tenant to increase the amount of coverage at five (5) year intervals beginning with the expiration of the third year of the term, provided that such required coverage shall not exceed commercially reasonable amounts for similar operations in the vicinity of the Demised Premises.

During the term of this Lease, Tenant shall, at its own expense, procure a policy or policies of insurance insuring the Demised Premises against the perils insured against by the standard fire and extended coverage insurance, including glass breakage, vandalism and signage coverage, in use in the state in which the Demised Premises are located in an amount equal to one hundred percent (100%) of the replacement value of the improvements on the Demised Premises, exclusive of foundations and excavations, as such value may be or appear from time to time. Tenant shall, at its own cost and expense, procure a policy of insurance providing coverage for twelve (12) months rental and business interruption. Said insurance policies obtained by Tenant shall contain loss payable clauses providing that all proceeds therefrom shall be paid to Tenant and/or Leasehold Tenant's Mortgagee. The standard fire and extended coverage insurance policy or certificate thereof shall be delivered to Landlord together with proof of payment of premium therefor. During the term of this Lease, Tenant shall deliver to Landlord renewals of such insurance policies or a certificate thereof with proof of payment of premium at least thirty (30) days prior to the expiration date of such policy. Each of said insurance policies obtained by Tenant shall contain a provision that coverage shall not be canceled without thirty (30) days prior written notice from the respective insurance company to Landlord. If the Landlord's Lender requires insurance to be paid by the Lender and impounded, Tenant agrees to reimburse Landlord for Tenant's obligations on a monthly basis or other periodic basis as directed by Lender upon notice by Landlord to Tenant of reasonable proof of payment thereof.

Initial by Landlord                -14-           Initial by Tenant

Additionally, if required by any Lender of Landlord as a condition to making a loan secured by a mortgage or deed of trust encumbering the Demised Premises, Tenant, at Tenant's sole cost and expense, shall obtain and keep in force during the term of this Lease a policy of flood and earthquake insurance insuring the respective interests of Tenant' Landlord and such Lender in the Demised Premises. Provided, however, Tenant's liability for payment of the premium corresponding to such earthquake and flood coverage shall be limited to Five Thousand Dollars ($5,000.00) per coverage year.

Notwithstanding the foregoing with regard to standard fire, earthquake, flood and extended coverage insurance, Tenant agrees to provide Landlord and any mortgagee of Landlord, that requires such certificate as a condition to making a loan to Landlord, with Certificates of Insurance naming Landlord and any mortgagee of Landlord as Additional Insureds under said insurance policies as their interests may appear. Further, Tenant agrees to provide a Loss Payable Endorsement to said insurance policies to any mortgagee of Landlord, that requires such endorsement as a condition to making a loan to Landlord and/or increase the amount of said insurance if required by any mortgagee of Landlord, or otherwise comply with the requirements of any mortgagee of Landlord in connection with said insurance. Provided, however, all proceeds from fire and extended coverage insurance shall be paid to Tenant or made available to Tenant or Tenant's construction contractor through escrow for the purpose of, and shall be used for, Tenant's reconstruction obligations under this Lease, subject to approval of said escrow procedure by the insurance company and/or any such mortgagee.

Tenant hereby waives any right that it may have against Landlord on account of any loss or damage to the Demised Premises, any improvements thereon, and/or any of Tenant's trade fixtures, equipment, inventory and personal property located therein or thereon, to the extent such loss or damage is insurable under the property damage insurance required to be carried by Tenant under this Lease. In addition, Tenant agrees to have its insurance companies Issuing property damage insurance waive any rights of subrogation that such company may have against Landlord.


Initial by Landlord                                         Initial by Tenant
                                      -15-

                          ARTICLE XI. EMINENT DOMAIN.

In the event any part of the Demised Premises shall be taken by any authority under the power of eminent domain, then the term of this Lease shall cease as to the part so taken on the day that possession of that part shall be required for any public purpose, and the rent shall be paid to that day, and from that day the monthly rental herein reserved shall be reduced in proportion to the amount of the Demised Premises taken. Provided, however, that in the event less than the whole of the Demised Premises be so taken and by virtue of such taking the remaining portion of the Demised Premises, in the reasonable opinion of Tenant, shall in fact no longer be useful practicably for purposes for which the same had been used by or under the authority of Tenant, then, upon written notice to be given within sixty (60) days after such taking, Tenant shall have the option, to cancel this Lease and declare the same null and void. The damages awarded as compensation for the diminution in value of the Landlord's interest, and any "bonus value" of this Lease, shall be awarded to Landlord. All awards made for Tenant's loss of business and loss to Tenant of its building or other property or its leasehold interest for the remainder of the term and any remaining extension term(s), or portion thereof shall belong to Tenant.

       ARTICLE XII. REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND USE TAXES.

During the entire term of this Lease, Tenant agrees and covenants to fully pay and discharge all ad valorem, special assessments and any other taxes and assessments (including gross rentals and receipts taxes) levied, assessed or becoming due and payable against or applicable to this Lease, the Demised Premises or any part thereof and to pay any and all taxes or assessments applicable to or levied, assessed or payable by reason of Tenant's use or occupancy of the Demised Premises. During the first and last year of this Lease, Tenant shall only be obligated to pay the prorated portion of the ad valorem taxes and special assessments based upon the portion of the tax year during which the term occurred. If the Landlord's lender requires such taxes and/or assessments corresponding to the Demised Premises to be paid by such Lender and impounded, Tenant agrees to reimburse Landlord for Tenant's obligations on a monthly basis or other periodic basis as directed by Lender upon notice by Landlord to Tenant of reasonable proof of the payment thereof.

Initial by Landlord                -16-           Initial by Tenant

Tenant acknowledges that the Demised Premises are not currently separately assessed from the remainder of the Center for real estate tax purposes, and Tenant's obligation to pay for such taxes and assessments attributable and/or allocable to the Demised Premises shall not be affected by such fact. Tenant shall, however, at its sole cost and expense, cause the Demised Premises to be assessed as a separate tax parcel as soon as reasonably possible after the date hereof. Tenant shall at all times keep the Demised Premises free and clear of all liens, penalties, fines and interest resulting from any taxes and assessments assessed against or attributable to the Demised Premises or Tenant's use thereof, including without limitation, the failure of Tenant to pay any such taxes and assessments. Tenant shall indemnify, defend, protect and hold Landlord and the Demised Premises harmless from and against any and all liens, claims, liabilities, damages, costs and expenses, including court costs and attorneys' fees, resulting from Tenant's breach of any of the foregoing provisions of this
Article XII, which indemnification shall survive the expiration of early termination of this Lease.

                        ARTICLE XIII. NET LEASE EXPENSES

Tenant shall, throughout the term of the Lease, perform all of Christian J. Knox's obligations and pay its pro-rata share of all common area costs as set forth in the COMMON AREA MAINTENANCE AGREEMENT dated March 31, 1997, between Opus and CHRISTIAN J. KNOX, a copy of which is attached hereto as Exhibit D and incorporated herein by reference.

Tenant acknowledges and agrees that this Lease is a "triple-net" lease and Tenant shall be responsible, at its sole cost and expense, for paying all costs, expenses and charges which may be imposed or assessed against the Demised Premises in connection with the use, operation, maintenance, repair and occupancy thereof, including, without limitation, all taxes and assessments and insurance costs as set forth in Articles XI and X hereof, respectively, all common area costs assessed against the Demised Premises pursuant to the CAMA (as described above) and all other costs and expenses that may be assessed or charged under any Encumbrances. In addition, Tenant covenants to perform all maintenance, construction, indemnification and other obligations(including making capital improvements), at its sole cost and expense, which are currently imposed or may in the future be imposed upon or be the responsibility of the Demised Premises or Landlord under the CAMA and/or the Encumbrances, including, without limitation, as a result of any failure of Opus or any other owner or occupant of the Center to perform any of its obligations

Initial by Landlord                                         Initial by Tenant
                                      -17-
thereunder. In addition, Tenant shall be responsible, at its sole cost and expense, for ensuring compliance with all covenants, conditions, restrictions and other Encumbrances affecting the Demised Premises including ensuring the availability of pedestrian and vehicular ingress and egress to and from the Demised Premises and parking for the Demised Premises as required or necessary for Tenant's operation of its restaurant on the Demised Premises.

Tenant shall indemnify, defend, protect and hold Landlord and the Demised Premises harmless from any against any and all claims, damages, liabilities, losses, costs and expenses, including, without limitation, court costs and attorneys' fees, arising or resulting from Tenant's breach of the foregoing provisions of this Article XIII. Such indemnification shall survive the expiration or earlier termination of this Lease.

                  ARTICLE XIV. DEFAULT OR DESERTION BY TENANT.

In the event (i) default be made due to non-payment on the date due of any rents, or any item of additional rent, or any part thereof which default is not cured within ten (10) days after written notice thereof; or (ii)Tenant shall assign this Lease or sublet the Demised Premises, except as hereinabove provided for; or (iii) default be made in the performance of any of the other terms, covenants and conditions in this Lease to be kept or performed by Tenant; or
(iv) Tenant shall fail to comply with any of the statutes, ordinances, rules, orders, regulations and requirements of the federal, state and city governments, or of any and all their departments and bureaus applicable to the Demised Premises or as hereafter established, as herein provided and if any default specified in clause (ii) through (iv) inclusive of this Article shall continue for a period of thirty (30) days after written notice and demand, unless Tenant, in good faith, commences the curing of such default within said thirty (30) days and cannot, with reasonable diligence, cure such default within said period, in which event Tenant shall have a reasonable time to do so provided, however, Tenant shall not have any such additional time beyond such 30-day period to cure any failure by Tenant to perform Tenant's continuous operating covenants in
Article II hereof; or (v) at any time there shall be filed by or against Tenant, in any court of competent jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant's property, or if Tenant makes an assignment for the benefit of creditors or takes advantage of any insolvency act, and within thirty (30) days thereof Tenant fails to secure a discharge thereof, then, Tenant shall be in default under this Lease and in addition to all the rights and remedies available


Initial by Landlord                                       Initial by Tenant
                                      -18-
to Landlord at law or in equity, Landlord shall have the following rights and remedies:

(A) The rights and remedies provided by California Civil Code Section 1951.2, including, but not limited to terminate Tenant's right to possession of the Demised Premises and to recover the worth at the time of award of the amount by which the unpaid rent and all other charges payable by Tenant under this Lease for the balance of the term after the time of award, exceed the amount of rental loss for the same period that the Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said Section 1951.2.

(B) The rights and remedies provided by California Civil Code Section 1951.4, which allows Landlord to continue this lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, for so long as Landlord does not terminate Tenant's right to possession. Acts of maintenance or preservation, efforts to relet the Demised Premises or the appointment of a receiver upon Landlord's initiative to protect its interest under this Lease shall not constitute a termination of Tenant's right to possession. If Landlord exercises its rights under California Civil Code Section 1951.4, Landlord may from time to time sublet the Demised Premises or any part thereof for such term or terms (which may extend beyond the term) and at such rent and upon such other terms as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Demised Premises. Upon each subletting, Tenant shall be immediately liable for payment to Landlord of, in addition to rent and all other charges payable by Tenant hereunder, the cost of such subletting and such alterations and repairs incurred by Landlord and the amount, if any, by which the rent and all other charges payable by Tenant hereunder for the period of such subletting (to the extent such period does not exceed the term) exceed the amount to be paid as rent and all other charges payable by Tenant for the Demised Premises for such period pursuant to such subletting. No taking possession of the Demised Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease or Tenant's right to possession unless a written notice of such intention is given to Tenant. No action taken by Landlord pursuant to this subsection shall be deemed a waiver of any default by Tenant and, notwith-standing any such subletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default.

Initial by Landlord                -19-           Initial by Tenant

(C) For purposes of this Article XIV, "worth at the time of award" for purposes of determining the unpaid rent due pursuant to California Civil Code Section 1951.2(3) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%); and rent and all other charges payable by Tenant under this Lease with respect to each month shall be deemed to be a monthly rental arrived at by adding (i) one twelfth (1/12th) of the Fixed Minimum Rent, plus (ii) one twelfth (1/12th) of the other charges payable by Tenant under this Lease paid or payable by Tenant hereunder during the twelve (12) consecutive month period prior to the month in which Tenant's default occurs (or one twelfth (1/12) of the annualized amount of the other charges payable by Tenant under this Lease paid or payable by Tenant with respect to the period between the commencement date and the last day of the calendar month prior to the month in which such default occurs, if such default occurs during the first twelve (12) calendar months of the term).

(D) The right to have a receiver appointed for Tenant upon application by Landlord to take possession of the Demised Premises and to apply any rental collected from the Demised Premises and to exercise all other rights and remedies granted to Landlord pursuant to subsection (B) hereof.

Any mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

Each day of any continuing default or breach of the terms, covenant and agreements herein shall be a separate and distinct default or breach, and no waiver of any breach or default of any of said terms, covenants or agreements shall operate as a waiver of any subsequent breach or default of the same or any other term, covenant or agreement herein.

Tenant may request from time to time Landlord to provide Tenant with a written certification by Landlord stating whether (i) Tenant is or is not in default under the Lease (and if Tenant is in default, the specific reasons therefor),
(ii) the Lease is in full force and effect (and if not, the reasons therefor),
(iii) the Landlord is in full compliance with the terms of the Lease (and if not, the reasons therefor). Said certificate shall be tendered to Tenant by Landlord in writing within fifteen (15) days after its receipt of such a request by Tenant.

Initial by Landlord                               Initial by Tenant

                        ARTICLE XV. DEFAULT OF LANDLORD.

If Landlord defaults in compliance with any covenant on Landlord's part herein contained to be performed, Tenant shall give Landlord thirty (30) days notice to cure the default. If Landlord, as of the expiration date of the notice, has neither (i) cured the default, nor (ii) if the default cannot be reasonably remedied as of such date, engaged in good-faith efforts to cure the default or given Tenant adequate security for the remedy thereof, then Tenant's sole and exclusive remedy shall be the right to recover damages resulting from such breach, without any right of offset or abatement or any right to terminate this Lease.

Landlord may request from time to time Tenant to provide Landlord with a written certification by Tenant stating whether (i) Landlord is or is not in default under the Lease (and if Landlord is in default, the specific reasons therefor),
(ii) the Lease is in full force and effect 'and if not, the reasons therefor), or (iii) the Tenant is in full compliance with the terms of the Lease (and if not, the reasons therefor). Said certificate shall be tendered to Landlord by Tenant in writing within fifteen (15) days after its receipt of such a request by Landlord.

                       ARTICLE XVI. INSOLVENCY OF TENANT.

It is agreed between the parties hereto that if Tenant shall be declared insolvent or adjudicated bankrupt by a court of competent jurisdiction, or if Tenant shall make an assignment for the benefit of creditors or otherwise, or if Tenant's leasehold estate herein created shall be sold under execution, or if a Trustee in Bankruptcy or a Receiver shall be appointed for Tenant, whether under the operation of the federal or of the state statutes, then and in any of said cases, the Landlord, transferee, received, trustee or any other person or persons, may terminate this Lease and immediately retake possession of the Demised Premises.

                  ARTICLE XVII. NO OBSTRUCTION OF VISIBILITY.

Landlord shall not construct any building or structure or change any parking areas or landscaping in front of the restaurant constructed by Tenant on the Demised Premises, which would substantially reduce the visibility of, or access to such restaurant or reduce the parking stalls available to the customers of the restaurant on the effect date of this Lease.


Initial by Landlord                                        Initial by Tenant
                                      -21-

                   ARTICLE XVIII. PROPERTY LEFT ON PREMISES.

Upon the expiration or termination of this Leash for any reason, or if the Demised Premises should be vacated at any time or abandoned by Tenant, it is hereby understood and agreed that the building and fixture improvements to be constructed upon the Demised Premises shall thereafter become the property of Landlord without the necessity of further transfer documents to be executed by either party hereto. However, until such event, said building and improvements shall remain the property of Tenant. Further, upon the expiration of this Lease, or if the Demised Premises should be vacated at any time or abandoned by Tenant, or this Lease should terminate for any cause and at the time of such expiration, vacation, abandonment or termination Tenant, or Tenant's agents or any other person, should leave any property of any kind or character in or on the Demised Premises, the fact of leaving such property on or in the Demised Premises shall be conclusive evidence of intent by Tenant, Tenant's agents or such other persons, to abandon such property, and such leaving shall constitute abandonment of the property. It is understood and agreed by and between the parties hereto that none of Landlord's servants, agents or employees have or shall have the actual or apparent authority to waive any portion of this Article, and Tenant shall have no right to leave any such property on the Demised Premises without the written consent of Landlord. Provided, however, upon the termination of this Lease, or the Franchise Agreement, Franchisor shall have thirty (30) days (after termination of either agreement) to enter the Demised Premises and remove signage and all items bearing any of Franchisor's marks, without any obligation to compensate Landlord except for any damages caused by the removal of such signage or marks but, such right of Franchisor to remove such signage or marks during the term of this Lease shall not relieve Tenant of its obligation to continuously operate an Applebee's restaurant or Comparable Restaurant at the Demised Premises pursuant to Article II hereof.

                        ARTICLE XIX. TENANT'S PROPERTY.

Tenant shall install, maintain and replace as necessary the trade fixtures and equipment required to operate the Demised Premises as an Applebee's Neighborhood Grill & Bar (or Comparable Restaurant, if applicable) as provided in Article II above, or such other use as may be approved by Landlord in Landlord's sole and absolute discretion.


Initial by Landlord                 -22-                  Initial by Tenant

It is understood and agreed that trade fixtures or equipment owned by Tenant which may, from time to time, be placed in or on the Demised Premises by Tenant, are the property of Tenant, who shall have the right to remove a part of or all of such property at any time that Tenant is not in default under this Lease, so long as Tenant immediately replaces such trade fixtures and equipment as may be necessary in order to continuously operate its restaurant at the Demised Premises as required pursuant to Article II.

                       ARTICLE XX. SURRENDER OF PREMISES.

It is understood and agreed that Tenant will, at the termination of this Lease, or any extension hereof, if any, peacefully quit, surrender and deliver up to Landlord, its successors or assigns, the Demised Premises, in accordance with
Article XVIII. Tenant agrees to surrender the premises in good repair, properly maintained, and broom clean.

                             ARTICLE XXI. NOTICES.
All notices, requests, demands, approvals and consents required or desired to be given hereunder shall be in writing and may be given by personal delivery or by certified mail, return receipt requested, postage prepaid, and if given by Tenant to Landlord shall be addressed to Landlord and if given by Landlord to Tenant shall be addressed to Tenant at the respective addresses as provided below or at such other place or places as Landlord or Tenant may from time to time designate in writing:

If to Landlord: West Coast Realty Investors, Inc.
5933 West Century Boulevard Suite 900
Los Angeles, California 90045-5454
Attention: W. Thomas Maudlin, Jr.
Facsimile No.: (310) 337-9895
Telephone No.: (310) 337-9700

With a copy to:

Allen, Matkins, Leck, Gamble & Mallory LLP
515 South Figueroa Street, 7th Floor
Los Angeles, California 90071-3398
Attention: Michael L. Matkins, Esq.
Facsimile No.: (213) 620-8816
Telephone No.: (213) 622-5555

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                                      -23-

If to Tenant:  Christian J. Knox & Associates, Inc.
Attn: Christian J. Knox, President
633 East Victor Road
Lodi, CA 95240
Facsimile No.: (209) 367-5401
Telephone No.: (209) 367-7516

With a copy to:

Richard S. Calone, Inc.
Attention: William F. Cook, Esq.
1810 Grand Canal Boulevard Suite 6
Stockton, CA 95207
Facsimile No.: (209) 952-8751
Telephone No.: (209) 952-4545

If to ALL: Mr. Robert T. Steinkamp, Esq.
General Counsel
Applebee's International, Inc.
4551 West 107th Street
Overland Park, Kansas 66207

If at the time Landlord gives any notice hereunder to Tenant the leasehold estate created hereby is encumbered by the lien of any mortgage and Landlord shall have been furnished with the name and address of the owner and holder of said mortgage and the note, debt and claim thereby secured, Landlord shall, at the time said notice is given to Tenant, mail a copy thereof by certified mail, return receipt requested, postage prepaid, addressed to said owner and holder at said address or at such other place or places said owner and holder may from time to time designate in writing to Landlord.

All notices given by certified mail shall be deemed duly given as of the date of receipt or rejection.

                          ARTICLE XXII. RENTAL CHECKS.
All checks for rentals due under this Lease shall be made payable to Landlord or Landlord's designated agent and mailed to its mailing address as previously provided Tenant, until such time as Landlord advises Tenant in writing as to a different mailing address.

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

                            ARTICLE XXIII. WAIVERS.

No waiver of any condition or covenant of this Lease by either party hereto shall be deemed to imply or constitute a further waiver by such party of any other condition or covenant of said Lease.

                       ARTICLE XXIV. RIGHTS AND REMEDIES.

The rights and remedies hereby created are cumulative, and the use of one remedy shall not be taken to exclude or waive the right to the use of another.

                          ARTICLE XXV. MONTH-TO-MONTH.

In the event Tenant remains in possession of the Demised Premises after the expiration of this Lease , Tenant shall be deemed to be occupying the Demised Premises as a tenant from month to month at a minimum rent equal to one hundred fifty percent (150%) of the minimum rent in effect at the expiration of this Lease, subject to all of the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy, including, but not limited to Tenant's obligation with respect to the payment of additional rent.

                         ARTICLE XXVI. RIGHT OF ENTRY.

Landlord, or Landlord's agent, may enter the Demised Premises at reasonable hours, upon reasonable notice to Tenant, to examine the same, show the Demised Premises to a prospective purchaser or mortgagee, and to do anything Landlord is permitted or required to do under this Lease. Provided, however such right of entry by Landlord shall not be exercised in a manner that interferes unreasonably with Tenant's use of the Demised Premises as provided in this Lease.

                 ARTICLE XXVII. SUBORDINATION TO MORTGAGE LIEN.

Landlord reserves the right to subject and subordinate this Lease at all times to the lien of any mortgage or deed of trust placed upon Landlord's interest in the Demised Premises, whether before or after the date of this Lease. Tenant shall execute and deliver, upon demand of Landlord, such further instrument subordinating this Lease to the lien of any such mortgage as Landlord may reasonably request. Provided, however, that the holder of any such mortgage or deed of trust shall execute a NON-DISTURBANCE AND ATTORNMENT AGREEMENT, in form reasonably

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                                      -25-
acceptable to Tenant's attorney and Tenant's Leasehold Mortgagee, agreeing to the validity and continuance of this Lease in the event of foreclosure of the Landlord's interest in the Demised Premises or in the event of conveyance of such interest in lieu of foreclosure, so long as Tenant shall not be in default hereunder. Landlord shall pay all Tenant's expenses, including attorney fees, incurred in connection with any subordination pursuant to this Article, not to exceed Five Hundred Dollars ($500.00).

                    ARTICLE XXVIII. TENANT'S AND LANDLORD'S
                        REPRESENTATIONS AND INDEMNITIES.

A. Tenant agrees to indemnify and defend Landlord and its officers, agents, employees, licensees, contractors, invitees, legal representatives, successors and assigns (each of whom is an "Indemnified Party") against and save Landlord harmless from and against any and all damages, losses, liabilities, obligations, penalties, claims, judgments or expenses, of every kind and nature whatsoever, including without limitation reasonable attorney's fees and costs, incurred in connection with or arising from: (i) any default by Tenant in the observance of performance of any of the terms, covenants or conditions of this Lease on Tenant's part to be performed, or (ii) the use or occupancy of the Demised Premises by Tenant or any person or entity claiming through or under Tenant, or
(iii) the condition of the Demised Premises or any occurrence on the Demised Premises except as caused by the negligence, gross negligence or willful misconduct of Landlord, or (iv) any acts, omissions or negligence of Tenant or of the contractors, agents, servants. employees, visitors or licensees of Tenant, in, on or about the Demised Premises, or (v) the construction of any improvements on the Demised Premises by Tenant, its agents or contractors. Landlord shall give to Tenant prompt notice of any obligation of Tenant arising under this Paragraph. Tenant shall have the right and obligation to defend, settle or otherwise compromise any claim. Any claim for indemnity under this Article shall be barred if not made by Landlord within one year after the date Landlord should reasonably have knowledge of the factual basis of such claim. Tenant's obligations under this paragraph shall survive of the termination of this Lease.

B. Landlord warrants that Landlord, upon closing, has a valid fee simple interest in the Demised Premises and covenants that Tenant, upon payment of the rentals and performance of its covenants hereunder, shall and may peacefully hold the Demised Premises during the term hereof, including any extensions.

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                                      -26-

C. Landlord covenants and agrees to indemnify, defend and hold harmless Tenant and its officers, agents, employees, licensees, contractors, invitees, legal representatives, successors and assigns (each of whom. is sometimes referred to herein as an "Indemnified Party") against and from any and all damages, losses, liabilities, obligations, penalties, claims, judgments or expenses, of every kind and nature whatsoever, including, without limitation, reasonable attorneys' fees and costs, which may be at any time be incurred by or asserted against any Indemnified Party, arising from (i) any default by Landlord in the observance or performance of any of the terms, covenants or conditions of this Lease on Landlord's part to be performed, or (ii) the negligence, gross negligence or willful misconduct of Landlord or Landlord's officers, partners, agents, employees, invitees, licensees or contractors on or about the Demised Premises, but not to the extent covered or required to be covered by Tenant's insurance. Tenant shall give Landlord prompt notice of any obligations of Landlord arising under this Paragraph, and Landlord shall have the right and obligation to defend, settle or otherwise compromise any such claim. Any claim for indemnity under this Article shall be barred if not made by Tenant within one year after the date Tenant shall reasonably have knowledge of the factual basis of such claim. Landlord's obligations under this Paragraph shall survive the termination of this Lease.

D. (i) Tenant represents, warrants and covenants (A) that it will not use, generate, transport, handle or store in, on or about the Demised Premises any Hazardous Materials without the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole and absolute discretion; provided, however, that Tenant shall have the right to use and store in the Demised Premises small amounts of Hazardous Materials, such as normal janitorial cleaning and maintenance supplies, that are necessary for Tenant to conduct its business activities on the Demised Premises, provided that Tenant shall comply with all applicable federal, state and local laws, rules, regulations, policies and authorities relating to the storage, use, disposal or cleanup of such Hazardous Materials, including, but not limited to, the obtaining of proper permits, and in no event shall such Hazardous Materials be used, handled or stored in any manner which is known or suspected to pose a hazard to the health and safety of Tenant's employees, visitors, contractors, licensees or invitees or to the occupants of any adjacent property; and provided further,

Initial by Landlord                                        Initial by Tenant
                                      -27-
that in no event shall such Hazardous Materials be used, stored or permitted to accumulate on the Demised Premises in amounts in excess of those required in the ordinary course of Tenant's business, and (B) that it will not dispose of any Hazardous Materials in, on or about the Demised Premises under any circumstances.

(ii) Tenant shall immediately notify Landlord of any inquiry, test, investigation or enforcement proceeding by or against Tenant, Landlord or the Demised Premises concerning any Hazardous Materials. Tenant acknowledges that Landlord, as the owner of the Demised Premises, shall have the right, at its election, in its own name or as Tenant's agent, to negotiate, defend, approve and appeal, at Tenant's expense, any action taken or order issued with regard to any Hazardous Materials by an applicable governmental authority.

(iii) In the event of the presence, release, disposal, use, storage and/or contamination of or pertaining to Hazardous Materials in, on, under or about the Demised Premises (including the soil, surface and/or ground water) caused by Tenant, its agents, employees, contractors or invitees, and/or resulting from any acts from third parties or migration from other properties during the term of this Lease, and/or resulting from the existing Hazardous Materials in, on, under or about the Demised Premises as of the date hereof ("Hazardous Material Condition") (A) requiring clean-up or remediation under Environmental Laws, or
(B) at levels which are unacceptable to Landlord, in Landlord's reasonable judgment, then Tenant, at Tenant's sole cost and expense, shall remove, remediate and/or clean-up such Hazardous Material Condition as required under such Environmental Laws, and/or reasonably required by Landlord. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, liabilities, suits, causes o, actions, costs, expenses and fees, including attorneys' fees and court costs, arising out of or in connection with any such Hazardous Material Condition and any remediation, clean-up work, inquiry or enforcement proceedings in connection therewith. Such indemnity shall survive the expiration or earlier termination of the Lease.

(iv) Notwithstanding any other right of entry granted to Landlord under this Lease, and subject to the restrictions set forth in Article XXVI regarding reasonable notice and unreasonable interference with Tenant's use, Landlord shall have the right to enter the Demised Premises or to have consultants enter the Demised Premises throughout the term of this Lease for the purpose of (A) determining whether the Demised Premises are in conformity with federal, state and local statutes, regulations,

Initial by Landlord                                       Initial by Tenant
                                      -28-
ordinances, and policies, including those pertaining to the environmental condition of the Demised Premises, (B) conducting an environmental audit or investigation of the Demised Premises for purposes of sale, transfer, conveyance or financing, (C) determining whether Tenant has complied with this Paragraph XXVIII.D, and (D) determining the corrective measures, if any, required of Tenant to ensure the safe use, storage and disposal of Hazardous Materials or to remove Hazardous Materials. Tenant agrees to provide access and reasonable assistance foe such inspections. Such inspections may include, but are not limited to, entering the Demised Premises or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples. Landlord shall not be limited in the number of such inspections during the term of this Lease. To the extent such inspections disclose the presence of Hazardous Materials used, stored or disposed of by Tenant or its agents, employees, contractors or invitees, Tenant shall reimburse Landlord for the cost of such inspections within ten (10) days of receipt of a written statement thereof. If such consultants determine that the Demised Premises are contaminated with Hazardous Materials used, stored or disposed of by Tenant or its agents, employees contractors or invitees, Tenant shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of any applicable governmental agencies. The right granted to Landlord herein to inspect the Demised Premises shall not create a duty on Landlord's party to inspect the Demised Premises, or liability of landlord for Tenant's use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(v) Tenant shall surrender the Demised Premises to Landlord upon the expiration or earlier termination of this Lease, free of debris, waste and Hazardous Materials used, stored or disposed of by Tenant or its agents, employees, contractors or invitees, and in a condition which complies with all governmental statutes, ordinances, regulations and policies.

(vi) Tenant's obligations under this Paragraph XXVII.D shall survive termination of this Lease.

Initial by Landlord                                         Initial by Tenant
                                      -29-

(vii) As used herein, the term "Hazardous Material(s)" shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city in which the Demised Premises are located, the
U. S. Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, the California Water Resources Control Board, the Regional Water Quality Control Board, San Francisco Bay Region, the California Air Resources Board, CAL/OSHA Standards Board, Division of Occupational Safety and Health, the California Department of Food and Agriculture, the California Department of Health Services, and any federal agencies that have overlapping jurisdiction with such California agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment. Without limiting the generality of the foregoing, the term "Hazardous Material" shall include all of those materials and substances defined as "hazardous materials" or "hazardous waste" in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as the same shall be amended from time to time, petroleum, petroleum-related substances and the by-products, fractions, constituents and sub-constituents of petroleum or petroleum-related substances, asbestos, and any other materials requiring remediation now or in the future under federal, state or local statutes, ordinances, regulations or policies.

                       ARTICLE XXIX. PARTIAL INVALIDITY.

In the event any clause or provision of this Lease shall be invalid or void for any reason,-other than the obligation to pay rent, such invalid or void clause or provision shall not affect the whole of this instrument, but the balance of the provisions hereof shall remain in full force and effect.

                          ARTICLE XXX. GOVERNING LAW.

This Lease shall inure to and be binding upon the heirs, administrators, successors and assigns of the parties hereto and shall be construed under and governed by the laws of the State of California.

Initial by Landlord                                         Initial by Tenant
                                      -30-

                      ARTICLE XXXI. CONSTRUCTION OF LEASE.

Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural, when the sentence requires. Wherever used herein, the words "Lessor," "Landlord," "Lessee," and "Tenant" shall be deemed to include the heirs, personal representatives, successors, sublessees and assigns of parties, unless the context excludes such construction. Each term, condition or provision hereof has been freely negotiated and shall be equally binding upon Landlord and Tenant, and no such term, condition or provision shall be construed against either party hereto solely because such term, condition or provision was initially drafted or prepared by such party.

                         ARTICLE XXXII. NO PARTNERSHIP.

Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating a relationship between the parties hereto other than the relationship of Landlord and Tenant.

                  ARTICLE XXXIII. NO ACCORD AND SATISFACTION.

No acceptance by Landlord of a lesser sum than the Fixed Minimum Rent, additional rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or charge or any other monies owing by Tenant or pursue any other remedy in this Lease provided.

                             ARTICLE XXXIV. "AS IS"

Tenant is a sophisticated tenant and developer of real property. Tenant acknowledges and agrees that he is entering into this Lease based solely upon Tenant's inspection and investigation of the Demised Premises and all documents and other matters related to the Demised Premises on an "AS IS" basis. Without limiting the above, Tenant acknowledges that Landlord has not made any representations or warranties on which Tenant is or will be relying as to any matters concerning the Demised Premises, including, but not limited to, development rights, taxes, assessments, bonds, permissible uses, Covenants, conditions and restrictions, water or

Initial by Landlord                -31-                    Initial by Tenant
water rights, topography, utilities, zoning, soil, subsoil, the purposes for which the Demised Premises are to be used, drainage, hazardous or toxic substances or materials, environmental or building laws, rules or regulations, title to the Demised Premises or any other representations or warranties.

                        ARTICLE XXXV. GUARANTY OF LEASE

As a condition to the effectiveness of this Lease, Christian J. Knox shall execute and deliver to Landlord a Guaranty of Lease in the form attached as Exhibit "G" hereto and incorporated herein by reference.

                            ARTICLE XXXVI. BROKERS.

Mach party warrants to the other that neither of them, nor any of their agents or representatives, have engaged or contracted with any broker with respect to the transaction contemplated herein, and that no brokers have been involved with this Lease. Landlord and Tenant each agree to indemnify and hold the other party harmless from any and all claims or demands for brokerage fees arising out of its action.
                      ARTICLE XXXVII. MEMORANDUM OF LEASE.

Landlord and Tenant shall execute and acknowledge a Memorandum of Lease in the form attached hereto as Exhibit E and Tenant shall have the right to record the same in the Official Records of Placer County, California, at Tenant's costs, including any taxes.

                       ARTICLE XXXVIII. ATTORNEYS' FEES.

If there is any legal action or proceeding to enforce or interpret any provision of this Lease or to protect or establish any right or remedy of any party, the unsuccessful party to such action or proceeding, whether such action or proceeding is settled or prosecuted to final judgment, shall pay to the prevailing party as finally determined, all costs and expenses, including attorneys' fees and costs, incurred by such prevailing party in such action or proceeding, in enforcing such judgment, and in connection with any appeal from such judgment. Attorneys' fees and costs incurred in enforcing any judgment or in connection with any appeal shall be recoverable separately from and in addition to any other amount included in such judgment. This Article is intended to be severable from the other provisions of this Lease, and the prevailing

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                                      -32-
party's rights under this Article shall not merge into any judgment, and any judgment shall survive until all such fees and costs have been paid.

                        ARTICLE XXXIX. OPTION TO EXTEND

So long as Tenant is in compliance with the terms hereof, and that Tenant is not in default at the time such option is exercised or at the commencement of an extension term, Tenant shall have the right to extend the term of this Lease for two (2) additional, consecutive five (5) year periods, the first of which shall commence as of the day after the last day of the primary term hereof, and the second of which shall commence as of the day after first extension term. Tenant shall notify intention to exercise each such option no (18) months prior to the end of primary term and the first extension term, respectively. The terms, conditions and obligations of Landlord and Tenant under this Lease shall apply to each extension term, except as said terms relate to the amount of Fixed Minimum Rent to be paid. Fixed Minimum Rent for each extension term shall be that provided in the schedule in Article III of this Lease. This option is personal to Christian J. Knox & Associates, Inc., dba Applebee's Neighborhood Grill & Bar, any franchisee of Applebee's International, Inc., to whom this Lease has been assigned in accordance with Article I, or Applebee's International, Inc., if this Lease has been assigned to Applebee's International, Inc., in accordance with Article I.

                       ARTICLE XXXX. LEASEHOLD FINANCING.

40.1 Mortgage by Tenant.

Tenant may, from time to time, hypothecate, mortgage, pledge or alienate Tenant's leasehold estate and rights hereunder on the terms and conditions of this Article XXXX. Tenant may not encumber any interest of Landlord in the Demised Premises. The holder or holders of any such lien, shall be referred to herein as "Leasehold Mortgagee." A Leasehold Mortgagee or its assigns may enforce such lien and acquire title to the leasehold estate in any lawful way and, pending foreclosure of such lien, the Leasehold Mortgagee may take possession of and operate the Demised Premises, performing all obligations performable by Tenant, and upon foreclosure of such lien by power of sale, judicial foreclosure, or upon acquisition of the leasehold estate by deed in lieu of foreclosure, the Leasehold Mortgagee may, upon notice to Landlord, sell and assign the leasehold estate hereby created. Notwithstanding anything herein contained to the contrary, the Leasehold

Initial by Landlord                                        Initial by Tenant
                                      -33-

Mortgagee or any person or entity acquiring such leasehold estate at the foreclosure proceeding, shall be liable to perform the obligations imposed on Tenant by this Lease only during the period such person has ownership of said leasehold and/or possession of the Demised Premises. When a Leasehold Mortgagee acquires title to the leasehold estate, the Leasehold Mortgagee shall expressly assume in writing all the obligations of Tenant under the Lease and continue to be liable until the leasehold estate is sold or assigned to another who in turn expressly assumes in writing the obligations of Tenant under the Lease.

40.2 Notice To and Rights of Leasehold Mortgagees.

(A) When giving notice to Tenant with respect to any default hereunder, Landlord shall also serve a copy of each such notice upon any Leasehold Mortgagee who shall have given Landlord a written notice specifying its name and address. If any Leasehold Mortgagee fails to give Landlord written notice specifying its name and address, then Landlord shall not be under any obligation to serve a copy of such notice upon such Leasehold Mortgagee. Tenant shall have the responsibility to keep Landlord notified of any change of address of any Leasehold Mortgagee. Any notice to be served on the Leasehold Mortgagee shall be deemed duly served when deposited in the United States mail, first class postage prepaid, addressed to the Leasehold Mortgagee at the last mailing address for the Leasehold Mortgagee furnished in writing to Landlord by Tenant or the Leasehold Mortgagee. In the event Tenant shall default in the performance of any of the terms, covenants, agreements and conditions of this Lease on Tenant's part to be performed, any Leasehold Mortgagee shall have the right, within the grace period available to Tenant for curing such default, to cure or make good such default or to cause the same to be cured or made good whether the same consists of the failure to pay rent or the failure to perform any other obligation and Landlord shall accept such performances on the part of any Leasehold Mortgagee as though the same had been done or performed by Tenant.

(B) In case of a default by Tenant in the payment of money, Landlord will take no action to effect a termination of this Lease by reason thereof unless such default has continued beyond thirty (30) days after Landlord shall have served a copy of such notice upon Tenant and any Leasehold Mortgagee who has given Landlord notice as provided in (A) above, it being the intent hereof and the understanding of the parties that any Leasehold Mortgagee shall be allowed twenty (20) days in addition to the ten (10) days granted to Tenant to cure any default of Tenant in the payment of rent or in the making of any other monetary payment required under the terms of this Lease.

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                                      -34-

(C) In the case of any other default by Tenant, Landlord will take no action to effect a termination of the term of this Lease by reason thereof unless such default has continued beyond the grace period available to Tenant for curing said default, and then only after Landlord shall have given to all Leasehold Mortgagees thirty (30) days after the expiration of Tenant's grace period for curing such default within which either:

(i) to commence and diligently proceed to cure such default, if such default is susceptible of being cured by the Leasehold Mortgagee obtaining possession of the Demised Premises; and

(ii) to commence and diligently proceed to obtain possession of the Demised Premises (including possession by a receiver, but not by judicial foreclosure) and to cure such default in the case of a default which is susceptible of being cured when the Leasehold Mortgagee has obtained possession thereof; or

(iii) to institute non-judicial foreclosure proceedings within thirty (30) days and thereafter to complete such foreclosure proceedings or otherwise acquire Tenant's interest under this Lease with reasonable and continuous diligence. A Leasehold Mortgagee shall not be required to continue such possession or continue such foreclosure proceedings if the default which prompted the service of such a notice has been cured. A Leasehold Mortgagee shall have no obligation to cure any default which is not reasonably susceptible of being cured by the Leasehold Mortgagee.

(D) In the event that this Lease is terminated by Landlord on account of any default, Landlord shall give prompt notice thereof to the Leasehold Mortgagee, provided the Leasehold Mortgagee has notified Landlord in writing of its name and address. Landlord, within thirty (30) days after receiving from Leasehold Mortgagee a written request therefore, which shall be given within thirty (30) days after such termination, will deliver a new lease of the Demised Premises to the Leasehold Mortgagee or its nominee or to the purchaser, assignee, or transferee, as the case may be for the remainder of the term of this Lease, containing the same covenants, agreements, terms, provisions, and limitations as are contained herein. The Leasehold Mortgagee shall then deliver to Landlord an executed copy of the new lease and simultaneously pay to Landlord all monetary defaults existing under this lease up to and including the date of the commencement of the term of such new lease and all expenses including, without limitation, reasonable attorneys' fees and disbursements and court costs, incurred by Landlord in connection with the default by Tenant, the termination

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                                      -35-
and preparation of the new lease. Upon receipt of the new lease duly executed by the Leasehold Mortgagee and the payment of all such monetary defaults and Landlord's expenses, Landlord shall execute the new lease and return a fully executed copy to the Leasehold Mortgagee. After execution of the new Lease by the Leasehold Mortgagee and Landlord, the Leasehold Mortgagee shall commence and diligently proceed to cure all non-monetary defaults existing under this Lease which are reasonably susceptible of being cured by the Leasehold Mortgagee, provided that Landlord shall have the right to exercise its termination rights under Article XIV unless Leasehold Mortgagee, within ninety (90) days after the date of the new lease, commences the operation of an Applebee's restaurant or a Comparable Restaurant, with an operator that possesses sufficient net worth and restaurant experience that would satisfy conditions as required by a franchiser such as Applebee's International, Inc.

(E) As long as there is a Leasehold Mortgagee, neither the bankruptcy nor the insolvency of Tenant shall operate nor permit Landlord to terminate this Lease as long as all rent specified above and all other charges of whatsoever nature payable by Tenant continue to be paid in accordance with the term of this Lease.

(F) Provided that Leasehold Mortgagee cures all of Tenant's monetary defaults under this Lease, the time available to a Leasehold Mortgagee to initiate non-judicial foreclosure proceedings as aforesaid shall be deemed extended by the number of days of delay of occasioned by judicial restriction against such initiation or occasioned by other circumstances beyond the Leasehold Mortgagee's control.

(G) During the period that a Leasehold Mortgagee shall be in possession of the Demised Premises (including through a receiver) and/or during the pendency of any foreclosure proceedings instituted by a Leasehold Mortgagee, the Leasehold Mortgagee shall pay or cause to be paid the rent specified above and all other charges of whatsoever nature payable by Tenant hereunder which have been accrued and are unpaid and which will thereafter accrue during said period. Following the acquisition of Tenant's leasehold estate by the Leasehold Mortgagee or its designee, either as a result of foreclosure or acceptance of an assignment in lieu of foreclosure, the Leasehold Mortgagee or party acquiring title to Tenant's leasehold estate shall, as promptly as possible, commence the cure of all non-monetary defaults hereunder to be cured and thereafter diligently process such cure to completion, except such non-monetary defaults which cannot in the exercise of reasonable diligence be cured or performed by the Leasehold Mortgagee or party

Initial by Landlord                   -36-                  Initial by Tenant
execute, deliver and acknowledge any amendment reasonably necessary to affect any such requirement; provided, however, that any such amendment shall not in any way affect the term or rental under this Lease, not reduce Tenant's monetary or non-monetary obligations hereunder.

(K) A Leasehold Mortgagee shall have no obligation to cure any default in the payment of money which has occurred more than twelve (12) months before the receipt of notice of such default, in order to preserve its interest under its mortgage or to exercise any of the rights granted to it under this Lease.

(L) Nothing contained herein is intended to operate as a waiver of any rights or claims that the Landlord may have against Tenant under this Lease.

40.3 Recordation of Leasehold Mortgage.

On the recording of a leasehold mortgage, Tenant, at its expense shall cause to be recorded in the Office of the County Recorder of San Joaquin County a written request separately or within the leasehold mortgage, executed and acknowledged by Landlord for a copy of all notices of default and all notices of sale under the leasehold mortgage. In addition, a Leasehold Mortgagee shall notify Landlord of any default by Tenant under the leasehold mortgage, and Landlord shall have the right, but not the obligation, to cure such default, within ten (10) days after receipt by Landlord of such notice.

                      ARTICLE XXXXI. ESTOPPEL CERTIFICATE.
Tenant, at any time and from time to time upon not less than ten (10) days prior written notice from Landlord, agrees to execute and deliver to Landlord a statement (i) certifying that this Lease is unmodified and in full force and effect and the date to which the rent and other charges have been paid in advance, if any, (ii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if they are claimed evidencing the status of this Lease, and (iii) evidencing the status of this Lease as may be required either by a lender making a loan to be secured in whole or in part by a deed of trust or mortgage encumbering Landlord's interest in the Demised Premises, or any part thereof, or by a purchaser or other person acquiring some or all of Landlord's interest in the Demise Premises. Tenant's failure to deliver an estoppel certificate within such time shall, without having waiving any other rights or remedies Landlord may have by reason of such failure, be conclusive upon Tenant that (a) this Lease is in full

Initial by Landlord                                         Initial by Tenant
                                      -38-
force and effect without modification except as may be represented by Landlord,
(b) to Tenant's knowledge there are no uncured defaults in Landlord's performance, and (c) no rent has been paid in advance except as set forth in this Lease.

              ARTICLE XXXXII. FINANCIAL INFORMATION REQUIREMENTS.

Landlord and certain mortgagees of Landlord require periodic review of the financial condition of Tenants of Landlord. Tenant agrees to furnish Landlord and certain mortgagees of Landlord with current financial statements of Tenant upon request.
IN WITNESS WHEREOF, the parties have executed this instrument the day and year first above written.

"LANDLORD"

WEST COAST REALTY INVESTORS, INC., a Delaware corporation

By:
      W. Thomas Maudlin Jr.
           President

"TENANT"

Christian J. Knox & Associates
a California corporation


Christian J. Knox, President


Initial by Landlord                                       Initial by Tenant
                                      -39-

                                   EXHIBIT A


                    LEGAL DESCRIPTION OF DEMISED PREMISES

Initial by Landlord                                    Initial by Tenant

All that certain real property located in the City of Roseville, County of Placer, State of California described as follows:

Parcel 2 as shown on Parcel Map of Stanford Crossing recorded on March 28, 1997 in Book 28 of Parcel Maps at Page 160, Placer County Records.


Initial by Landlord                                     Initial by Tenant

                                  EXHIBIT A-1

                            SITE PLAN OF THE CENTER



Initial by Landlord                                    Initial by Tenant

                                   EXHIBIT B

                              Permitted Exceptions
                           TO BE PROVIDED BY LANDLORD

Initial by Landlord                                   Initial by Tenant

                                   EXHIBIT C

                               IMPROVEMENT PLANS
                           TO BE PROVIDED BY LANDLORD

Initial by Landlord                                   Initial by Tenant

                                   EXHIBIT D

                       COMMON AREA MAINTENANCE AGREEMENT

Initial by Landlord                                   Initial by Tenant

RECORDING REQUESTED BY AND WHEN RECORDED, RETURN TO:

Gregory L. Mast, Esq.
GALLAGHER & KENNEDY, P.A.
2600 North Central Avenue
Phoenix, Arizona 85004

                       COMMON AREA MAINTENANCE AGREEMENT

THIS COMMON AREA MAINTENANCE AGREEMENT (the "Agreement") is made and entered in to as of the 26 day of March, 1997, by and among OPUS SOUTHWEST CORPORATION, a Minnesota corporation (Opus), and CHRISTIAN J. KNOX, a married man dealing with his sole and separate property ("Knox").

                                  WITNESSETH:
Whereas, Knox has of even date herewith acquired from Opus fee title to chat certain real property more particularly described on exhibit "A" attached hereto and incorporated herein (the "Applebees Pad");

Whereas, Onus is the owner o. that certain parcel of property more Particularly described on Exhibit "B" attached hereto and incorporated herein (the "Opus Parcel");

Whereas, the Opus Parcel and the Applebees Pad together comprise an integrated retail center (the "Shopping Center") to be developed and managed by Opus;

WHEREAS, the Applebees Pad and the Opus Parcel are each subject to the terms and conditions of that certain Construction, Operation and Reciprocal Easement Agreement by and between Roseville Properties Investment Partners, Ltd., a Texas limited partnership, and The Price Company, a California corporation, dated as of May 26, 1995, and recorded June 21, 1995, in Instrument No. 95-0314d5, Official Records of Sacramento County, California, as amended by that certain First Amendment to Construction, Operation and Reciprocal Easement Agreement dated as of April 3, 1996, and recorded April 3, 1996, in Instrument No. 96-018254, Official Records or Sacramento County, California (the "COREA");

      Whereas, the COREA contains provisions relating to the maintenance of the common areas on each parcel of property subject to the terms thereof; and Whereas, Opus and Knox desire to enter into this Agreement to set forth the obligations of each party with respect to the maintenance of the common areas located on the Applebees Pad.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. From and after the date of this Agreement, Opus shall maintain or cause to be maintained the Common Areas (as defined In Section 1.l(e) of the COREA) of the Shopping Center in accordance with the terms and provisions of Article 6 of the COREA.

2. Knox hereby agrees to reimburse Opus for Knox's proportionate share of the costs expended by Opus in maintaining the Common Areas of the Shopping Center (the "Maintenance Expenses"), which proportionate share shall be equal to the total of the Maintenance Expenses multiplied by a fraction, the numerator of which is the area (in square feet) of the Applebees Pad and the denominator of which is the sum of (i) the total area (in square feet) of the Opus Parcel and
(ii) the total area (in square feet) of the levees Pad. Knox's share of the Maintenance Expenses seal' be paid as follows:

(a) Beginning on the date of issuance of a certificate of occupancy (or its equivalent) for the building to be constructed on the Applebees Pad, Knox s:r.a31 Day Opus on the first day o, each calendar month an amount estimated by Opus to be Knox's share of such Maintenance expenses. The foregoing estimated monthly charge may be adjusted by Opus at the end or any calendar quarter on the basis of Opus' experience and reasonably anticipated costs. Knox's share of any extraordinary costs may be added when accrued.

(b) Within thirty (30) days following the end of each calendar quarter or, at Opus' option, each calendar year, Opus shall furnish Knox a statement covering the calendar quarter or year just expired, showing the total of such Maintenance Expenses, the amount of Knox's share of such Maintenance Expenses for such calendar quarter or year, and the payments made by Knox with respect to such period as set forth in subsection (a). If Knox's share of such Maintenance Expenses exceed the actual payments made by Knox for such period, Knox shall pay to Opus the shortfall within thirty t30) days following receipt of such notice. If Knox's share of such Maintenance Expenses is less than the sum of payments actually made by Knox, ODUS shall provide to Knox a credit in the amount of any excess payment actually made against the payments next thereafter to become due Opus hereunder. Failure of

Knox to pay any of the charges due hereunder shall constitute a default under the terms hereof.

(c) For the purpose of this Agreement, the term "maintenance Expenses" means the total cost and expense incurred in operating and maintaining the Common Areas of the Opus Parcel and the Applebees Pad in accordance with Article 6 of the COREA.

3. The term of this Agreement shall commence on the date hereof and shall continue in perpetuity until this Agreement is terminated in accordance with the provisions of this paragraph 3. This Agreement may be terminated at any time by Opus upon delivery written notice to Knox, in which event this Agreement shall terminate on the date sixty (60) days after the date of said notice.

4. This Agreement shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto.

5. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under any law applicable to the terms hereof, then the remainder of this Agreement shall not be affected thereby.

6. This agreement represents the final agreement between the parties with respect to the matters set forth herein and may not be contradicted by evidence of Prior, contemporaneous or subsequent oral agreements of the parties. Any such prior written or verbal agreements or understandings are deemed merged into this agreement.

7. This Agreement shall not be amended, except by a writing signed by the parties.

8. If any party shall default in the performance of any of the terms and conditions of this Agreement, the non-defaulting party shall be entitled to recover all costs, charges, and expenses of enforcing this Agreement including reasonable attorneys' fees, paralegal fees, and costs, which reasonable fees shall include any such fees incurred in any trial or appellate proceedings.

9. Any notice which any party may be required or may desire to give hereunder shall be deemed to have been duly given when personally delivered, against receipt therefor signed by the party to whom the notice is given, or on the next business day if sent by overnight courier, or on the fourth business day after mailing by certified or registered mail, postage prepaid, addressed as set forth below, or to such other address as a party hereto may designate by a notice to the other Parties. Any notice mailed, sent by facsimile transmission on, or given to the Escrow Agent shall be deemed given only when received.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

KNOX:

OPUS SOUTHWEST CORPORATION, a Minnesota corporation

By:
Thomas W. Roberts
Its: President

The foregoing instrument was acknowledged before me this( day of 1997, by CHRISTIAN J. KNOX on his own behalf.

Notary Public

My Commission Expires:

STATE OF ARIZONA

County of Maricopa ss.

The foregoing instrument was acknowledged before me this day of , 1997, by Thomas W. Roberts, the President of OPUS SOUTHWEST CORPORATION, a Minnesota corporation, on-behalf of the corporation.



Notary Public

My Commission Expires:

IN WITNESS ss<.; , the parties have executed this Agreement on the day and year first set forth above.

KNOX:

CHRISTIAN J. KNOX

OPUS:


OPUS SOUTHWEST CORPORATION, a Minnesota corporation


By:
Thomas W. Roberts
Its: President

STATE OF ARIZONA )
ss.
County of Maricopa )

The ongoing instrument was acknowledged before me this day or , 1997, by CHRIST.
J. KNOX. on his own Lethal

Notary Public

My Commission: Expires

STATE OF ARIZONA )
) ss. County or Maricopa )

The foregoing instrument was acknowledged before me this   day or 1997, by
Thomas W. Roberts, the President of OPUS SOUTHWEST CORPORATION, Minnesota corporation, on behalf OF the corporation.

Notary Public


My Commission expires:

                                   EXHIBIT E

                              MEMORANDUM OF LEASE

Initial by Landlord                                     Initial by Tenant

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

(Space above this line for Recorder's use)

                              MEMORANDUM OF LEASE


THIS MEMORANDUM OF LEASE is made as of November 24, 1997, by and between WEST COAST REALTY INVESTORS, INC., a Delaware corporation ("Landlord") and CHRISTIAN
J. KNOX & ASSOCIATES, INC., a California corporation ("Tenant").

                                  WITNESSETH:

1. Lender, for good and valuable consideration, the receipt and adequacy which are hereby acknowledged, has leased to Tenant certain real property located in Roseville, Placer County, California, more particularly described on the attached Exhibit A, upon and subject to the terms and conditions set forth in that certain Lease Agreement ("Lease"), between the parties hereto, of even date herewith.

2. The term of the Lease is twenty (20) years.

Initial by Landlord                          Initial by Tenant

William Cook, Esq.
Richard S. Calone, Inc.
1810 Grand Canal Blvd., Suite 6
Stockton, California 95207

                                   EXHIBIT E

                              MEMORANDUM OF LEASE


Initial by Landlord                                        Initial by Tenant

3. Tenant has the option to extend the term of the Lease for two (2) five (5) year extension terms.

4. The purpose of this Memorandum of Lease is to give notice of the rights and obligations of the parties hereto under the Lease, and all the terms and conditions of the Lease are incorporated herein by reference as if they were fully set forth herein.

5. Subject to the terms of the Lease, this Memorandum of Lease shall be binding upon and inure the benefit of the parties hereto and their respective successors in interest and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease on the date first above written.

"LANDLORD"

WEST COAST INVESTORS REALTY, INC. a Delaware corporation //
By .  W. as Maudlin Jr. President

"TENANT"

CHRISTIAN J. KNOX & ASSOCIATES, INC., a California corporation
Christian J. Knox
President


Initial by Landlord                                       Initial by Tenant

STATE OF CALIFORNIA
ss:
COUNTY OF Los Angeles

On this 24 day of November 1997, before me, the undersigned Notary Public, personally appeared W. THOMAS MAUDLIN, JR.

X personally known to me
  proved to me on the basis of satisfactory evidence

to be the person whose name is subscribed to the within instrument, and acknowledged that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.


STATE OF CALIFORNIA
 ss:
COUNTY OF San Joaquin)


On this 24 day of November 1997, before me, the undersigned Notary Public, personally appeared CHRISTIAN J. KNOX

X personally known to me
  proved to me on the basis of satisfactory evidence

to be the person whose name is subscribed to the within instrument, and acknowledged that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Initial by Landlord                          Initial by Tenant

Notary's Signature

All that certain real property located in the City of Roseville, County of Placer, State of California described as follows:

Parcel 2 as shown on Parcel Map of Stanford Crossing recorded on March 28, 1997 in Book 28 of Parcel Maps at Page 160, Placer County Records.


                                   EXHIBIT A


Initial by Landlord                                        Initial by Tenant

                                   Appraisal
                                       of
                             A Restaurant Facility

                                 Located at the
                            6700 Stanford Ranch Road
             North West Corner of Highway 65 & Stanford Ranch Road
                             Roseville, California

                                     As of:
                                 August 5, 1997
                                 Prepared As Of
                                August 12, 1997

                                  Appraised by
                    Lawrence F. Sherman Ph.D.,JD, ASA, IFAC
                  State Certified General Appraiser #AG-006353

                                  L.F. Sherman
                          4600 Campus Drive, Suite 106
                        Newport Beach, California 92660

          Telephone 714-852-8989
          Facsimile 714-852-0137


August 12, 1997
Mr. W. Thomas Maudlin, Jr.
President
West Coast Realty Advisors, Inc.
5933 W. Century Blvd. - 9th Floor
Los Angeles,  CA  90045

  RE: Appraisal and Evaluation of Real Property:

      An Applebee's Restaurant Facility
      North West Corner of Highway 65 and Stanford Ranch
      Road, Roseville, California

 Dear Mr. Maudlin:
      At your request, we have appraised the real property located at the North West Corner of Highway 65 & Stanford Ranch Road Roseville. California.

      The purpose of this appraisal is to estimate the market value of the fee simple interest in the real estate subject to the definition of value, the assumptions and limiting conditions and the certification in the attached report for the sale and leaseback of the subject property. The appraisal is under the assumption that the building which is under construction be completed in a workman like manner and that proper occupancy certificates are issued.

      The descriptions of the property appraised together with explanations of the appraisal procedures used are presented in the report.

Mr. W. Thomas Maudlin,  Jr.
Page Two

August 12, 1997

Based on the data and conclusions presented in the attached report, it is our opinion that the market value of the subject property, as of August 12, 1997 is:

                     TWO MILLION NINETY FIVE THOUSAND DOLLARS

                                   $2,095,000


In this appraisal we have given substantial consideration to the value of land in the subject location as well as the building being constructed, plus the state of the economy affecting the area for the type of restaurant being constructed. We have reviewed the economic environment for business and real estate in the area and section referred to as Roseville and also considered the Rocklin, California area. The property is directly across the street from Rocklin and many of the customers of the restaurant would come from that geographic area.

Our report is prepared and this letter summarizes the valuation opinion. It is based on our field work, research, and the collected appraisal data as of the date of preparation of this report.

A report detailing our analysis and conclusions is attached. Thank you for using our services. A physical inspection of the subject property and this report was prepared by Dr. Lawrence F. Sherman ID, ASA, IFAC.


               Respectfully submitted,
                     L.F. SHERMAN
                     LAWRENCE F. SHERMAN PhD., JD, ASA, IFAC
                     President and Senior appraiser

                                 CERTIFICATION

I certify that, to the best of my knowledge and belief:

1. the statements of fact contained in this report are true and correct.

2. the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

3. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

4. my compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of subsequent event resulting from the analyses, opinions, or conclusions, or the use of this report.

5. my analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standard of Professional Appraisal Practice.

6. I have made a personal inspection of the property that is the subject of this report.

7. no one provided significant professional assistance to the person signing this report.

8. I certify that, to the best of my knowledge and belief, the reported analysis, opinion, conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the American Society of Appraisers.

9. I certify that the use of this report is subject to the requirements of the American Society of Appraisers relating to review by its duly authorized representatives.

             RESTRICTIONS, ASSUMPTIONS, AND LIMITING CONDITIONS

This appraisal is made with respect to the following assumptions:

Assumptions:

1. No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

2. The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.

3. Responsible ownership and competent property management are assumed.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7. It is that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless compliance is stated, defined, and considered in the appraisal report.

8.  It  is  assumed  that  all  applicable  zoning   and  use  regulations  and
restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in the appraisal report.

9. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

10. It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

Limiting Conditions:

This appraisal report has been made with the following general limiting conditions:

1. The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

2. Possession of this report, or a copy thereof, does not carry with it the right of publication.

3. The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

4. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without the prior written consent and approval of the appraiser.

5. The definition of "market value" is defined in the subject report.

6. The definition of "fee simple estate"* is:

Absolute ownership unencumbered by any other interest or estate; subject only to the four powers of government.

7. The definition of "Highest and Best Use" is:

   The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are: legal permissibility, physical possibility, financial feasibility, and maximum profitability.

   * The Dictionary of Real Estate Appraisal, second edition.

                                   Appraisal
                                       of
                             A Restaurant Facility

                                 Located at the
                            6700 Stanford Ranch Road
             North West Corner of Highway 65 & Stanford Ranch Road
                             Roseville, California

                                     As of:
                                 August 5, 1997

                                 Prepared As Of
                                 August 12, 1997

                                  Appraisal by
                    Lawrence F. Sherman Ph.D.,JD, ASA, IFAC
                  State Certified General Appraiser #AG-006353

                                  L.F. Sherman
                          4600 Campus Drive, Suite 106
                        Newport Beach, California 92660

                                 TABLE OF CONTENTS
INTRODUCTION
     Identification of the Property. . . . .                           1
     Plat Map. . . . . . . . . . . . . . . .                           3
     Purpose and Function of the Appraisal .                           4
     Definition of Market Value. . . . . . .                           4
     Assumptions and Limiting Conditions . .                           4

DESCRIPTIVE SECTION. . . . . . . . .                                  10
      Regional Map . . . . . . . . .                                  10
      Regional Analysis . . . . . . .                                 11
      Area Analysis . . . . . . . . .                                 12
      City Analysis . . . . . . . . .                                 13
      Neighborhood Analysis . . . . .                                 15
      Neighborhood Map. . . . . . . . .                               15
      Site Analysis . . . . . . . . . .                               15
     Photographs -- Street Scenes                                     20
     Assessment and Tax Data . . . .                                  20
     Zoning Map. . . . . . . . .                                      20
     Photographs -- Improvement.                                      21
     Improvement Analysis. . . .                                      21
     Highest and Best Use. . . .                                      23

VALUATION SECTION. . . . .                                            26
     Appraisal Procedures                                             29
     Valuation Analysis . . .                                         26
     Cost Approach                                                    29
     Land Valuation                                                   29
     Improvement Valuation                                            31
     Summation . . . . . .                                            36
Income Approach                                                       37
     Income Analysis. . . .                                           38
     Expense Analysis . . .                                           41
     Capitalization Process                                           42
     Market Approach . . . . . .                                      45
     Summary of Market Value Analysis . .                             47
     Conclusion of Value . . . . . . . . . . .                        54

ADDENDA
     EXHIBIT A: Market Data: Selected
     EXHIBIT B: Economic Profile
     EXHIBIT C: Preliminary Title Report
     EXHIBIT D: Lease Summary
     EXHIBIT E: Certifications and Qualification of Appraiser

                   Summary of Important Data and Conclusions

Location:                6700 Stanford Ranch Road
                         North West corner of Hwy 65 &
                         Stanford Ranch Road
                         Roseville, California

Interest Appraised:      Simple Fee Interest

Owner(s):                Christian J. Knox

Property Type:           A Stand-alone Restaurant Building

Building Area:           Measured at 5,130 Square Feet

Land Area:               Reported at: 37,918
                         A.P.N.  017-121-028

Zoning:                  Commercial

Principal Improvements:  Class D Building with wood frame
                         Construction
                         Total Square Footage 5,130

Highest & Best Use:      Yes

Fair Market Value:       $2,095,000

Valuation Date:          August 5, 1997

                                  INTRODUCTION

   The property appraised is located at 6700 Stanford Ranch Road, Roseville. California.

               The property is adjacent to the city of Rocklin, California. A preliminary title report was provided to review easements and encumbrances of record; this is reproduced in the Addenda to this report in Exhibit A.

               To aid in identifying the property, the following page indicates the subject property on a plat map.

                            PURPOSE OF THE APPRAISAL

The purpose of the appraisal is to estimate the market value of the property appraised, in fee simple title as of August 5, 1997.

                           FUNCTION OF THE APPRAISAL

The function of the appraisal is to provide value information for due diligence and purchase decision of West Coast Realty Advisors, Inc.


                          DEFINITION OF MARKET VALUE

For the purposes of this report, market value is defined as:

     "The most probable price in terms of money which a property will bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated, (2) both parties are well informed or well advised, and each acting on what each considers to be his own best interest, (3) a reasonable time is allowed for exposure in the open market, (4) payment is made in cash or its equivalent, (5) financing, if any, is on terms generally available in the community at the specified date and typical for the property type in its locale, (6) the price represents a normal consideration for the property sold unaffected by special financing amounts and/or terms, services, fees, costs, or credits incurred in the transactions. "


                              HISTORY OF OWNERSHIP
The subject property is in process of construction. The property is expected to be completed at the end of August and ready for occupancy. It was reported that the land was recently purchased for approximately $550,000 for the stand alone restaurant location.

                      ASSUMPTIONS AND LIMITING CONDITIONS


Title to Real Estate - A copy of the preliminary title report was provided for the purpose of this appraisal. In accordance with professional appraisal practice, we assume that:

      a)    The title to the property is marketable,
      b) The property is free and clear of all liens, encumbrances, easements and restriction except where noted in this report;
      c) The property does not exist in violation of any applicable codes/ordinances, statutes or other government regulations;
      d) The property is under responsible ownership and competent management and is available for its highest and best use.

We have reviewed the preliminary title reports reproduced in the Addenda to this report.


Sketches and Maps - Sketches and maps in this report are provided to aid the reader in visualizing the property and are the results of field investigations made by the appraiser. Dimensions and descriptions are based on public records and information that was furnished by others. These dimensions and descriptions are not meant to be used to replace matters of survey.


Information and Data - Information supplied by others is considered in this valuation. These information sources are believed to be reliable, and no further responsibility is assumed for their contribution to the value estimate. A change in the value estimate may be required upon consideration of additional or more reliable data that may become available.

Unexpected Conditions - It is assumed that there are no expected or unexpected conditions of the property that would adversely affect value.


Distribution of Value - The distribution of total value for land and improvements is applied only under the state of usage and utilization. Separate values for land and improvements may not be used in conjunction with any other appraisal and are invalid if so used.


Legal or Specialized Expertise - No opinion is customarily expressed for matters requiring legal expertise, or other matters under investigation, or of knowledge beyond that customarily expressed by real estate appraisers.


Advertising - Neither all nor any part of this appraisal report shall be conveyed to the public through advertising, public relations, news, sales or other methods without the written consent and approval of the appraiser(s).


Court Testimony - Testimony or attendance in court by reason of this appraisal shall not be required unless arrangements for such services were previously made.


Effective Date of Value - The date of value, to which the conclusions and opinions expressed in this report apply, is set forth in the letter of transmittal. The effective date of value is the date of inspection of the subject property. The dollar amount of any value opinion reported is based on the purchasing power of the U.S. dollar as of that date. The appraiser assumes no responsibility for economic or physical factors occurring subsequent to the date of value which may affect the opinions reported.


Mineral Rights - The value of mineral rights, if any, was not considered in this appraisal unless otherwise noted.


Structural Deficiencies - The appraiser found no obvious evidence of structural deficiencies except as stated; however, no responsibility for structural soundness or conformity to city or county building and safety codes can be assumed without an independent structural engineering report. Property Inspection - The appraiser(s) personally inspected the subject property as part of the appraisal assignment.


Property Included - No consideration was given in this appraisal to personal property located on the premises. Only the Real Property was considered as part of the appraisal assignment. However, the appraiser has considered the value of tenant improvements in valuation conclusion.

Earthquakes - As earthquakes are not uncommon in the area, no responsibility is assumed for their possible effect on individual properties unless detailed geologic reports are made available.


Soil Conditions - No detailed soil studies of the subject were available to the appraiser. Therefore, statements regarding soil qualities made in this report are not conclusive but have been considered consistent with the information available to us.


Mechanical Equipment - It is assumed by the appraiser that all mechanical equipment is in operative condition. The mechanical equipment is not included in this appraisal except as to what is considered permanently attached.


Environmental Study - This appraisal is not an environmental study and reliance should not be placed on this report for matters that are the province of an environmental study. Such a study has not been provided to the appraiser for our review.

Hazardous Waste - The appraiser has not learned of any hazardous waste or toxic material in existence at the subject property, therefore, the indicated value does not reflect their existence, if any.

                              DESCRIPTIVE SECTION

                                      AND

                              REGIONAL DISCUSSION

                                  Regional Map


                         Regional Area: Sacramento County

                            NEIGHBORHOOD DISCUSSION

                                   AERIAL MAP

               The five county area, represented by Sacramento, El
               Dorado, Placer, Sutter, and Yolo is a diversified base of economic activity. There is strong growth in service, technology, manufacturing, science, and information sectors. The Sacramento area has a major airport, numerous colleges and universities, transcontinental rail lines, and a good interstate highway system. Businesses are migrating to the area to take advantage of the abundant resources, the high quality of life, and due to the rapid employment and economic growth experienced by the area.

Available from the appraiser is detailed economic and demographic information from the demographic data for the area that presents a favorable outlook for the area with the Roseville and Rocklin areas being a highly desirable residential growth area for upper and upper middle class neighborhoods.

A complete economic profile of Roseville and data from the Chamber of Commerce is reproduced in the Addenda to this report.
Additional data is available that we examined from the most recent Census Data using a geographic information system referred to as ARC VIEW.

Roseville is located in Placer County and is considered to be one of the better places to live outside of Sacramento County because of the low crime rate and the substantial employment and housing opportunities. The property location is across the street from the City of Rocklin. A community economic profile is reproduced in the Addenda -Exhibit B.

                             NEIGHBORHOOD ANALYSIS

                                 SITE ANALYSIS

The subject site is in close proximity to good freeway access via Interstate 80 and Highway 65. It is surrounded by industrial and commercial buildings of similar vintage in a desirable retail location along Stanford Ranch road. To the north is Marysville and Yuba City; to the east is Reno, Nevada; and the south is Sacramento. There is excellent access to Interstate 80.

However, the subject property will have excellent visibility and access from Stanford Ranch Road and Fairway Drive. The Center is a "power" center anchored by Toys-it-Us and Price Club. Surrounding the site is several fast food restaurants such as McDonalds and across the street is additional shopping centers. The property will face Stanford Ranch Road with a traffic count of over 17,000 cars per day. That count is expected to increase as the areas in the nearby vicinity is built up.

Directly north and east of the site is the City of Rocklin and directly south is Roseville. The area is a residential development that is in strong demand and the commercial sites in the area is designed to provide infrastructure to serve the developing community.

As reported by the City of Rocklin economic planning this is one of the premiere and fastest growing residential area in the immediate vicinity of Sacramento. Median income levels after appropriate time adjustments show a median income of about $70,000 within 1 mile radius of the site.

An examination of rental rates in the immediate area, however, showed a stability of rental rates and there was limited vacancy in structures the size of the subject property other than what was normal for the area and to allow for transition. Vacancy were minimal and all restaurant sites were occupied and in use.

Discussion with several economic planners and commercial real estate brokers in the area indicated that leasing demand is relatively good and sales activity is reasonably strong. Demand is favorable. There was few properties available for sale in the immediate area.

Topography was level and the site was well landscaped. Discussions with the owner indicated that the building would have reciprocal parking arrangements to supplement the 51 parking spaces on the property. The traffic count will increase significantly after the shopping center area is fully occupied. A competitive analysis disclosed only several restaurants in the immediate area that were of the quality of the Applebee's restaurants.

                                 SITE ANALYSIS


Site Improvements The site is covered by building improvements, and associated asphalt paving, of approximately 37,918 square feet of area for the parcel which comprising the property. Total building square footage is 5,133 square feet. Reciprocal parking is available in the adjacent center.


The subject property fronts to Stanford Ranch Road with good access to the Highway 65 and Interstate 80.



Dimensions/ Shape / Area :
The subject lot is rectangularly shaped. The site enjoys frontage on Stanford Ranch Road which is a lane thoroughfare. The site has 37,918 square feet of space with good access to the adjacent shopping center, Fairview Drive, and Stanford Ranch road.

Zoning is commercial - retail, which allows the existing use for retail and restaurant location.

Flood Zone
The property is reported to not be in a flood zone.

Topography:
The lot and surrounding area is level for the subject and in the immediate area of the neighboring properties. Topography is level and very slightly downward from front to back of the lot to allow for drainage. Neighboring properties are basically level and there was no evidence of settling in the subject property or area. To the north and east of the subject is rolling hillside developments that are residentially developed.


Soil & Subsoil Conditions:
The subject soil appears to be adequate, there is no evidence of land and building settlement in the subject neighborhood. However, no soil report was made available to the appraiser. The City is not subject to unstable soil conditions other than Earthquakes as discussed with the Economic Planning department of the City and from discussion with the Rocklin Planning Department.

It is assumed for appraisal purposes that there are no adverse soil conditions which might adversely affect the value of the subject property. The land use before the building was built was undisclosed, but appears to have been rolling hillside and a noncommercial use.


It is assumed for appraisal purpose that the previous use posed no form of toxic danger which could adversely affect the value of the subject property. The appraiser(s) has not reviewed any environmental study, nor does the appraiser(s) claim to be an expert in the field of environmental study. If concern over environmental contamination is or becomes an issue, a prospective purchaser is urged to consider environmental studies by professionals trained in that area. Environmental studies are common for retail locations such as the subject property, prior to property transfers.


Drainage:
The lot appears to be adequate for drainage. No noticeable area of water accumulation was found, nor noticed. Drainage from the surrounding areas appear minimal. The lot is downward sloping slightly to allow adequate drainage.

Utilities and Services:
The subject property is connected to all public utilities.

Access:
The lot is accessible from Stanford Ranch road and Fairview Drive.


Easements:
There are no adverse noticeable adverse easements affecting the property. The appraiser has reviewed a preliminary title or title report of the property in that determination. There is the availability for ingress and egress and also for public utility easements. A copy of the Preliminary Title report is reprinted in the Addenda to this report in Addenda - Exhibit C.

Man-Made Improvements:
The subject street is maintained by the City of Roseville. The off-site improvements include sidewalks, curbs, electrical street lights, sanitary sewers and storm sewers.


Assessment and Taxes: According to the Placer County Assessor, current assessed costs are presented current and not payable. Assessments are as follow:

 APN:               017-121-028*
  Land              $98,243.2 per installment
  Improvements                  $ 0
  TAXES:
  1st. Installment            Paid
  2nd Installment             Paid


Based on Proposition 13 taxes should increase annually by 2% unless there is a change of ownership, at which time they will increase to an amount based on the current tax rates against existing market value.


Zoning:
The subject lot is zoned commercial, City of Roseville. This zoning allows for a variety of uses including the existing use. Zoning is designed to preserve city land appropriate for retail uses and to attract and preserve desirable retail locations. Land use is retail.

Zoning is intended to provide safeguards and appropriate transitions to surrounding land uses that may be sensitive to commercial activities and to permit efficient design of infrastructure and public services to serve these uses. Such infrastructure serves the neighboring area. The property is in a well structured and planned retail area that should enhance the subject area.

                              IMPROVEMENT ANALYSIS

                              IMPROVEMENT ANALYSIS


Building Improvements: The primary improvements is one stucco construction with wood frame building. It has approximately 5,133 square feet exclusive of freezer area.

Age: The subject property is in process of construction and is expected to be
finished by August 31, 1997.   It has a chronological age of O years, an
effective age of 65 years, and a remaining economic life of 65 years.

Based on the appraiser's inspection and assessment of the condition of the improvements, the subject has an estimated effective age of O years and a remaining useful life in excess of 65 years. It is adequately maintained for it's intended use. There was no deferred maintenance noted. Workmanship and quality is very good.


The Construction is summarized as follows:


 Construction:         Concrete footings, foundation and slab; wood frame
                       wall design office; flat tar/gravel roof.

 Basement:             None


 Exterior Walls:       Stucco wood frame construction


 Interior Walls:       Painted and finished drywall with baseboard molding.


 Windows:              1/4" tinted glass in metal and wood casement.

 Roof:                 Wood, sloping roof with built-in tar/gravel cover.


 Plumbing:             Adequate bathroom and plumbing facilities present.
                       Adequate plumbing and normal equipment is evidenced.

 Air Conditioning,
 Ventilation:          There is adequate heating and air conditioning
                       equipment. Area is clean and air conditioned.

 Electric:             110/220 volt electrical service.  The entire building
                       has adequate Amperage service with the ability to expand as need for restaurant usage.

 Lighting:             For the restaurant area and lobby area, fluorescent and
                       incandescent lighting is provided by flush mounted drop in-ceiling fluorescent fixtures, incandescent lighting, and commercial 2 bulb, 8 foot fluorescent fixtures.

Sprinkled:             The building is sprinkled for fire protection.


Parking: Parking is adequate and within applicable building codes. There is reciprocal parking in the immediate vicinity of the area.


Comments:              The subject building is in very good/excellent
                       condition and evidences a desirable quality of construction.


Deferred Maintenance:  There was no deferred maintenance noted.

Other Factors:         There is substantial tenant improvements that
                       enhances the use of the building for retail usage including a liquor license for the Restaurant.

                              Highest and Best Use


Highest and Best use is defined as:

     "That reasonable and probable use that supports the highest present value, as defined, as of the effective date of appraisal.

     Alternatively, that use, from among reasonable, probable and legal alternative uses, found to be physically possible, appropriately supported, financially feasible and which results in highest land value.


The definition immediately above applied specifically to the highest and best use of land.

It is to be recognized that in cases where a site has existing improvements on it, the highest and best use may be determined to be different from the existing use. The existing use will continue, however, unless and until land value in its highest and best use exceeds the total value of the property in its existing use."

The above describes the concept of highest and best use where the existing improvements have a number of years of physical life remaining that does enhance the total property value.

The overall analysis of the real estate indicates that the improvements are new and does not suffer depreciation. The trends indicate that land values are stable and/or increasing in the area for retail locations; the improvements contribute to the overall property value and razing of these improvements would not be feasible until the value of the current use is exceeded by the land. The net return of the building is greater than the return which could be earned if the site were vacant.

Based on the existing uses and trends in the neighborhood, zoning, and location, the highest and best use of the land is for commercial -retail usage.

The existing improvements are developed with this type of use and therefore, are concluded to represent the highest and best use as improved. Therefore, the property is at highest & best use as presently zoned and developed.


Lease Analysis In evaluating the lease for the subject property a description of the Leasee's business is reproduced in the Addenda to this report. It should be noted that the tenant is a closely held company that manages restaurant facilities including properties like the subject property and that Applebee's is a nationally known restaurant franchise. The subject company is well financed and a well run company in a niche market of "sit down" restaurants in a premiere and highly visible location.


Lease Analysis
This valuation and appraisement is based on finalizing a lease with the following features. If such features are not agreed to in the final lease it may affect the value of the subject property.

 Leasor:            West Coast Realty Advisors, Inc.

 Leasee:            Christian Knox

 Tenant:            Applebee's Restaurant

 Building Square Footage:     5,133 square footage

 Lease expiration:      20 year lease

 Existing rent:
     Base rent:              $172,000 per year

 Terms:        Triple net. Tenant to pay for all
               costs, including but not limited to maintenance of the building, landscaping, parking lot, CAM charges with regards to the entire shopping center, management fees, utilities, taxes and assessments and all other costs.

 Rent Increases:         Base rent shall be adjusted upwards
                         every 60 months by 12.5%

 Lease expiration date:    20 years from expiration

 Use:                      Restaurant Facility

 In addition, the buyer is to approve a Level I Toxic Waste Report that is to be provided by the Seller. The appraiser has not reviewed such a report and if adverse factors are disclosed this may affect the value of the property. The appraiser asks to review the final lease once finalized to determine if there is any impact on the valuation issued.

                               VALUATION SECTION

                               VALUATION SECTION

Appraisal Procedures

The three traditional approaches to value are applied in order to arrive at a final value conclusion. A synopsis of the procedures employed in each approach follows.
                                 COST APPROACH

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject. It is particularly applicable when the property under appraisement involves new or newer improvements which represent the highest and best use of the land. Additionally it is applicable to those types of properties which are unique and contain specialized improvements for which there is no comparable data in the market.

The Cost Approach includes the following steps:

      1.  Estimate the market value for the land.
      2.  Estimate the reproduction cost of the improvements.
      3. Deducting appropriate depreciation from the cost new to arrive at a depreciated improvement value.
      4. Adding the land and depreciated improvement value to arrive at a property value estimate.

                                INCOME APPROACH

The Income Approach views the property as a revenue producing assets whose value is derived from satisfying investment criteria. This approach generally follows the following steps:

     1.  Recognizing the revenue producing potential of the property.

     2. Considering appropriate expenses associated with the revenue including normal operating costs and real property taxes as well as vacancy and collection loss factors. Care is exercised in keeping expenses within acceptable proportions for the specific investment.

     3. Subtracting the expenses from revenues in order to arrive at a net annual income stream produced by the property.

     4. Capitalizing the net operating income at an Overall Rate which considers the risks inherent in the property as compared to alternate investments.


                               THE MARKET APPROACH


This method produces an estimate of value by comparing the subject property to sales and/or listing of similar properties in the same or competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market. At the date of this appraisal, there was not indicated by an inspection of market sales from use of DAMAR/TRW, COMPS INC. and assessor data an abundance of comparable sales of this type of property. These restaurant facilities are build and designed by investors who generally hold onto the property and lease the properties such as the present building to restaurant operators. At the date of the appraisal such restaurant holding companies are generally doing well in the Sacramento area given the uplift in the economy in California.

Since the property is newly constructed the cost approach is felt to bear significance in the value determination. The lease rate, available capitalization rates from similar size properties, and the examination of the income stream, plus the long term nature of the lease are factors that the income approach should consider.

                              VALUATION ANALYSIS

The Cost Approach This approach involves the summation of the depreciation value of the building and site improvements with the market value of the land. The market value of land added to the depreciated improvement value estimate is the value indicated by the cost approach. The land sales used to derive our estimate of land value is presented on the following pages under land valuation.


We have made adjustments for location, time of sales, size, corner influence, traffic count, and potential use to arrive at our estimate of land value. This value when added to the depreciated improvement value estimates produces the following value estimate attributable to the cost approach.


Land Valuation The comparison method, or market approach is the most common way of developing a market value estimate for land. In the comparison method, sales and listings of vacant land comparable to the subject property are gathered and analyzed. The sale prices are adjusted for time, location, physical characteristics, and other relevant variations. The adjusted prices are reduced to some common unit of comparison, such as price per acre or price per square foot. The appraiser analyzed this information and derives a unit value applicable to the subject property. When applied to the appropriate unit measure, this results in an estimate of the market value of the vacant land.

Perhaps, the best indication of value is the sales price of the subject property. It was reported that the sales price was $550,000 as the property is a premiere corner location in a new 'power" shopping center.

An investigation of land sales in the subject's vicinity disclosed several that were useful in our analysis. We have used land sales in the immediate area to formulate the value conclusion as follows:

No. Address             Lot Area    Zoning  Sale Date  Sale Price  Per Sq. Ft.

1. 5007 Foothill Blvd. 25,700 S.F.  Commercial  03/12/97   $391,000    $15.21
   Roseville, CA.

2. Riverside Avenue    56,628 S.F.  Commercial  12/06/96   $230,000     $4.06
   Roseville, Ca.

3. Eureka Road         69,696 S.F.  Commercial  10/29/96   $374,000     $5.37
   Roseville, CA.



Analysis:

An analysis of land sales in the immediate area did not disclose an abundance to draw our value conclusion. However, only Comparable #1 was of similar quality and location that when coupled with the reported sale of the subject property enable the appraiser to arrive at a valuation opinion for 37,918 square feet of $14.50 or a total value of $550,000 for the subject site. That amount includes the use of reciprocal parking in the adjacent shopping center as per the arrangement for additional parking.

Land Sale Discussion: Summary: The review of vacant land sales was conducted and consideration was given to other sales which did not contradict the rational utilized in the report. Estimating the value of the subject site as though vacant is a primary step in completing the cost approach to value. Vacant land sales reported were helpful in estimating the value of the subject site as though vacant as was the reported sale of the subject property. In addition, the appraiser has considered by the land residual technique the value of land for several restaurants in the immediate area that have recently sold. For a restaurant like the subject site a typical land value arrived at by the residual approach ranges from $450,000 to $750,000 for land value alone. After such adjustments this was used to confirm the value of the land based on the utility of such usage.

With adjustments, the land value of the subject is similar to these various approaches. After making adjustments for location, size, date of sale, retail access, proximity to the central business district, and probable use, we conclude that the indicated market value of the subject's land value is conservatively stated at $14.50 per square foot since the property is desirable and considering the size of the parcel and the location of the commercial land in the area for development. Therefore, the total land value for the land is calculated as:

                    $14.50 x 37,918 square feet = $549,811

which results in a total rounded value of $550.000 for land value under the definition of fair market value.

Improvement Valuation

The next step in the Cost Approach is to estimate the Reproduction Cost New of the improvements. Reproduction Cost New is defined as follows:

     "The cost of construction at current prices of an exact duplicate or replica using the same materials, construction standards, design, layout, and quality of workmanship, embodying all the deficiencies, super-adequacies and obsolescence of the subject."

The Reproduction Cost estimate is based upon the current market and includes all items necessary to reproduce the subject improvements as of the date of appraisal. In compiling the cost estimate the Marshall Valuation Cost Manual was employed and reflects not only the cost of material and labor, but also includes architect's fees, engineering expenses, contractor's fees, overhead and profit. As an improvement ages, it typically loses value or depreciates because of deterioration and/or obsolescence resulting from wear and tear, inadequacy or ova-adequacy. Accrued Depreciation is defined as follows:

     "A loss from the upper limit of value. An effect caused by deterioration and/or obsolescence. Deterioration is evidenced by wear and tear, decay, dry rot, cracks, encrustation, or structural defects. Obsolescence is divisible into two parts, functional and economic. Functional obsolescence may be due to poor floor plan, mechanical inadequacy or over-adequacy, functional inadequacy or over-adequacy due to size, style, age, etc. It is evidenced by conditions within the property. Economic obsolescence is caused by changes external to the property such as changes in neighboring property uses, changes in zoning and legislation, etc. It is also the actual decline in market value of the improvement to land from time of purchase to the time of resale."

Depreciation is divided into three classifications; Physical Deterioration, Functional Obsolescence, and Economic Obsolescence. Physical deterioration refers to the loss in value due to the wear and tear of the physical components of the structure. Curable physical deterioration is normally measured by the cost of those physical aspects of the structure which are in need of repair. Non-curable Physical Deterioration is estimated by the "Age-Life Method" wherein the depreciation is based upon the relationship of the structure's effective age to the total estimated physical life when new.


Functional obsolescence is a loss or reduction in the utility of a structure resulting from a decreased capacity of the structure or one of its component parts to perform the function for which it was intended. This type of depreciation or obsolescence is evidenced by conditions within the property and is generally caused by deficiencies in architectural style, placement of the improvements on the site, or the general floor plan.


Functional obsolescence can be curable or non-curable. As an example curable functional obsolescence could present itself as a lack of loading doors in an industrial property. All things being equal the cure would be to construct additional doors to permit the building to be competitive with other facilities. Non-curable obsolescence could be evidenced by low ceiling heights in comparison to competing structures.

Economic Obsolescence is the loss in value of a property due to factors outside the limits of the property itself. An example is a major free-standing chain store relocating and its effects on neighboring local retailers. In general, the local merchants are highly dependent on the foot traffic created by a large chain store. The absence of this store will reduce foot traffic and retail sales for the local merchants. This can reduce the economic rentals which a property could command prior to the moving of the chain store. Other examples include the re-routing of thoroughfares, changing of zoning, etc.


Physical Deterioration - Subject Property Physical Deterioration was based on analysis of the physical condition of the subject improvements. Consideration was given to the physical deterioration created by the wear of elements and use, and the estimated effective age of the improvements with respect to the total estimated physical life of same (Age/Life Method).


Although the improvement's actual age is 0 years, it was noted that the property has been adequately maintained. An effective age of 65 years was determined and a remaining economic life of 65 years was considered to be appropriate. The physical depreciation calculation is set forth as follows.

The effective age is estimated at 0 years which is divided by the effective age plus the estimated remaining economic life of 65 years. Therefore, physical depreciation is calculated as: 0/60 = 0% depreciation.


If, we had considered that the building will depreciate on a curvi-linear basis, the depreciation would be 0% based on Marshall and Swift Valuation Guide. Curvi-linear depreciation is thought to better represent the physical depreciation of the improvements. As a result, the appraiser has used a depreciation percentage of 0% after consideration of both calculations, the extent of the tenant improvements, and the present good quality and condition of the improvements.

Functional Obsolescence - Subject Property

None Evident. The subject is well designed for its present and intended purpose.

Economic Obsolescence - Subject Property None Evident. The area supports the value of the property.

Our Cost Approach Summary is presented on the following page.

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                      COOT APPROACH SUMMARY


     A. Two Story Retail Building, Class D Good Quality,
     Good Condition with square feet of 5,133 Q an average
     of $120 PSF*, new:                                         $615,960

     Less Estimated Depreciation from all causes:
          Physical Deterioration @ 0% $0
          Functional Obsolescence:     None
          Economic Obsolescence:       None                    <       0>


     Total Depreciated Value of the Main Improvement            $615,960
     C. Estimated Value of Site Improvements                    $125,000

     D. Total Estimated Value of the Improvements:              $740,960

     E. Furniture, Fixture, and Equipment, Estimate             $540,000
        Liquor License

     F. Add Estimated Land Value                                $550,000

     Total Value Indicated by the Cost Approach:              $1,830,960

                      Rounded to:                             $1,830,000


   * Estimated from Marshall & Swift, Commercial Section and adjusted for tenant improvements and necessary liquor license.

  ** This estimate does not consider the turnkey nature of the site, nor the locational features such as traffic count, competition, etc. that would give the site utility.


                                INCOME APPROACH

The next step in the appraisal process is to develop an estimate of value for the subject property by applying the income approach. This Approach is recognized as most applicable to those properties which are considered
"investment oriented real estate".   The Net Income generated by the
property is capitalized based on the premise that the value of the subject property is represented by the present worth of anticipated net income.

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


Considering the location, regular maintenance and repair, and the size of the structure, the subject would be desirable rental space if exposed to the open market.

The appraiser has determined that an economic rental rate for the subject is best represented by current rate that is being negotiated as per the above lease terms. As this is a sale and leaseback and the subject lease will be for a 20 year duration and guaranteed by a high net worth individual The property is a very desirable facility in a developing area. The lease to be negotiated is to a quality tenant and has 20 years remaining. The rental income will adjust upward 12.5% every 5 years. It is likely that the rental income will be increasing along with the price level for that period. In purchasing the property the appraisal evaluation must consider the rental income received from the lease to account for the economic benefits due the prospective purchaser.

 The appraiser has determined that the estimate of market rent is calculated as follows:


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                                Net Lease Basis
  Address             Square Foot          Net Lease Rate     Total Rent

6700 Stanford Ranch Rd. 5,133 S.F.             $2.80 NNN        $14,333
                                                                   X 12

                                  Total Market Rental Rate     $172,000

Total rental revenue is estimated at $172,000 assuming full occupancy and considering comparable rental rates in the immediate area. An examination of the existing lease showed a 12.5% adjustment for every five years which is typical adjustments for the market, but exposes the purchaser to additional risk should inflation return.

Other rental rates are generally below the subject property in the surrounding area. The subject property is a new building in a new developing shopping center. Thus, we have used existing lease rates for fair rental value.

Vacancy loss has been estimated at 0% given the vacancy and growing competitive nature of the rental market, the quality tenant, and the existing lease. The appraiser has considered the vacancy and collection in the immediate and neighboring area to establish the vacancy rate of 2%, but then considered the lease which insures a minimum vacancy as long as the subject company honors it's existing lease. A vacancy rate of 0 is felt to be appropriate given the lease and the demand for such space given the demographics and growth of the area.

                                      Total Market Rental Rate $172,000

Total rental revenue is estimated at $172,000 assuming full occupancy and considering comparable rental rates in the immediate area. An examination of the existing lease showed a 12.5% adjustment for every five years which is typical adjustments for the market, but exposes the purchaser to additional risk should inflation return.

Other rental rates are generally below the subject property in the surrounding area. The subject property is a new building in a new developing shopping center. Thus, we have used existing lease rates for fair rental value.

Vacancy loss has been estimated at 0% given the vacancy and growing competitive nature of the rental market, the quality tenant, and the existing lease. The appraiser has considered the vacancy and collection in the immediate and neighboring area to establish the vacancy rate of 2%, but then considered the lease which insures a minimum vacancy as long as the subject company honors it's existing lease. A vacancy rate of 0 is felt to be appropriate given the lease and the demand for such space given the demographics and growth of the area.

A study of the market place indicated that there are similar properties to the subject, but in general they are less desirable properties that are vacant and/or for sale.

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

The benefit for the subject property is that it is located in a desirable commercial location for a restaurant. Common management expenses would include collecting rents, servicing the debt, if any, paying operating expenses and paying taxes when due are paid by the tenant.

A study of operating expenses indicate that expenses are estimated to approximate 3% of Total Rental Revenue for reserves for replacement. Management expenses have been estimated at 1% of annual income and is paid by the tenant.

Reserves cover the replacement of short-lived building components (and deferred maintenance). In this case, reserves for replacement would include items covered items such as resurfacing, pavement of parking areas, and roofing repairs. Such reserves are included in the estimate of operating expenses as short lived items are paid for out of the revenue stream as needed.

Since the improvements are the reserves for replacement have been estimated at 2% of annual income.


             Statement of Pro-Forma Net Operating Income

Gross Revenue                                         $172,000
Less: Vacancy and Collection Loss @ 0%                 <     0>

Effective Gross Annual Income                         $172,000
Operating Expense, Reserve For Replacements, etc. 2%  $< 3,440>
Net Income                                            $168,560


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


Capitalization Process The capitalization of income has been made on the premise that value is represented by the present worth of anticipated net income. The projected income stream is based on an analysis of the quality, as well as the quantity and duration of the income expectancy. This income stream is capitalized into an indication of value using a capitalization rate developed from the market.

Using the technique of direct capitalization, the capitalization rate is calculated using market data as follows:

We have concluded that a capitalization rate of 8.00% appears appropriate given the time of sale, and the market sales in the recent past. The majority of sales are owner occupied and not investment owned and it has not been possible to derive capitalization rates from them. However, sales in the nearby vicinity generally shows a dropping capitalization rate as rental income increases and with an increase in market values.

An analysis of direct sales indicated that most of the industrial sales are of a similar size and type in the immediate area and was investment owned properties.

After analyzing these sales and the nature of the market in general it is our opinion that the capitalization rates is for sales in the 1995- 1997 period is due to the anticipation of the return being obtained at the end of the investment holding period (as a reversion or sale). Investment in the subject property requires that a projection be made of resale price in the future and/or of rental rates in the future. This is difficult to do, but the direction of change is rising price per square foot, lower vacancy rates, and stable market interest rates.

A review of economic activity in the area shows a high growth rate which should be favorable, barring a major economic recession, due to the technology emphasis in the immediate area as the employment base.

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

As a result, we have arrived at a direct capitalization approach to arrive at an overall capitalization rate of approximately 8.00%. We have selected an overall rate to reflect the rate appropriate for the risks and returns of this type of investment. We have added to the capitalization rate to reflect the risk in the economy due to recession and increasing elicited in the market for industrial property in the immediate area.

The value conclusion as it applies to the subject is as follows:

     Net Income + Overall Rate = Value Indication

     $168,560    +   .0800     =    $2,107,000

                        Rounded To: $2,107,000

Market Approach The next step in the appraisal process is the development of the market approach for the subject property. The market approach is an appraisal technique in which a market value estimate is based on prices paid in actual market value estimate is based on prices paid in actual market transactions and on current listings. It is a process of analyzing recently sold and listed properties similar to the subject. The reliability of this technique depends on (a) the degree of comparability of the property appraised with each sale or listing, (b) the length of time since the sale, (c.) the accuracy of the sale data, and (d) the absence of unusual conditions affecting the sale.

Once the sales are selected they are compared to the subject property on some unit of comparison which is generally recognized in the marketplace, such as square feet of
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

improvement area, including land value, square feet of improvement area after land value has been subtracted, annual gross rent multiplier, etc.

A search of the subject's area disclosed several sales that were useful in my analysis. The property is selling at the top of the market range indicated partially due to the changing market, the favorable 20 year lease term, and the credit quality of the tenant. The structure is presently under construction.

The appraiser has considered sales from 1995 to present, plus has checked several listings in the determination of the comparables to use in the analysis. Generally, properties in the immediate area that were available for sale were of similar/lesser locations and were in good condition of maintenance.


Summary:
The 5 sales represent similar style restaurant sales which have sold in neighboring and comparable market areas. Although some adjustments have been noted in each analysis the properties are similar in use, age and design. Comparable No. 1 is in process of construction. As no one sale indicates a market other sales have been considered.

Considering these sales on a price per square foot basis before adjustments, a range of $250 to $450 per square foot was determined. The appraiser has considered similar sales throughout the Sacramento area and visited a total of 11 restaurants that recently sold. In addition, the appraiser has visited two existing Applebee's restaurants to view the finished product.

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

Adjustments were made for size of lot, size of structure, age, location, date of sale, and other factors such as accessibility. Also, considered was the state of the local economy and the potential for the restaurant industry.

Therefore, our valuation opinion is based on the following:

     Rentable Area: 5,133 s.f. x $400* = $2,053,200

* The price per square foot is based on extensive tenant that will become fixtures attached to the subject property.

In the market approach we have weighted each comparable carefully to arrive at a market value indicated at $2,053,000. This valuation has also considered the quality of the tenants and the nature of the existing lease on the premises. In addition there were several sales of neighboring properties that were less desirable than the subject property based on the quality of improvements and occupancy. We have considered those sales and they can be justified on the basis of a slightly less visible location, lack of quality tenants, and due to one being a lesser quality restaurant. Since many of the restaurant locations were owner occupied many of the successful restaurant like the subject were not build to be sold, but were built especially for the restaurant business. Thus, a premium for those restaurants.

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

                              CONCLUSION OF VALUE

The three approaches have various degrees of applicability depending on the circumstances. The cost approach is usually relied on when the improvements are new, or nearly new, and are fully utilized for their designed intent, or when the improvements represent a special purpose property on which no reliable income or market data is available.

In this instance the cost approach was considered less reliable than the other approaches and set an upper limit to value. This is due to the recovery of the commercial market in the area and difficulty of estimating land value. The cost approach indication of value was $1,083,000 which was, however, used in deriving the value conclusion after consideration of the market and income approach.

The income approach is often used for properties that are typically leased. The income approach was applied in the traditional manner and the value indication produced was given substantial weight as this property is "investment oriented" real estate. The income approach indication of value is $2,107,000. This is the best approach to value as it reflects the income producing ability of the property and as the property is new, rented to a quality tenant, and is a franchised restaurant operation, the appraiser has given greatest weight to this approach.

The market approach reflects actual prices paid for similar properties. This approach is generally used when reliable and comparable market data are available. The indicated value for the unit of comparison is then applied against the subject property. This approach was given lesser weight than the income approach in the final value conclusion although timely market data indicated that a recovery was starting as optimistically reported by several real estate brokers in the area. The market approach indication of value is $2,053,000 after substantial adjustment. The market approach is given lesser weight as there are few sales in the immediate range as the subject which is a new property built for an experienced user under a sale and leaseback arrangement.

The appraiser has given the greatest weight to the income approach and then considered the market approach and the cost approach. In general, market conditions had changed with few sales in the 1997 time period. As a result, we have tempered the values arrived at by the market (e.g. direct sales) approach for the change in market conditions. Since substantial factors such as income generating ability must be carefully considered in this type of appraisal we have carefully considered the income approach to value. That approach while yielding the highest indication of value suggests that an investment in a restaurant facility must carefully consider the income generating ability of real property. To supplement this analysis the appraiser has considered the demographic features of the local market and also the neighborhood from which the is located.

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

In conclusion, based upon the foregoing analysis, it is our opinion that the Fair Market Value of the subject unencumbered, as of August 5, 1997 is estimated at:

                   TWO MILLION NINETY FIVE THOUSAND DOLLARS

                                   $2,095,000

The appraiser has given greatest weight to the income approach and then consider the market approach and cost approach, but has given slightly less weight to the cost approach. Carefully considered was the terms of the existing lease and the tenant's use of the facility. The appraiser has not reviewed the financial condition, nor financial statements of the tenants, but was assured that the tenant has the requisite ability to manage the subject restaurant and the business acumen to make this a successful venture.

                                       51